Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AKORN, INC.
(a Louisiana corporation),

AKORN ENTERPRISES II, INC.
(a Delaware corporation and
wholly-owned subsidiary of Purchaser)

VPI HOLDINGS CORP.
(a Delaware corporation)

and

TAILWIND MANAGEMENT LP,
as Equityholder Representative

Dated as of May 9, 2014

i

Section 12.8	Headings	98
Section 12.9	Counterparts	98
Section 12.10	Governing Law	98
Section 12.11	Consent to Jurisdiction, etc	98
Section 12.12	Waiver of Jury Trial	101
Section 12.13	Remedies	101
Section 12.14	Privileged Property; Representation by Kelley Drye	102
Section 12.15	Third Party Beneficiaries	103
Section 12.16	No Plan Amendments	104
Section 12.17	Interpretation	104

Exhibit A:	Form of Escrow Agreement
Exhibit B:	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C:	Form of Bylaws of the Surviving Corporation
Exhibit D:	Form of Share Letter of Transmittal
Exhibit E:	Form of Option Termination Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2014, is by and among Akorn, Inc., a Louisiana corporation (“Purchaser”), Akorn Enterprises II, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Acquisition Subsidiary”), VPI Holdings Corp., a Delaware corporation (the “Company”), and Tailwind Management LP, a Delaware limited partnership (the “Equityholder Representative”), solely in its capacity as the Equityholder Representative hereunder.  Capitalized terms used herein are defined in Article XI.

R E C I T A L S:

A.           Purchaser, Acquisition Subsidiary and the Company desire to provide for a merger of Acquisition Subsidiary with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

B.           The Board of Directors of the Company (the “Company Board”) (1) has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the stockholders of the Company; (2) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (3) has recommended that the stockholders of the Company approve the adoption of this Agreement.

C.           The respective boards of directors of Purchaser and Acquisition Subsidiary have approved and adopted this Agreement and declared it advisable.

D.           Purchaser has approved and adopted this Agreement as the sole stockholder of Acquisition Subsidiary.

E.           The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1                      The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Acquisition Subsidiary shall be merged with and into the Company.  At the Effective Time, the separate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2        Effective Time of the Merger.  The Merger shall become effective at the time (such time, the “Effective Time”) of the filing of a certificate of merger (in the form required by, and executed in accordance with, the relevant provisions of the DGCL) with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”), or such later time as may be specified in the certificate of merger.  The Merger Filing shall be made contemporaneously with or as soon as practicable following the Closing.

Section 1.3        Effects of the Merger.  Except as expressly provided in Section 12.14, the Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing sentence, except as expressly provided in Section 12.14, at the Effective Time, all the property, rights, privileges, powers and franchises, and all and every other interest, of Acquisition Subsidiary and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4        Closing.  Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth in this Agreement, a closing to effectuate the consummation of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the fifth (5th) Business Day following the satisfaction or waiver of all the conditions set forth in Article VII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kelley Drye & Warren LLP (“Kelley Drye”) located at 101 Park Avenue, New York, NY 10178, or at such other time, date or place as Purchaser and the Company may agree in writing.  The date on which the Closing occurs is the “Closing Date.”

Section 1.5        Payment of Unpaid Transaction Bonuses, Company Transaction Expenses and Senior Debt Payoff Amount at the Closing; Equityholder Deposit; Escrow Deposit.  At the Closing, Purchaser shall pay or cause to be paid, on behalf of the Company and the Company Subsidiaries, by wire transfer of immediately available funds:

(a)           to the relevant payees, the entire amount of the Transaction Bonuses remaining unpaid in accordance with the Closing Statement (it being agreed that the entire amount of Transaction Bonuses remaining unpaid shall be paid to the Company and then the Company (on behalf of the appropriate Company Subsidiary, if applicable) shall pay such bonuses to the relevant Persons net of required Tax withholdings);

(b)           to each Advisor (for the avoidance of doubt, including Tailwind), any Advisor Fees of such Advisor remaining unpaid in accordance with the Closing Statement, and to such other Persons identified in the Closing Statement, any other Company Transaction Expenses remaining unpaid in accordance with the Closing Statement;

(c)           to the administrative agent under the Senior Debt, for delivery to the lenders thereunder, the amount necessary to satisfy in full the obligations of the Company and the Company Subsidiaries under the Senior Debt in accordance with the Closing Statement and the Payoff Letter (such amount, the “Senior Debt Payoff Amount”);

(d)           a deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the “Equityholder Deposit”) to an account designated by the Equityholder Representative, to be held and disbursed in accordance with the Agreement Among Holders; and

(e)           the Escrow Deposit and the Adjustment Escrow Deposit to the Escrow Agent in accordance with Section 1.9 and the Escrow Agreement.

Section 1.6        Computation of Merger Consideration and Per Share Merger Consideration.

(a)           The aggregate merger consideration to be paid hereunder in respect of all outstanding equity interests of the Company, including the Company Capital Stock and the Participating Options, (the “Merger Consideration”) shall be equal to:

(i)           Four Hundred Forty Million Dollars ($440,000,000); plus

(ii)           the sum of (A) the Aggregate Exercise Price, (B) the Final Cash and (C) the amount (if any) by which Final Working Capital exceeds Twenty Two Million Dollars ($22,000,000); and minus

(iii)           the sum of (I) the aggregate amount of any Transaction Bonuses, Final Company Transaction Expenses (whether or not such expenses have been invoiced prior to the Effective Time)  and Funded Indebtedness of the Company on a consolidated basis, including the Senior Debt Payoff Amount remaining unpaid immediately prior to the Closing, and (II) the amount (if any) by which Final Working Capital is less than Twenty Two Million Dollars ($22,000,000).

(b)           The amount of Merger Consideration into which each share of Company Capital Stock that is outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock required to be cancelled pursuant to Section 3.2(d) or Section 3.3(b) and any Dissenting Shares) will be converted in the Merger shall be:

(i)           if such share of Company Capital Stock is Series A Preferred Stock, equal to the sum of (A) the Liquidation Preference for such share of Series A Preferred Stock and (B) the Per Share Common Merger Consideration (the “Per Share Series A Merger Consideration”);

(ii)           if such share of Company Capital Stock is Series B Preferred Stock, equal to the sum of (A) the Liquidation Preference for such share of Series B Preferred Stock and (B) the Per Share Common Merger Consideration (the “Per Share Series B Merger Consideration”);

(iii)           if such share of Company Capital Stock is Series C Preferred Stock, equal to the sum of (A) the Liquidation Preference for such share of Series C Preferred Stock and (B) the Per Share Common Merger Consideration (the “Per Share Series C Merger Consideration”); and

(iv)           if such share of Company Capital Stock is Common Stock, equal to the quotient obtained by dividing (i) the amount equal to the Merger Consideration minus the Aggregate Preference Amount by (ii) the sum of (A) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time (other than shares of Common Stock required to be cancelled pursuant to Section 3.3(b)), plus (B) the aggregate number of Participating Option Shares, plus (C) the aggregate number of shares of Common Stock issuable upon conversion, in accordance with the terms and conditions of the Certificate of Incorporation, of all of the Preferred Stock outstanding as of immediately prior to the Effective Time (other than shares of Preferred Stock required to be cancelled pursuant to Section 3.2(d)) (the “Per Share Common Merger Consideration”).

(c)           The Merger Consideration, the Per Share Series A Merger Consideration, the Per Share Series B Merger Consideration, the Per Share Series C Merger Consideration and the Per Share Common Merger Consideration shall be estimated, calculated and paid as provided in Section 1.7, Section 1.8 and Article III.  A portion of the Merger Consideration shall be deposited and held in escrow as the Escrow Deposit and the Adjustment Escrow Deposit, which shall be disbursed in accordance with this Agreement and the Escrow Agreement, and a portion of the Merger Consideration shall be paid to the Equityholder Representative as the Equityholder Deposit, which shall be disbursed in accordance with the Agreement Among Holders.

Section 1.7        Closing Statement.  In order to facilitate payment of the amounts referenced in Sections 1.6 and 3.7, the Company shall deliver to Purchaser, not less than two (2) Business Days prior to the Closing Date, a statement (the “Closing Statement”) setting forth the Company’s good faith determination of: (a) the estimate of the aggregate amount of all Available Cash of the Company and Company Subsidiaries as of the opening of business on the Closing Date (“Estimated Cash”); (b) the estimate of Working Capital as of the opening of business on the Closing Date (the “Estimated Working Capital”), (c) the amount of any Transaction Bonuses required to be paid pursuant to Section 1.5(a); (d) the estimate of the aggregate amount of any Company Transaction Expenses (including Advisor Fees) required to be paid pursuant to Section 1.5(b) (the “Estimated Company Transaction Expenses”); (e) the estimate of the aggregate amount of Funded Indebtedness of the Company on a consolidated basis, including the Senior Debt Payoff Amount, required to be paid pursuant to Section 1.5(c) (the “Estimated Funded Indebtedness”); and (f) the Aggregate Exercise Price.  The Closing Statement shall include (i) the Allocation Schedule and (ii) the name of each Person to whom any Company Transaction Expenses are to be paid, the estimated amount of each such payment and the payment instructions for each such Person and the Equityholder Representative.  Purchaser shall have the right to review and comment on the Closing Statement, and the Company shall give consideration in good faith to any such comments, but the failure or refusal of the Company to accept any such comments shall not delay the Closing.  The Closing Statement shall be prepared (and the estimates, determinations and calculations contained therein shall be made) in accordance with this Agreement, including Section 1.8(e).

Section 1.8        Working Capital, Actual Cash and Actual Company Transaction Expenses Adjustments.

(a)           Closing Statement.  No later than forty-five (45) days after the Closing Date, Purchaser shall deliver to the Equityholder Representative a statement (the “Final Closing Statement”) setting forth Purchaser’s good faith determination of: (i) the Working Capital as of the opening of business on the Closing Date (the “Actual Working Capital”), (ii) the aggregate amount of all Available Cash of the Company and Company Subsidiaries as of the opening of business on the Closing Date (the “Actual Cash”), (iii) the aggregate amount of all Company Transaction Expenses as of the opening of business on the Closing Date (the “Actual Company Transaction Expenses”); (iv) the aggregate amount of all Funded Indebtedness, including the Senior Debt Payoff Amount, as of the opening of business on the Closing Date (“Actual Funded Indebtedness”) and (v) based upon such amounts, the Merger Consideration, which statement shall also set forth in reasonable detail Purchaser’s calculation of such amounts.  The Final Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 1.8(e).

(b)           Dispute; Dispute Resolution.  Within forty-five (45) days after receipt by the Equityholder Representative of the Final Closing Statement, the Equityholder Representative shall deliver written notice (a “Dispute Notice”) to Purchaser of any dispute it has with respect to the preparation or content of the Final Closing Statement, which Dispute Notice shall include a written description of the basis for and dollar amount of such disputed items (to the extent reasonably possible), all in reasonable detail.  The Actual Working Capital, Actual Cash, Actual Company Transaction Expenses and Actual Funded Indebtedness, as set forth in the Final Closing Statement, shall become final, conclusive and binding on the parties unless the Equityholder Representative delivers to Purchaser a Dispute Notice within such forty-five (45) day period; provided, however, that, in the event Purchaser or the Company does not provide any material papers or documents relating to the calculations underlying the Final Closing Statement that are reasonably requested by the Equityholder Representative within five (5) calendar days of request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one calendar day for each additional calendar day required for Purchaser or the Company to fully respond to such request.  If the Equityholder Representative notifies Purchaser that it does not dispute the Final Closing Statement, the Final Closing Statement will become final, conclusive and binding on the parties at the time such notice is delivered.  If a Dispute Notice is timely delivered within such forty-five (45) day period (i) any amount set forth in the Final Closing Statement and not disputed in such Dispute Notice shall be final, binding and conclusive on the parties; and (ii) Purchaser and the Equityholder Representative shall negotiate in good faith during the thirty (30) day period after delivery of such Dispute Notice to resolve each dispute raised therein (each, an “Objection”), and if any Objection is resolved, the item so resolved shall be deemed final, binding and conclusive upon the parties.  If Purchaser and the Equityholder Representative, notwithstanding such good faith efforts, fail to resolve all of the Objections within such thirty (30) day period (or such longer period as they may mutually agree), then at the end of such period Purchaser and the Equityholder Representative shall jointly engage Ernst & Young LLP (the “Accounting Arbitrator”), to review and resolve exclusively all of the unresolved Objections (and no other matters contained in the Final Closing Statement) (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 1.8(e)) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Arbitrator).  Purchaser and the Equityholder Representative shall cause the Accounting Arbitrator to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Final Closing Statement and the Dispute Notice) within such thirty (30) day period.  All Objections that are determined by the Accounting Arbitrator shall be deemed final, conclusive and binding upon the parties, absent manifest error, effective as of the date the Accounting Arbitrator’s written determination is received by Purchaser and the Equityholder Representative and shall be enforceable by any court of competent jurisdiction.  The fees and expenses of the Accounting Arbitrator shall be allocated between, and paid by, Purchaser and the Equityholder Representative (on behalf of the Equityholders), respectively, in the same proportion as (A) the difference between the Merger Consideration that would result if each Objection presented to the Accounting Arbitrator were resolved in favor of the Equityholder Representative and the Merger Consideration as finally determined (which shall be the Equityholders’ portion) bears to (B) the difference between the amount of Merger Consideration that would result if each Objection presented to the Accounting Arbitrator were resolved in favor of Purchaser and the Merger Consideration as finally determined (which shall be Purchaser’s portion).

(c)           Access.  Purchaser shall, and shall cause the Company and the Company Subsidiaries to, make available to the Equityholder Representative, its accountants and other representatives and the Accounting Arbitrator, during normal business hours and upon reasonable advance notice, (i) the books and records of the Company and the Company Subsidiaries, (ii) the working papers related to the preparation of the Final Closing Statement (including the determinations included therein) and (iii) the financial records, accounting personnel and advisors of the Company and the Company Subsidiaries, in each case, in order to facilitate (x) the Equityholder Representative’s review of the Final Closing Statement and (y) the resolution of any Objections with respect to the Final Closing Statement; provided, that such access shall not include any access to documents (A) prepared in anticipation of, or for the purpose of evaluating, any actual or threatened dispute, litigation or arbitration concerning the Final Closing Statement or (B) that are subject to attorney-client privilege.

(d)           Payment following Calculation of Final Working Capital, Final Cash, Final Company Transaction Expenses and Final Funded Indebtedness.

(i)           If the Merger Consideration as finally determined pursuant to Section 1.8(b) exceeds the estimated Merger Consideration set forth in the Closing Statement, Purchaser shall, or shall cause the Surviving Corporation to, pay to the Equityholders, in accordance with their respective Participation Percentages, cash in the amount of such difference within five (5) Business Days after such determination.  The portion of such payment to be paid to each Equityholder with respect to Company Capital Stock shall be paid by wire transfer of immediately available funds to the account designated by such Equityholder in such Equityholder’s Share Letter of Transmittal or, if such Equityholder desires to have such payment made to an account other than as set forth in such Equityholder’s Share Letter of Transmittal or Option Termination Agreement, to such account as such Equityholder may designate to Purchaser reasonably in advance of such payment.  Notwithstanding any provision of this Section 1.8(d) to the contrary, no payment required in this Section 1.8(d) shall be paid to any Equityholder that is a Dissenting Stockholder with respect to any Dissenting Shares.  The portion of such payment to be paid to each Equityholder with respect to a Participating Option shall be paid by wire transfer of immediately available funds to the Surviving Corporation (or the applicable Company Subsidiary) and Purchaser shall cause the Surviving Corporation (or the applicable Company Subsidiary) to pay such amount to such Equityholder as promptly as practicable thereafter (subject to Section 3.8).

(ii)           If the Merger Consideration as finally determined pursuant to Section 1.8(b) is less than the estimated Merger Consideration set forth in the Closing Statement, Purchaser and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Purchaser that portion of the Escrow Deposit equal to the amount of such difference.

(e)           Accounting Procedures.  The Closing Statement, the Final Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company and the Company Subsidiaries in accordance with GAAP and using the same accounting principles, practices, classifications, procedures, policies and methods used and applied by the Company and the Company Subsidiaries in the preparation of the Financial Statements, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP; and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.  By way of example, the calculation of Working Capital as of March 31, 2014 and each preceding month-end from and after April 30, 2013 is set forth in Section 1.8(e) of the Disclosure Schedule.

(f)           Treatment of Payments.  Any payments made pursuant to this Section 1.8 shall be treated for all Tax purposes as adjustments to the Merger Consideration paid for the Company Capital Stock outstanding immediately prior to the Effective Time and for cancellation of the Participating Options, which adjustment shall be calculated for each share of Company Capital Stock and each Participating Option as if the dollar amount set forth in Section 1.6(a)(i) had been, at the Effective Time, (i) in the case of  payment to Purchaser, reduced by the amount of such payment, or (ii) in the case of payment to the Equityholders, increased by the amount of such payment, and the Per Share Series A Merger Consideration, Per Share Series B Merger Consideration,  Per Share Series C Merger Consideration, the Per Share Common Merger Consideration and the Option Payments were calculated in accordance with the terms and conditions of this Agreement based upon such adjusted amount.

Section 1.9        Escrow Deposits and Escrow Accounts.

(a)           At the Closing, Purchaser shall pay Twenty Six Million Four Hundred Thousand ($26,400,000) (provided, however, such amount shall be Eight Million Eight Hundred Thousand Dollars ($8,800,000) if the R&W Insurance Policy is procured by Purchaser on or before the Closing Date) (the “Escrow Deposit”) to the Escrow Agent, to be held in a separate account (the “Escrow Account”) under an escrow agreement to be entered into as of the Closing Date by Purchaser, the Equityholder Representative and the Escrow Agent in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Escrow Deposit shall be held in the Escrow Account until the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”), subject to the terms of the Escrow Agreement and Section 6.14(b)(i), to serve as an escrow fund and partial security for the payment of any indemnifiable Losses payable to any Purchaser Indemnified Party pursuant to Article IX.  At the end of the Escrow Period, the amount of the Escrow Deposit then held in the Escrow Account, less any amounts subject to a pending Notice of Claim (as determined in accordance with the Escrow Agreement), and all interest and income earned on the Escrow Deposit, shall be disbursed by the Escrow Agent to the Equityholders in accordance with the terms and conditions of the Escrow Agreement.  Purchaser shall pay the fees and expenses of the Escrow Agent under the Escrow Agreement.

(b)           At the Closing, Purchaser shall pay One Million Dollars ($1,000,000) (the “NWC Escrow Deposit”) to the Escrow Agent, to be held in a separate account (the “NWC Escrow Account”) under the Escrow Agreement.  The NWC Escrow Deposit shall be held in the Escrow Account from the Closing Date until the date upon which the Final Closing Statement becomes final, conclusive and binding on the parties pursuant to Section 1.8 or, if earlier, the date upon which all unresolved Objections are submitted to the Accounting Arbitrator if the resolution of all such Objections in favor of Purchaser would not result in any payment to Purchaser pursuant to Section 1.8(d) (the “NWC Escrow Period”), subject to the terms of the Escrow Agreement, to serve as an escrow fund and partial security for the payment of any amount payable to Purchaser pursuant to Section 1.8(d).  At the end of the NWC Escrow Period, the amount of the NWC Escrow Deposit then held in the Escrow Account, and all interest and income earned on the NWC Escrow Deposit, less any amounts payable to Purchaser pursuant to Section 1.8(d)(ii), shall be disbursed by the Escrow Agent to the Equityholders in accordance with the terms and conditions of the Escrow Agreement.  For the avoidance of doubt, the NWC Escrow Account shall not be the sole source of recovery with respect to the amounts payable pursuant to Section 1.8.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1        Certificate of Incorporation.  The Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended and restated in the Merger to be in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation after the Effective Time until thereafter amended in accordance with its terms and the DGCL (subject to Section 6.9(a)).

Section 2.2        Bylaws.  The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in connection with the Merger to be in the form attached hereto as Exhibit C and, as so amended and restated, shall be the bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Corporation and the DGCL (subject to Section 6.9(a)).

Section 2.3        Directors.  From and after the Effective Time, the directors of the Surviving Corporation shall be the directors of Acquisition Subsidiary immediately prior to the Effective Time and shall serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.4        Officers.  From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Acquisition Subsidiary immediately prior to the Effective Time and shall serve in accordance with the bylaws of the Surviving Corporation and the DGCL until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON EQUITY

SECURITIES; SURRENDER OF CERTIFICATES

Section 3.1        Conversion of Acquisition Subsidiary Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of any capital stock of Acquisition Subsidiary, each share of common stock, par value $0.01 per share, of Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time or held in treasury by Acquisition Subsidiary immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2        Conversion of Shares of Preferred Stock.

(a)           Series A Preferred Stock.  At the Effective Time, each share of Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series A Preferred Stock required to be cancelled pursuant to Section 3.2(d) and any Dissenting Shares, shall, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of such share of Series A Preferred Stock, be cancelled and extinguished and be converted into and shall become the right to receive, in cash, the Initial Per Share Series A Merger Consideration and the Participation Right, payable to the holder thereof in accordance with the terms and conditions of this Agreement, and each holder of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Series A Preferred Stock except: (i) the right to receive the Initial Per Share Series A Merger Consideration and the Participation Right in accordance with the terms and conditions of this Agreement, or (ii) the right to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the DGCL.

(b)           Series B Preferred Stock.  At the Effective Time, each share of Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series B Preferred Stock required to be cancelled pursuant to Section 3.2(d) and any Dissenting Shares, shall, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of such share of Series B Preferred Stock, be cancelled and extinguished and be converted into and shall become the right to receive, in cash, the Initial Per Share Series B Merger Consideration and the Participation Right, payable to the holder thereof in accordance with the terms and conditions of this Agreement, and each holder of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Series B Preferred Stock except: (i) the right to receive the Initial Per Share Series B Merger Consideration and the Participation Right in accordance with the terms and conditions of this Agreement, or (ii) the right to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the DGCL.

(c)           Series C Preferred Stock.  At the Effective Time, each share of Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series C Preferred Stock required to be cancelled pursuant to Section 3.2(d) and any Dissenting Shares, shall, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of such share of Series C Preferred Stock, be cancelled and extinguished and be converted into and shall become the right to receive, in cash, the Initial Per Share Series C Merger Consideration and the Participation Right, payable to the holder thereof in accordance with the terms and conditions of this Agreement, and each holder of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Series C Preferred Stock except: (i) the right to receive the Initial Per Share Series C Merger Consideration and the Participation Right in accordance with the terms and conditions of this Agreement, or (ii) the right to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the DGCL.

(d)           Preferred Stock of the Parties.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of any Preferred Stock, each share of Preferred Stock, if any, owned of record or beneficially by Purchaser, Acquisition Subsidiary or any of the Company Subsidiaries immediately prior to the Effective Time or held in treasury by the Company immediately prior to the Effective Time automatically shall be cancelled and extinguished and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 3.3        Conversion of Shares of Common Stock.

(a)           Common Stock.  At the Effective Time, each share of Common Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Common Stock required to be cancelled pursuant to Section 3.3(b) and any Dissenting Shares, shall, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of such share of Common Stock, be cancelled and extinguished and be converted into and shall become the right to receive, in cash, the Initial Per Share Common Merger Consideration and the Participation Right, payable to the holder thereof in accordance with the terms and conditions of this Agreement, and each holder of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except: (i) the right to receive the Initial Per Share Common Merger Consideration and the Participation Right in accordance with the terms and conditions of this Agreement, or (ii) the right to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the DGCL.

(b)           Common Stock of the Parties.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Acquisition Subsidiary, the Company or the holder of any Common Stock, each share of Common Stock, if any, owned of record or beneficially by Purchaser, Acquisition Subsidiary or any of the Company Subsidiaries immediately prior to the Effective Time or held in treasury by the Company immediately prior to the Effective Time automatically shall be cancelled and extinguished and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 3.4        Treatment of Company Options.  Effective as of immediately prior to the Effective Time, in accordance with the terms and conditions of the applicable Company Stock Plan, the Company shall cause the vesting of each Company Option that is outstanding immediately prior to the Effective Time to be accelerated such that each Company Option that is outstanding as of the Effective Time shall be fully vested, and each Company Option that has an exercise price per share less than the Initial Per Share Common Merger Consideration (each such Company Option, a “Participating Option”) shall be cancelled in exchange for the right of the holder thereof to receive, in full satisfaction of such Participating Option, (i) an amount in cash (reduced by any applicable Tax withholding) equal to the product obtained by multiplying (A) an amount equal to the excess of the Initial Per Share Common Merger Consideration over the per share exercise price of such Participating Option by (B) the aggregate number of Participating Option Shares issuable in respect of such Participating Option as of the Effective Time (assuming concurrent payment in full of the exercise price thereof solely in cash) (such amount with respect to such Participating Option is referred to herein as the “Initial Option Payment”) and the Participation Right (the distributions, if any, pursuant to the Participation Right and the Initial Option Payment are the “Option Payment”), payable to the holder of such Participating Option in accordance with the terms and conditions of this Agreement.  Each Company Option, if any, that has a per share exercise price equal to or greater than the Initial Per Share Common Merger Consideration shall be cancelled without payment of any consideration, effective as of immediately prior to the Effective Time.  Immediately after the Effective Time, Purchaser shall pay to the Surviving Corporation (or the applicable Company Subsidiary) the portion of the estimated Merger Consideration set forth in the Closing Statement payable to the holders of Participating Options pursuant to this Section 3.4, to be held and disbursed as provided in Section 3.7.

Section 3.5        Treatment of Dissenting Shares.

(a)           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, holders of record of shares of Preferred Stock and shares of Common Stock who have properly demanded appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (such holders, “Dissenting Stockholders” and such shares, “Dissenting Shares”) shall not have such Dissenting Shares converted into the right to receive the Initial Per Share Merger Consideration applicable to such Dissenting Shares or the Participation Right, as provided herein, but instead such Dissenting Shares shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL.

(b)           Effect of Loss of Appraisal Right.  Notwithstanding the provisions of Section 3.5(a), if any Dissenting Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such Dissenting Stockholder under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall become: (i) if such Dissenting Shares are shares of Series A Preferred Stock, the right to receive the Per Share Series A Merger Consideration as and to the extent provided herein, (ii) if such Dissenting Shares are shares of Series B Preferred Stock, the right to receive the Per Share Series B Merger Consideration as and to the extent provided herein, (iii) if such Dissenting Shares are shares of Series C Preferred Stock, the right to receive the Per Share Series C Merger Consideration as and to the extent provided herein, and (iv) if such Dissenting Shares are shares of Common Stock, the right to receive the Per Share Common Merger Consideration as and to the extent provided herein.  Any Merger Consideration payable pursuant to the preceding sentence shall be paid by Purchaser, in cash, as follows:

(A)           to such Dissenting Stockholder with respect to each Dissenting Share of such Dissenting Stockholder, upon delivery by such Dissenting Stockholder to the Surviving Corporation of the Certificate representing such Dissenting Share (or such other documents as may be specified in Section 3.7(d), if applicable) and a duly executed Share Letter of Transmittal, an amount equal to the Initial Per Share Merger Consideration with respect to such Dissenting Share (or, if the Final Cash, Final Working Capital, Final Company Transaction Expenses and Final Indebtedness have been determined at the time of such payment, such amount as adjusted pursuant to Section 1.8); and

(B)           to the Equityholder Representative, concurrently with the payment to such Dissenting Stockholder, for disbursement pursuant to the Agreement Among Holders, an amount per share equal to the amount provided in clause (b) of the definition of Initial Per Share Common Merger Consideration.

(c)           Conduct of Appraisal Proceedings.  The Company shall give Purchaser prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company prior to the Effective Time, withdrawals of such demands received by the Company prior to the Effective Time, and any other instruments served pursuant to the DGCL and received by the Company prior to the Effective Time with respect thereto.  Purchaser shall have the opportunity to participate in all negotiations and Proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), make any payment with respect to any demands for appraisal or settle any such demands.

Section 3.6        No Further Ownership Rights in Capital Stock.  At and after the Effective Time, holders of shares of Company Capital Stock shall cease to have any rights as stockholders of the Company, except for the right to receive the Per Share Series A Merger Consideration, Per Share Series B Merger Consideration, Per Share Series C Merger Consideration and Per Share Common Merger Consideration applicable to such shares of Company Capital Stock, in each case in accordance with the terms and conditions of this Agreement.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Series A Merger Consideration, Per Share Series B Merger Consideration, Per Share Series C Merger Consideration or Per Share Common Merger Consideration applicable to such shares of Company Capital Stock, in each case in accordance with the terms and conditions of this Agreement.

Section 3.7        Payment and Exchange Procedures.

(a)           Transmittal Letters.  Promptly (and in no event more than ten (10) Business Days after the date of this Agreement) the Company shall mail or deliver (i) to each holder of shares of Preferred Stock or Common Stock: (A) a letter informing such holder of the approval by the Company Board of this Agreement and of the Merger (and, if then obtained, the Company Stockholder Approval); (B) a letter of transmittal in substantially the form attached as Exhibit D (the “Share Letter of Transmittal”), (C) instructions for use in effecting the surrender of the certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) in exchange for the Initial Per Share Merger Consideration applicable to such shares, and (D) a notice in the manner contemplated in Section 262 of the DGCL of such holder’s right to dissent to the Merger pursuant to Section 262 of the DGCL; and (ii) to each holder of a Company Option: (I) a letter informing such holder of the approval by the Company Board of this Agreement and of the Merger (and, if then obtained, the Company Stockholder Approval); and (II) a letter of transmittal in substantially the form of Exhibit E (the “Option Termination Agreement”).

(b)           Exchange of Company Capital Stock.  At the Closing (or if the Effective Time is after the Closing, at the Effective Time), Purchaser shall, or shall cause the Surviving Corporation to, pay to any Person who holds shares of Company Capital Stock as of immediately prior to the Effective Time and who delivers or causes to be delivered to Purchaser, not less than two (2) Business Days prior to the Closing Date (i) such holder’s Certificate(s) or, if such holder’s Certificate(s) have been lost, stolen or destroyed, the documents described in Section 3.7(d) and (ii) a duly executed Share Letter of Transmittal, the Initial Per Share Merger Consideration for each of such holder’s shares of Company Capital Stock represented by such Certificate(s) by wire transfer of immediately available funds to the account specified in writing by such holder to Purchaser.  Following the Effective Time, Purchaser shall, or shall cause the Surviving Corporation to, pay to any Person who holds shares of Company Capital Stock as of immediately prior to the Effective Time and who delivers or causes to be delivered to the Surviving Corporation (I) such holder’s Certificate(s) or, if such holder’s Certificates(s) have been lost, stolen or destroyed, the documents described in Section 3.7(d) and (II) a duly executed Share Letter of Transmittal, the Initial Per Share Common Merger Consideration for each of such holder’s shares of Company Capital Stock represented by such Certificate(s) by wire transfer of immediately available funds to the account specified in writing by such holder to Purchaser.  If a transfer of ownership of shares of Company Capital Stock has occurred prior to the Effective Time but has not been registered in the transfer records of the Company, payment of the proper amount referred to in the second sentence of this Section 3.7(b) shall be delivered to the transferee if the Certificate(s) representing such shares of Company Capital Stock or, if such holder’s Certificate(s) have been lost, stolen or destroyed, the documents described in Section 3.7(d), and a duly executed Share Letter of Transmittal are presented to the Surviving Corporation accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as provided in this Section 3.7, each Certificate representing shares of Company Capital Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Series A Merger Consideration, Per Share Series B Merger Consideration, Per Share Series C Merger Consideration and Per Share Common Merger Consideration applicable to the shares of Company Capital Stock represented thereby, in each case in accordance with the terms and conditions of this Agreement.  No interest shall be paid or accrue on any amounts payable upon surrender of any Certificate.

(c)           Exchange of Participating Options.  As promptly as practicable after the delivery to the Surviving Corporation of a duly executed Option Termination Agreement with respect to a Participating Option, Purchaser shall cause the Surviving Corporation (or the applicable Company Subsidiary) to pay to the holder of such Participating Option, subject to Section 3.8, the Initial Option Payment with respect to such Participating Option.  Each award agreement or other document representing any Participating Options shall be deemed at any time after the Effective Time to represent only the right to receive the Option Payments applicable to such Participating Options in accordance with the terms and conditions of this Agreement.  No interest shall be paid or accrue on any amounts payable with respect to any Participating Option.

(d)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Purchaser shall, or shall cause the Surviving Corporation to, issue in exchange for the shares of Company Capital Stock formerly represented by such lost, stolen or destroyed Certificate the Per Share Series A Merger Consideration, Per Share Series B Merger Consideration, Per Share Series C Merger Consideration and Per Share Common Merger Consideration applicable to such shares of Company Capital Stock in accordance with the terms and conditions of this Agreement; provided, however, that Purchaser may require a reasonable indemnity against any claim that may be made against the Surviving Corporation, Purchaser or its Affiliates with respect to the shares of Company Capital Stock represented by such Certificate or ownership thereof, and, if reasonably requested by Purchaser, to deliver a bond in such reasonable sum as directed by Purchaser as indemnity against such claims.

(e)           No Liability.  Notwithstanding anything to the contrary in this Section 3.7, neither the Surviving Corporation nor any party hereto shall be liable to any securityholder or the Equityholder Representative for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.8        Tax Withholding.  Notwithstanding anything to the contrary in this Agreement, each of Purchaser, Acquisition Subsidiary, the Surviving Corporation, the Company and the Company Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser, Acquisition Subsidiary, the Surviving Corporation, the Company or any Company Subsidiary is required to deduct and withhold under the Code or any other applicable Tax Law.  To the extent that amounts are so withheld by Purchaser, Acquisition Subsidiary, the Surviving Corporation, the Company or any of the Company Subsidiaries and properly deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.9        Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the respective assets, properties, rights, privileges (subject to Section 12.14), powers or franchises, and all and every other interest of, Acquisition Subsidiary or the Company or otherwise to carry out the provisions of this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such assets, properties, rights, privileges, powers, franchises or other interests in the Surviving Corporation or otherwise to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Acquisition Subsidiary that, except as set forth in the Disclosure Schedule and as otherwise contemplated by this Agreement, the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

Section 4.1        Incorporation and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and corporate authority to own, license, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, licensed, leased or otherwise held by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing is not material.  The Company has made available to Purchaser complete and correct copies of the Certificate of Incorporation and bylaws of the Company, in each case as in effect as of the date of this Agreement, and each is in full force and effect.  The Company is not in violation of any of the provisions of the Certificate of Incorporation or bylaws of the Company.

Section 4.2        Capitalization.

(a)           The authorized capital stock of the Company consists of One Million Two Hundred Thousand (1,200,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and Eight Hundred Thousand (800,000) shares of preferred stock, par value $0.01 per share, of which Four Hundred Thirty Thousand (430,000) shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”); Seventy Six Thousand Five Hundred (76,500) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and Twenty Five Thousand (25,000) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”, and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”).  As of the date of this Agreement, there are, and except for any increase in outstanding shares of Company Capital Stock resulting from the exercise of any of the stock options listed in Section 4.2(b) of the Disclosure Schedule after the date of this Agreement, as of the Closing Date there will be, Thirty Four Thousand Eight Hundred Seventy Six (34,876) shares of Common Stock issued and outstanding (inclusive of all issued and outstanding shares of Restricted Stock); Four Hundred Twenty Two Thousand Nine Hundred One (422,901) shares of Series A Convertible Preferred Stock issued and outstanding; Seventy Six Thousand Five Hundred (76,500) shares of Series B Convertible Preferred Stock issued and outstanding; and Twenty Five Thousand (25,000) shares of Series C Convertible Preferred Stock issued and outstanding.  All of the issued and outstanding shares of Common Stock and all of the issued and outstanding shares of Preferred Stock are duly and validly authorized, issued, fully paid and non-assessable.  None of the Common Stock or Preferred Stock was issued in violation of any written or oral Contract to which the Company is a party or by which the Company is bound or in violation of any preemptive or other similar rights.

(b)           The Company has made available to Purchaser complete and correct copies of all Company Stock Plans, including all amendments thereto.  Section 4.2(b) of the Disclosure Schedule completely and correctly sets forth: (i) the name of each Company Stock Plan; (ii) the name of each holder of stock options, Restricted Stock or other rights awarded or held pursuant to any Company Stock Plan described in clause (i) as of the date of this Agreement; and (iii) for each holder described in clause (ii) as of the date of this Agreement, the number of shares of Restricted Stock held or the number of shares issuable upon exercise of the holder’s Company Options assuming the full vesting thereof.

(c)           No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote are authorized, issued or outstanding.

(d)           Except for the Company Options and the right of the Preferred Stock to convert into Common Stock pursuant to the Certificate of Incorporation, there are no outstanding options, warrants, rights, calls, subscriptions, obligations, Contracts or other rights of any kind (including securities exercisable or exchangeable for or convertible into any such options, warrants, rights, calls, subscriptions, obligations, Contracts or other rights), contingent or otherwise, that obligate or may obligate the Company or the Company Subsidiaries to issue, sell or otherwise cause to become outstanding any shares of capital stock of the Company or the Company Subsidiaries.  Except as set forth in Section 4.2(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is subject to any obligation (contingent or otherwise) to redeem, purchase, call or otherwise retire, acquire or to register, any shares of its capital stock.  As of the date of this Agreement, the issued and outstanding Preferred Stock and Common Stock is, and except for any increase in outstanding shares of Company Capital Stock resulting from the exercise of any of the stock options listed in Section 4.2(b) of the Disclosure Schedule after the date of this Agreement, as of the Closing Date will be, owned of record as set forth in Section 4.2(d)(i) of the Disclosure Schedule.  Except as set forth in Section 4.2(d)(ii) of the Disclosure Schedule, as of the date of this Agreement: (i) there are no voting trusts, proxies or other written or oral Contracts to which the Company or the Company Subsidiaries is a party or is bound with respect to the voting of any shares of Company Capital Stock or the stock of the Company Subsidiaries; (ii) no shares of Company Capital Stock or stock of the Company Subsidiaries are subject to issuance or transfer restrictions or other similar arrangements imposed by the Company; and (iii) there are no restrictions on transfer of any of the Company Capital Stock or the stock of the Company Subsidiaries, except for restrictions on transfer imposed by the Securities Act and state securities Laws.  None of the equity securities of the Company or the Company Subsidiaries are registered or required to be registered under the Exchange Act.

(e)           The Allocation Schedule will be correct and complete and in accordance with the Company’s Certificate of Incorporation and the Company Stock Plans, in each case, as in effect immediately prior to the Effective Time.  The Allocation Schedule will reflect accurately the portion of the Merger Consideration which each Company securityholder is entitled to receive pursuant to the Company’s Certificate of Incorporation and the Company Stock Plans (as applicable).

Section 4.3        Ownership Interests in Other Entities.

(a)           The Company owns all of the issued and outstanding equity interests in VPI Holdings Sub, LLC, a Delaware limited liability company (“VPI Holdings Sub”).  VPI Holdings Sub owns all of the issued and outstanding equity interests in each of (i) VersaPharm Incorporated, a Georgia corporation (“VersaPharm”), and (ii) Covenant Pharma Inc., a Georgia corporation (“Covenant Pharma”).  VersaPharm owns all of the outstanding equity interests in each of (A) Olta Pharmaceuticals Corp. (“Olta”) and (B) Clover Pharmaceuticals Corp. (“Clover”).  VPI Holdings Sub, VersaPharm, Covenant Pharma, Olta and Clover are collectively referred to herein as the “Company Subsidiaries”.  Except as set forth above, the Company does not own, of record or beneficially, directly or indirectly (I) any shares of capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation; or (II) any equity interest in any limited or unlimited liability company, partnership or other business enterprise.

(b)           VPI Holdings Sub is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware, and has all required limited liability company power and limited liability company authority to own, license, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted.  VersaPharm and Covenant Pharma are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Georgia, and each has all required corporate power and corporate authority to own, license, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted.  Olta and Clover are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and each has all required corporate power and corporate authority to own, license, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted.  Each of the Company Subsidiaries is qualified to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, licensed, leased or otherwise held by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing is not, individually or in the aggregate, material.  The Company has made available to Purchaser complete and correct copies of the Organizational Documents of the Company Subsidiaries as in effect as of the date of this Agreement, and each is in full force and effect.  Each Company Subsidiary is not in violation of its Organizational Documents.

(c)           All of the issued and outstanding shares of capital stock or ownership interests of the Company Subsidiaries are validly issued, fully paid and nonassessable (with respect to ownership interests to which such concepts apply).  All of the issued and outstanding shares of capital stock and ownership interests of the Company Subsidiaries are owned by the Company or by other Company Subsidiaries free and clear of any Liens other than the Liens set forth in Section 4.3(c) of the Disclosure Schedule.  None of the capital stock or ownership interests of the Company Subsidiaries was issued in violation of any written or oral Contract to which the Company or the Company Subsidiaries is a party or by which the Company or the Company Subsidiaries is bound or in violation of any preemptive or other similar rights.

Section 4.4        Authority; Non Contravention; Approvals.

(a)           The Company has all required corporate power and corporate authority to enter into this Agreement and the other transactions contemplated hereby, and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly authorized and approved and declared advisable by the Company Board and no other corporate proceedings on the part of the Company, the Company Board or the Company’s stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company or, except for the Company Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Equitable Exceptions and to the receipt of the Company Stockholder Approval.

(b)           The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby (assuming the Required Consents and the Company Stockholder Approval are obtained prior to Closing) will not: (i) conflict with or violate the Organizational Documents of the Company or the Company Subsidiaries; (ii) result, in any material respect, in a violation of any Law applicable to the Company or the Company Subsidiaries or any of their respective assets or properties; or (iii) except as set forth in Section 4.4(b)(iii) of the Disclosure Schedule, constitute a breach of or result in a default (or an event which, with or without notice or passage of time or both, would constitute a default) under, or result in the termination or cancellation of, or the loss of a material benefit under or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets or properties of the Company or the Company Subsidiaries under any of the terms, conditions or provisions of, any Material Contract.  Except as set forth in Section 4.4(b)(iii) of the Disclosure Schedule, none of the Material Contracts requires the consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with any third party for the Company to enter into this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(c)           Except for: (i) the filings by the Company required under the HSR Act;  (ii) the Merger Filing; and (iii) the filings, approvals, consents and notices set forth in Section 4.4(c) of the Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, Orders or approvals (A) that if not made or obtained, as the case may be, would not impair the validity of the Merger or the other transactions contemplated hereby, impose a material liability or disability on the Surviving Corporation or the Company Subsidiaries or impair the ability to conduct the business of the Surviving Corporation or the Company Subsidiaries in the same manner in all material respects as the Company and the Company Subsidiaries conduct their respective businesses on the date hereof or (B) that would be required to be made or obtained solely as a result of the particular business or activities in which Purchaser or its Affiliates is or proposes to be engaged or the particular characteristics of Purchaser or its Affiliates.

Section 4.5        Financial Statements and Controls.

(a)           Attached as Section 4.5(a) of the Disclosure Schedule are the audited consolidated balance sheet of the Company and the Company Subsidiaries, together with the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the three (3) year period ended December 31, 2013, December 31, 2012 and December 31, 2011, including the notes thereto (the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial position, results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the periods or as of the dates then ended and are consistent, in all material respects, with the books and records of the Company and the Company Subsidiaries.

(b)           Except as set forth in Section 4.5(b) of the Disclosure Schedule, each of the Company and the Company Subsidiaries maintains books and records reflecting its assets and liabilities, which are accurate in all material respects.  The Company maintains proper and adequate internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company and the Company Subsidiaries; and (iii) access to the assets of the Company and the Company Subsidiaries is permitted only in accordance with management’s authorization.

(c)           Except as set forth in Section 4.5(c) of the Disclosure Schedule, none of the Company or the Company Subsidiaries has an Indebtedness as of the date of this Agreement.

Section 4.6        Absence of Undisclosed Liabilities.  Except as disclosed in the Company Financial Statements or as set forth in Section 4.6 of the Disclosure Schedule, none of the Company or the Company Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed or reserved against on a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for such liabilities and obligations that: (a) were incurred after December 31, 2013 in the ordinary course of business; (b) have been discharged or paid in full or will be discharged or paid in full prior to the Effective Time; or (c) are incurred under or in accordance with this Agreement.

Section 4.7        Absence of Certain Changes or Events.

(a)           Except as set forth in Section 4.7(a) of the Disclosure Schedule, since December 31, 2013: (i) none of the Company or the Company Subsidiaries has suffered or experienced any changes, events, circumstances or developments which, individually or in the aggregate, have had a Material Adverse Effect and (ii) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course.

(b)           Except as set forth in Section 4.7(b) of the Disclosure Schedule, since December 31, 2013, none of the Company or any of the Company Subsidiaries has taken any action or failed to take any action which action or failure, as the case may be, would constitute a breach of Section 6.1(b) if taken or not taken, as applicable, after the date hereof without the consent of Purchaser after the date hereof.

Section 4.8        Litigation.  Except as set forth in Section 4.8 of the Disclosure Schedule, as of the date of this Agreement, there are no Proceedings pending (and as of the Closing Date there will be no material Proceedings pending) or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries before any Governmental Authority.  None of the Company or the Company Subsidiaries is subject to any Order that (i) prohibits or restricts the consummation of the transactions contemplated hereby or (ii) restricts or limits the business or operations of the Company or any of the Company Subsidiaries in any material respect.

Section 4.9        Compliance with Laws.  Except with respect to: (a) healthcare regulatory matters (as to which the Company’s sole representations and warranties are in Section 4.11), (b) Tax matters (as to which the Company’s sole representations and warranties are in Section 4.13), (c) compliance with Environmental Laws (as to which the Company’s sole representations and warranties are in Section 4.18(a)), and (d) intellectual property matters (as to which the Company’s sole representations and warranties with respect to compliance with Laws are in Section 4.19), and except as set forth in Section 4.9 of the Disclosure Schedule, since December 31, 2011 the Company and the Company Subsidiaries are and have been in compliance, in all material respects, with all applicable Laws (including any Order), and have not received any written notice of violation or non-compliance with, any applicable Laws (including any Orders).

Section 4.10      Permits.  Section 4.10 of the Disclosure Schedule sets forth an accurate and complete list of all material permits, licenses, franchises, registrations, variances, exemptions, Orders and other governmental authorizations, certificates, consents and approvals necessary for the Company and the Company Subsidiaries to conduct their businesses as presently conducted and to own and operate their assets and properties (collectively, the “Company Permits”).  No suspension, adverse modification, withdrawal, revocation or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.  Each of the Company Permits is in full force and effect in all material respects, and the Company and the Company Subsidiaries are not in violation of any of the terms, conditions and requirements of the Company Permits in any material respect.

Section 4.11      Healthcare Regulatory Matters.

(a)           The Company and the Company Subsidiaries are in compliance, in all material respects, with (i) all applicable Laws (including, for the avoidance of doubt, good manufacturing practices and good clinical practices) of the FDA, DEA, EMEA and applicable comparable Laws of each other Healthcare Regulatory Authority and (ii) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product or other asset of the Company and the Company Subsidiaries is bound or affected.  Since January 1, 2011, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, Proceeding, enforcement, investigation or other action against the Company or any of the Company Subsidiaries from any Healthcare Regulatory Authority.

(b)           Except as described in Section 4.11(b) of the Disclosure Schedule, the Company and the Company Subsidiaries have not since January 1, 2011 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product manufactured, distributed or marketed by or on behalf of the Company and the Company Subsidiaries.  Except as described in Section 4.11(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice since January 1, 2011 that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke or withdraw a Product approval, or request the recall of any Product, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product produced at any facility where any Product is manufactured, tested, processed, packaged or held for sale.

(c)           All material reports, documents, claims, notices, licenses and registrations relating to any of the Products that are required to be filed or maintained with or furnished to any Healthcare Regulatory Authority by the Company or any of the Company Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, licenses and registrations were accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  The Company and the Company Subsidiaries are and have been, since January 1, 2009, in compliance with current good manufacturing practices and maintain appropriate mechanisms, policies and procedures to ensure the prompt collection and reporting of adverse events related to the Products.

(d)           Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2011 from any Healthcare Regulatory Authority or any other state or federal regulatory agencies with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of its Products which would reasonably be expected to lead:

(i)           to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority, except for any such revocations, withdrawals or denials which, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries; or

(ii)           to the revocation, withdrawal, denial or restriction of producing or marketing of any Product currently in development or offered for sale which does not require marketing approval, except for any such revocations, withdrawals, denials or restrictions which, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries.

(e)           There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that would reasonably be expected to result in the exclusion of the Company or any Company Subsidiary from any third party payment program in which it participates.

(f)           Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any of their respective current employees, or former employees, officers, agents, contractors or distributors during the time of their employment or service with such Person, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a, any similar Law or authorized by 21 U.S.C. § 335a or any similar applicable Law.

(g)           Since January 1, 2011, the Company and the Company Subsidiaries have held all material Healthcare Regulatory Authorizations required for the conduct of their respective businesses and all such Healthcare Regulatory Authorizations are and have been in full force and effect.

(h)           All pre-clinical studies conducted by or on behalf of or sponsored by the Company or the Company Subsidiaries, or in which the Company and the Company Subsidiaries or the Products have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all applicable Law, including good laboratory practice requirements in all material respects.  The Company and the Company Subsidiaries have not received since January 1, 2011 any written notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any clinical studies conducted by, or on behalf of, the Company or any of the Company Subsidiaries, or in which the Company or the any of the Company Subsidiaries have participated.

(i)           Except as described in Section 4.11(i) of the Disclosure Schedule, since January 1, 2011 the Company and the Company Subsidiaries have not engaged, and none of them is now engaging, in any clinical studies as sponsor, investigator or monitor.

(j)           Except as described in Section 4.11(j) of the Disclosure Schedule, since January 1, 2011, neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices from any Healthcare Regulatory Authority related to the safety, purity, efficacy, labeling, marketing or promotion of any of the Products, and there is no action or Proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of Law in any material respect with respect to, any Product manufactured, distributed or marketed by or on behalf of the Company or its Subsidiaries.

(k)           Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries or the Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “Final Policy”), or otherwise engaged in improper conduct contemplated by the Final Policy.  Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent, contractor or distributor of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law.  As of the date of this Agreement, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.  The Company has made available to Purchaser a true, correct and complete listing of fees, payments and reimbursements paid by the Company and the Company Subsidiaries, including the identity of the recipients of such fees, payments and reimbursements, related to advertising, promotions, conferences, speakerships and sponsorships together with the subject matters thereof, and the Company and the Company Subsidiaries have been and are in compliance with the PhRMA Code on Interactions with Healthcare Professionals.

(l)           Neither the FDA nor any other Healthcare Regulatory Authority of competent jurisdiction has requested, required, demanded or ordered the Company or the Company Subsidiaries or, to the Knowledge of the Company, any Company Representatives to cease all or a significant portion of the manufacturing operations at the Company’s manufacturing facilities, and, to the Knowledge of the Company, neither the FDA nor any other Healthcare Regulatory Authority of competent jurisdiction has taken any action that could reasonably be expected to lead to such a request, requirement, demand or order.

(m)           To the Knowledge of the Company, no new drug applications (“NDAs”) or abbreviated new drug applications (“ANDAs”) submitted by the Company or any of the Company Subsidiaries to any Healthcare Regulatory Authority for approval and which have been approved contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, but with respect to those NDAs and ANDAs that have been submitted for approval but which have not been approved, subject to the Company and the Company Subsidiaries having received or receiving ordinary course communications, inquiries and requests for information from Healthcare Regulatory Authorities with respect to the such NDAs or ANDAs.  To the Knowledge of the Company, all NDAs and ANDAs submitted by the Company or any of the Company Subsidiaries for approval and which have been approved are true, complete and correct and none is deficient by virtue of any failure to submit a modification, amendment or supplement thereto or for failure to pay any requisite fee, penalty or other charge or expense, but with respect to NDAs and ANDAs that have been submitted for approval but which have not been approved, subject to the Company and the Company Subsidiaries having received or receiving ordinary course communications, inquiries and requests for information from Healthcare Regulatory Authorities with respect to such NDAs and ANDAs.

(n)           The Company and the Company Subsidiaries have made available to Purchaser true, correct and complete copies of all internal and third party facility audits completed at and on behalf of the Company during the past four (4) years.  All facility registrations and product listings required of the Company and the Company Subsidiaries are timely, complete and correct.  Section 4.11(n) of the Disclosure Schedule contains a complete list of the Company’s and the Company Subsidiaries’ registered facilities and Products, including an indication of any such Products’ identified status as “grandfathered”, “monograph”, abbreviated new drug application or new drug application.  The Company and the Company Subsidiaries have not developed, manufactured or distributed and do not currently develop, manufacture or distribute any biological product subject to a biologics license application (as defined in 21 CFR 601.2).

(o)           Neither the FDA nor any other Healthcare Regulatory Authority of competent jurisdiction has requested, required, demanded or ordered the Company, the Company Subsidiaries to discontinue the Company’s Isotretinoin products (except with respect to Isotretinoin 30mg) and to the Knowledge of the Company, neither the FDA nor any other Healthcare Regulatory Authority of competent jurisdiction has taken any action that would reasonably be expected to lead to such a request, requirement, demand or order.

(p)           Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) HIPAA and (ii) any applicable privacy Laws.

Section 4.12      Compliance with Documents.  Except as set forth in Section 4.12 of the Disclosure Schedule, the Company and the Company Subsidiaries are not in breach or violation of or in default, and to the Knowledge of the Company, no counterparty is in breach or violation of or in default, in the performance of, or observance of any term or provision of, and no event has occurred which, with or without lapse of time, notice or action by a third party, would result in a breach or default on the part of the Company or the Company Subsidiaries, or to the Knowledge of the Company, of a counterparty, under any Material Contract, in each such case other than such breaches, violations and defaults that would not reasonably be expected to be material.

Section 4.13      Taxes.

(a)           Each of the Company and the Company Subsidiaries has filed with the appropriate Governmental Authorities all Income Tax Returns and all material other Tax Returns that it was required to file. Each such Tax Return was complete and correct in all material respects.  All material Taxes due and owing by the Company or any of the Company Subsidiaries have been paid.  Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  No claim or dispute concerning the Tax liability of the Company or the Company Subsidiaries has been asserted in writing by any Governmental Authority.  Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any Tax period.

(b)           There are no Liens for Taxes upon the assets or properties of the Company or the Company Subsidiaries other than: Permitted Liens.

(c)           No audits or administrative or judicial Proceedings are pending or being conducted by any Governmental Authority with respect to the Taxes of the Company or any of the Company Subsidiaries, and to the Knowledge of the Company based upon personal contact with any agent of any Governmental Authority, no such audit or Proceeding is threatened.

(d)           The Company and the Company Subsidiaries are members of an Affiliated Group, the common parent of which is the Company.  Except as set forth in Section 4.13(d) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than one of which the Company is the common parent.  Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person not included in the Company’s consolidated federal Income Tax Return: (i) under Treasury Regulation Section 1.1502-6,  (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(e)           Neither the Company nor any of the Company Subsidiaries is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement with any Person.

(f)           The Company has made available to Purchaser a complete and correct list of the jurisdictions in which Income Tax Returns are filed by the Company and the Company Subsidiaries.

(g)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)           Neither the Company nor any of the Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)           No written claim has been made within the past three (3) years by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(j)           Neither the Company nor any of the Company Subsidiaries has within the past three (3) years distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)           Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) occurring or existing prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vii) election  under Section 108(i) of the Code.

(l)           Neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G(b) of the Code as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with other events, including the termination of a service provider of the Company or any of the Company Subsidiaries.

(m)           None of the Company Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.14      Employee Benefit Plans; ERISA.

(a)           With respect to each Company Plan, the Company has made available to Purchaser complete and correct copies of: (i) any current plan documents (including a written description  or summary of any such plan to the extent the plan is not written), trust agreements,  insurance contracts and other funding vehicles, and amendments thereto; (ii) for the most recently ended plan year, all United States Internal Revenue Service (“IRS”) Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to such Company Plan; and (iii) the most recent IRS determination letter or opinion letter, as applicable, for each Pension Plan which is intended to be qualified under Section 401(a) of the Code.  All material Company Plans are listed in Section 4.14(a) of the Disclosure Schedule.

(b)           Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to or has any liability (including any contingent liability) with respect to a (i) Pension Plan which is subject to Section 412 of the Code or Title IV of ERISA, (ii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (ii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).  Neither the Company nor any of the Company Subsidiaries has any liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c)           Neither the Company nor any of its ERISA Affiliates currently maintains or contributes to, been obligated to contribute to, sponsors, contributes to or has any liability (including any contingent liability) with respect to any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)           Except as set forth in Section 4.14(d) of the Disclosure Schedule, no Welfare Plan provides for continuing medical, dental or life insurance benefits or medical or medical, dental or life insurance coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by applicable Law.

(e)           Neither the Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or similar agreement.

(f)           Each Company Plan: (i) has been maintained, funded and administered in material compliance with its terms, the applicable provisions of ERISA, the Code and other applicable Laws; (ii) which is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or is within the remedial amendment period for making any required changes, or it is a prototype or volume submitter plan whose language has been pre-approved by the IRS as is evidenced by a letter from the IRS on which the plan is entitled to rely, and, to the Knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter or reliance; and (iii) may, without material liability, be amended, terminated or otherwise discontinued, except as specifically prohibited by applicable Law. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Company Plan.  No Company Plan has any material unfunded liabilities not accurately reflected on the Company Financial Statements.

(g)           With respect to each Company Plan: (i) there are no Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor, any other Governmental Authority or any participant or beneficiary (other than  claims for benefits in the ordinary course) with respect to the design or operation of such Company Plan; and (ii) neither the Company nor, to the Knowledge of the Company, any “party in interest” or any “disqualified person” with respect to such Company Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or engaged in a similar transaction with respect to such Company Plan that is reasonably expected to result in any material liability for the Company or the Company Subsidiaries or any director, officer, manager, equityholder or employee of the Company or the Company Subsidiaries.

(h)           Except as set forth in Section 4.14(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former director, officer, manager or employee (or their beneficiaries) of the Company or the Company Subsidiaries to severance pay; or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans.  In addition, neither the Company nor any of the Company Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(i)           Each Contract, arrangement, or plan of the Company or any of the Company Subsidiaries that is a “nonqualified deferred compensation plan” (as defined under Code Section 409A(d)(1)) under which the Company or any Company Subsidiary makes, or is obligated to make or promises to make payments or provide benefits (each a “409A Plan”) complies in all material respects in both form and operation with the requirements of Section 409A of the Code, and no payment or benefit under or with respect to any such 409A Plan to be made or provided thereunder has been or would reasonably be expected to be subject to interest or penalties for any Taxes imposed under Section 409A of the Code.

(j)           Any individual who performs services for the Company or any of the Company Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or the Company Subsidiaries is not an employee under applicable Law.  The Company and the Company Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or the Company Subsidiaries in any capacity being improperly excluded from participating in a Company Plan.

Section 4.15      Employees; Labor Proceedings.

(a)           The Company has provided to Purchaser a list of all employees of the Company and of the Company Subsidiaries as of April 15, 2014, including each employee’s title and current annual base salary or hourly rate of pay.

(b)           There are no material Proceedings pending or, to the Knowledge of the Company, threatened between the Company or the Company Subsidiaries and any of their respective employees.  The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and have not engaged in any unfair labor practices.  None of the Company or the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, and to the Knowledge of the Company, there are no proceedings of any labor union to organize any such employees.  To the Knowledge of the Company, there are no strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to the employees of the Company or the Company Subsidiaries.

Section 4.16      Real Property.

(a)           None of the Company or the Company Subsidiaries owns or has any options to acquire any real property.  Section 4.16(a) of the Disclosure Schedule sets forth all real property that is leased or subleased by the Company or the Company Subsidiaries (the “Leased Real Property”).

(b)           The Company has delivered to Purchaser a true and complete copy of each Lease.  Except as set forth in Section 4.16(b) of the Disclosure Schedule, with respect to each of the Leases: (i) such Lease is in full force and effect; (ii) the Company’s or the Company Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (iii) neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) to the Knowledge of the Company (A) any improvements owned by the Company or the Company Subsidiaries situated in whole or in part on any Leased Real Property are  in compliance with all applicable Laws; and (B) the use of any Leased Real Property for the purposes for which it is presently being used (as set forth in the applicable lease for such Leased Real Property) is permitted under any applicable zoning Laws, or is subject to a permitted nonconforming use or structure classification; and (v) except with respect to the Senior Debt, neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein.  To the Knowledge of the Company, except as set forth in Section 4.16(b) of the Disclosure Schedule, all improvements situated in whole or in part on any of the Leased Real Property are, in all material respects, in good working order and repair and condition, reasonable wear and tear excepted.

Section 4.17      Personal Property; Title to Assets.  Except with respect to the Leased Real Property (as to which the sole representations and warranties of the Company are made in Section 4.16) and the Company Intellectual Property Rights (as to which the sole representations and warranties of the Company are made in Section 4.19), the Company and the Company Subsidiaries own and have good title to or, in the case of leased assets and properties, have valid leasehold interests in, all assets and properties necessary for the Company and the Company Subsidiaries to conduct their businesses as presently conducted and as it has been conducted from December 31, 2013 through the date of this Agreement.  The facilities, equipment and other tangible assets of the Company and the Company Subsidiaries necessary for the conduct of their businesses as presently conducted and as it has been conducted from December 31, 2013 through the date of this Agreement have been maintained in accordance with normal industry practice, are in satisfactory working condition and repair in all material respects, fit for their particular purpose and are usable in the ordinary course of business.  All of such assets and properties are either reflected on the Company Financial Statements or were acquired since December 31, 2013, except for assets and properties sold since December 31, 2013 in the ordinary course of business.  None of such assets and properties is subject to any Lien other than any: (a) Permitted Liens; (b) in the case of leased assets and properties, Liens and other matters affecting the lessors’ interests in such assets and properties; or (c) Liens set forth in Section 4.17 of the Disclosure Schedule.  Except as set forth in Section 4.17 of the Disclosure Schedule, the machinery and equipment of the Company and the Company Subsidiaries are in all material respects in good operating condition, reasonable wear and tear excepted, and are adequate for the purposes for which they are being used.

Section 4.18      Environmental Matters.  Except as disclosed in Section 4.18 of the Disclosure Schedule:

(a)           Each of the Company and the Company Subsidiaries is and has for the past five (5) years been in compliance in all material respects with all applicable Environmental Laws and holds, and is and has for the past five (5) years been in compliance in all material respects with, all Company Permits required under applicable Environmental Laws.  None of the Company or the Company Subsidiaries has received any written notice of violation of or liability under any Environmental Laws, and there is no Proceeding pending and to the Knowledge of the Company there is no Proceeding that is threatened and that asserts any liability on the part of the Company or the Company Subsidiaries either under any Environmental Law or otherwise in respect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or threatened Release into the environment, of any pollutant, contaminant, or hazardous or toxic substances (each, an “Environmental Event”).

(b)           There are no PCBs, asbestos-containing materials, urea formaldehyde or radioactive substances on, under or in any property, facility or equipment occupied, owned or operated by the Company or the Company Subsidiaries, in each case not in compliance with Environmental Laws.

(c)           Neither the Company nor the Company Subsidiaries have (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any substance, or (ii) owned or operated any property or facility which is or has been contaminated by any substance, in the case of (i) or (ii), so as to give rise to any material liability under Environmental Laws.

(d)           Except as may be provided in the Leases, neither the Company nor the Company Subsidiaries has assumed any material liability of any other Person under Environmental Laws or provided indemnity expressly with respect to Environmental Laws to any other Person with respect to any material liability of such Person under Environmental Laws.

(e)           The Company has provided or made available to Purchaser all environmental reports, assessments, and audits, and all other material documents relating to any environmental, health or safety liabilities, that are in the possession of the Company or the Company Subsidiaries.

Section 4.19      Intellectual Property.

(a)           Section 4.19(a) of the Disclosure Schedule identifies (i) a complete and correct list of any registrations or applications for registration of patents, trademarks, trade names, service marks, domain names and copyrights that are owned by the Company or a Company Subsidiary (collectively, the “Company Registered Intellectual Property Rights”) and (ii) a list of any other Intellectual Property material to and used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted that have been licensed by the Company or any Company Subsidiary from any third party (the “Company Licensed Intellectual Property Rights” and collectively with the Company Registered Intellectual Property Rights, the “Company Intellectual Property Rights”).  The Company Registered Intellectual Property Rights owned by the Company or a Company Subsidiary are subsisting and, to the Knowledge of the Company, valid and enforceable, and no Person has challenged or is challenging the validity, enforceability, registrability, or ownership thereof.  The Company Intellectual Property Rights constitute all of the material patents, trademarks, trade names, service marks, domain names and copyrights that are used in or necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted.  All right, title and interest in and to all Company Intellectual Property Rights are either owned exclusively by the Company or one of the Company Subsidiaries free and clear of all Liens (other than Permitted Liens), or used pursuant to a written license agreement.  To the Knowledge of the Company, each such license agreement with respect to any Company Licensed Intellectual Property Rights is valid and, subject to the Equitable Exceptions, enforceable and in full force and effect, and none of the Company or the Company Subsidiaries is in default under any such license agreement in any material respect, and to the Knowledge of the Company, no corresponding licensor is in default thereunder in any material respect.  To the Knowledge of the Company, no Intellectual Property that is owned by the Company or the Company Subsidiaries infringes or misappropriates, or has infringed or misappropriated, any Intellectual Property right of any Person.  There is no pending Proceeding (or, to the Knowledge of the Company, any Proceeding threatened in writing) against the Company or any Company Subsidiaries relating to any Intellectual Property that is owned or used by the Company or the Company Subsidiaries or relating to any Intellectual Property that is owned by any other Person.  To the Knowledge of the Company, no Person is infringing or misappropriating, or has infringed or misappropriated, any Intellectual Property that is owned by the Company or the Company Subsidiaries.

(b)           The Company and the Company Subsidiaries have taken reasonable steps to protect and safeguard the Company Intellectual Property Rights, and to maintain the Company Intellectual Property Rights owned by the Company and the Company Subsidiaries, in each case for which improper or unauthorized disclosure would impair in any material respect the value of such Company Intellectual Property Rights.

(c)           To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries has not infringed or misappropriated, and as conducted as of the date of this Agreement does not infringe or misappropriate, any Intellectual Property right of other Persons, and neither the Company nor any Company Subsidiary has received any written notice alleging the foregoing (including any unsolicited written offer or written demand that the Company or a Company Subsidiary license the Intellectual Property of any Person).  Except as set forth in Section 4.7(c) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights, and the Company or the Company Subsidiaries, as applicable, shall, immediately after the Closing, own or possess the right to use all Company Intellectual Property Rights on the same basis that the Company or the Company Subsidiaries, as applicable, owned or possessed the right to use the same immediately prior to the Closing.

(d)           Except as set forth in Section 4.19(d) of the Disclosure Schedule, none of the Company or the Company Subsidiaries has licensed any Person to use or market any of the Company Intellectual Property Rights that are owned by the Company or a Company Subsidiary.  Except as set forth in Section 4.19(d) of the Disclosure Schedule, none of the Company Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary was conceived, developed, reduced to practice, modified or improved (in whole or in part) with any personnel (including interns), funds, facilities, Intellectual Property or other resources from any Governmental Authority, university, college, other educational institution, research center, nonprofit organization or private source (each, a “Sponsor”); and to the Knowledge of the Company no Sponsor or any employee or contractor thereof has any claim or right in or to any such Company Intellectual Property Rights.

(e)           To the Knowledge of the Company, no current employee of the Company or the Company Subsidiaries is in material violation or material breach of any term of any Contract with the Company or the Company Subsidiaries relating to the nondisclosure or confidentiality of intellectual property rights and/or confidential information or of non-compete covenants designed to protect intellectual property rights and/or confidential information.  To the Knowledge of the Company, the Company and the Company Subsidiaries have entered into written Contracts with each employee and contractor who has contributed to the development of any Company Intellectual Property Rights owned or purported to be owned by the Company or a Company Subsidiary pursuant to which such employee or contractor (i) is obligated to maintain in confidence all confidential information of the Company or the applicable Company Subsidiary, and (ii) assigns to the Company or the applicable Company Subsidiary all of such employee’s or contractor’s right, title and interest in and to all Intellectual Property developed in the scope of such employee’s employment by, or such contractors engagement with, the Company or the applicable Company Subsidiary.

(f)           The information technology systems, including software, hardware, servers, networks and interfaces used by the Company or the Company Subsidiaries (collectively, the “Company Systems”) are in good working order and condition and sufficient for the current needs of the Company’s business.

Section 4.20      Material Contracts.

(a)           Section 4.20 of the Disclosure Schedule lists, under the relevant heading, all written and, to the Knowledge of the Company, oral Contracts to which the Company or the Company Subsidiaries is a party or by which the Company or the Company Subsidiaries is bound as of the date of this Agreement and which fall within any of the following categories (collectively, the “Material Contracts”):

(i)           any joint venture or partnership Contract;

(ii)           any Contract which requires payments by the Company or the Company Subsidiaries in excess of Seven Hundred Fifty Thousand Dollars ($750,000) during the one (1) year period ending on the first anniversary of the date of this Agreement or under which payments by the Company or the Company Subsidiaries exceeded Seven Hundred Fifty Thousand Dollars ($750,000) during the one (1) year period ending on the date of this Agreement;

(iii)           any Contract relating to any outstanding commitment for capital expenditures in excess of Five Hundred Thousand Dollars ($500,000);

(iv)           any note, bond, indenture, deed of trust, mortgage, hypothecation, loan agreement, credit agreement or guarantee of borrowed money, letter of credit or other agreement or instrument of the Company or the Company Subsidiaries or commitments for the borrowing or the lending by the Company or the Company Subsidiaries of an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or providing for the creation of any Lien with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) upon any of the assets or properties of the Company or the Company Subsidiaries;

(v)           any Contract providing for “earn outs” or other similar contingent or “milestone” payments by the Company or any of the Company Subsidiaries;

(vi)           any Contract associated with off balance sheet financing by the Company or the Company Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000), including arrangements for the sale by the Company or the Company Subsidiaries of receivables;

(vii)           any supply or distribution Contract requiring a payment, or a commitment to make a payment, by the Company or the Company Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the one (1) year period ending on the first anniversary of the date of this Agreement or which requires a payment, or a commitment to make a payment, by the Company or the Company Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the one (1) year period ending on the  date of this Agreement;

(viii)           any Contract with a customer of the Company or the Company Subsidiaries that requires payments to the Company or the Company Subsidiaries that were in excess of Five Hundred Thousand Dollars ($500,000) during the one (1) year period ending on the date of this Agreement, or under which payments by the Company or the Company Subsidiaries exceeded Five Hundred Thousand Dollars ($500,000) during the one (1) year period ended on the date of this Agreement;

(ix)           any stock purchase, asset purchase or other acquisition or divestiture Contract with respect to lines of business, Product lines or ANDAs (including any Contracts containing right of first refusal or right of first offer provision with respect to the foregoing);

(x)           any Contract imposing any express restrictions on the ability of the Company or the Company Subsidiaries to engage or compete in any line of business with any Person or in any geographic area or to sell, supply or distribute any service or Product (including any non-compete, exclusivity or “most-favored nation” provisions), or otherwise imposing express limitations on the conduct of business by the Company or the Company Subsidiaries;

(xi)           any manufacturing Contract for finished Products;

(xii)           any Contract that is a settlement or similar agreement with any Governmental Authority pursuant to which the Company or the Company Subsidiaries will be required after the date hereof to pay consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(xiii)           any employment or consulting Contracts with an employee or consultant whose annual base compensation in 2013 exceeded Two Hundred Thousand Dollars ($200,000) per year or whose annual base compensation is expected to exceed Two Hundred Thousand Dollars ($200,000) in 2014; and

(xiv)           each inbound and outbound Intellectual Property license other than (A) inbound licenses for commercially available software with a replacement cost, individually or in the aggregate of less than Fifty Thousand Dollars ($50,000), and (B) outbound non-exclusive licenses granted to customers and vendors in the ordinary course of business.

(b)           As of the date of this Agreement, all Material Contracts are valid and binding obligations of the Company or the Company Subsidiaries and, to the Knowledge of the Company, valid and binding obligations of each other parties thereto, subject to the Equitable Exceptions.  The Company has provided Purchaser with a correct and complete copy of all Material Contracts in effect as of the date hereof.

Section 4.21      Insurance.  Section 4.21 of the Disclosure Schedule contains a complete and correct list of all fire and casualty, liability, errors and omissions, workers’ compensation, title, directors and officers and other forms of insurance owned or held by the Company or the Company Subsidiaries (or covering their respective assets or businesses) as of the date of this Agreement (collectively, the “Company Insurance Policies”).  The Company and the Company Subsidiaries maintain the Company Insurance Policies in such amounts, and with such deductibles and against such risks and losses, as are customary for companies of similar size in the Company’s industry, and also maintain all policies of insurance which are required by their respective written or oral Contracts, in such amounts as is specified in such Contracts.  All of the Company Insurance Policies are currently in full force and effect, all premiums due and payable thereon have been paid and no invoiced premiums are overdue for payment, and no written, or to the Knowledge of the Company, oral notice of cancellation or termination has been received by the Company or the Company Subsidiaries with respect to any such policy.

Section 4.22      Transactions With Affiliates.  Except as set forth in Section 4.22 of the Disclosure Schedule, there are no transactions or Contracts between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than between or among the Company and the Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if the Company were a reporting company under Section 12(b) or Section 12(g) of the Exchange Act.  None of the Company or the Company Subsidiaries has, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or the Company Subsidiaries.

Section 4.23      Brokers and Finders.  Except as set forth in Section 4.23 of the Disclosure Schedule, no agent, broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or the Company Subsidiaries.

Section 4.24      Powers of Attorney.  Section 4.24 of the Disclosure Schedule sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from the Company or the Company Subsidiaries.

Section 4.25      Bank Accounts.  Section 4.25 of the Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or the Company Subsidiaries maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 4.26      Vote Required.  The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and to approve the Merger and the transactions contemplated hereby.

Section 4.27      Accounts Receivable.  The accounts receivable reflected on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2013 and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by the Company and the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.  To the Knowledge of the Company, there is no contest, claim, defense or right of setoff with respect to any account receivable, except with respect to chargebacks, rebates, returns, allowances and other customary discounts and deductions arising in the ordinary course of business.

Section 4.28      Material Customers and Suppliers.  Except as set forth on Section 4.28 of the Disclosure Schedule, in the twelve (12) months prior to the date of this Agreement, no Significant Customer or Significant Vendor has cancelled or otherwise terminated or materially modified (other than modifications that occur in the ordinary course of business) its relationship with the Company or the Company Subsidiaries.  As of the date hereof, none of the Company or the Company Subsidiaries have received any written notice that any Significant Customer or any Significant Vendor intends to cancel, terminate or materially modify (other than modifications that occur in the ordinary course of business) its relationship with the Company or the Company Subsidiaries.

Section 4.29      Inventory.  The Product inventory of the Company and the Company Subsidiaries (net of all reserves for obsolete, excess, slow-moving, damaged and defective inventory shown on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2013, but subject to adjustment thereof in the ordinary course of business) is merchantable, fit for the purposes for which it was procured or manufactured, usable or salable in the ordinary course of business, conforms in all material respects to the specifications established therefor and is, to the Knowledge of the Company, (a) physically present at the facilities of the Company, the Company Subsidiaries or their respective contract manufacturers or (b) is in transit to or from such locations, in each case without material damage, material loss or material shrinkage, and to the Knowledge of the Company has been manufactured in accordance in all material respects with applicable Laws.

Section 4.30      FCPA.  None of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, representatives, consultants or agents, acting directly for or on behalf of the Company or the Company Subsidiaries has, in the course of his, her or its actions for, or on behalf of, any of them (i) made or, to the Knowledge of the Company, offered any illegal contributions, gifts, entertainment or payments of other expenses, in each case from corporate funds, related to political activity, (ii) made or, to the Knowledge of the Company, offered any direct or indirect unlawful payments to any foreign or domestic Governmental Official for the purpose of influencing any act or decision of such person in their capacity as a Governmental Official, (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any government official or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) or, to the Knowledge of the Company, any other applicable Laws or any conventions to which any of the Company or the Company Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, involving or to any Governmental Authority or any Governmental Official or commercial entity, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Other Anticorruption Laws”). As used herein, “Government Official” means any (i) official, officer, employee or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office, or any (iii) company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.  Since January 1, 2009, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation for which it engaged a third party investigator or with respect to which a presentation was made to the Board of Directors, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority, with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA, the Bribery Act or, to the Knowledge of the Company, any Other Anticorruption Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PURCHASER AND ACQUISITION SUBSIDIARY

Purchaser and Acquisition Subsidiary jointly and severally represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

Section 5.1        Incorporation and Qualification.  Each of Purchaser and Acquisition Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all required corporate power and corporate authority to own, license, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted.  Each of Purchaser and Acquisition Subsidiary is qualified to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, licensed, leased or otherwise held by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Acquisition Subsidiary to consummate the Merger and the other transactions contemplated hereby.

Section 5.2        Authority; Non Contravention; Approvals.

(a)           Purchaser and Acquisition Subsidiary each has all required corporate power and corporate authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly authorized and approved and declared advisable by the boards of directors of Purchaser and Acquisition Subsidiary and approved by Purchaser, as the sole stockholder of Acquisition Subsidiary, and no other corporate proceedings on the part of Purchaser or Acquisition Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or the consummation by Purchaser and Acquisition Subsidiary of the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Purchaser and Acquisition Subsidiary and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes a valid and legally binding agreement of each of Purchaser and Acquisition Subsidiary, enforceable against each of them in accordance with its terms, subject to the Equitable Exceptions.

(b)           The execution and delivery of this Agreement by each of Purchaser and Acquisition Subsidiary do not, and the consummation of the Merger and the other transactions contemplated hereby (assuming necessary approval under the HSR Act is obtained prior to Closing) will not: (i) conflict with or violate the respective Organizational Documents of Purchaser or any of its Subsidiaries (including Acquisition Subsidiary); (ii) result, in any material respect, in a violation of any Law applicable to Purchaser or any of its Subsidiaries (including Acquisition Subsidiary) or any of their respective assets or properties; or (iii) constitute a material breach of or result in a material default (or an event which, with or without notice or passage of time or both, would constitute a material default) under, or result in the termination or cancellation of or a loss of a material benefit under or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the material assets or properties of Purchaser or any of its Subsidiaries (including Acquisition Subsidiary) under any of the terms, conditions or provisions of any written or, to the Knowledge of Purchaser, oral Contract to which Purchaser or any of its Subsidiaries (including Acquisition Subsidiary) is now a party or by which Purchaser or any of its Subsidiaries (including Acquisition Subsidiary) is bound.

(c)           Except for: (i) the filings by Purchaser required under the HSR Act; and (ii) the Merger Filing, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by Purchaser or Acquisition Subsidiary or the consummation by Purchaser and Acquisition Subsidiary of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, Orders or approvals as, if not made or obtained, as the case may be, would not reasonably be expected to impair the validity of the Merger or the other transactions contemplated hereby.

Section 5.3        Litigation.  There are no Proceedings pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries (including Acquisition Subsidiary) that question the validity of this Agreement or any action taken or to be taken by Purchaser or Acquisition Subsidiary in connection with this Agreement, including the consummation of the Merger and the other transactions contemplated hereby.  Neither Purchaser nor any of its Subsidiaries (including Acquisition Subsidiary) is subject to any Order that prohibits or restricts the consummation of the transactions contemplated hereby.

Section 5.4        Available Financing.

(a)           Purchaser has delivered to the Company true and complete copies of (i) the executed debt commitment letter and related term sheets dated May 9, 2014, from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC in effect on the date hereof (such letter and term sheets, including all exhibits, schedules, and annexes thereto and a customarily redacted fee letter, collectively, as the same may be amended, restated, amended and restated, supplemented, modified or replaced from time to time to the extent permitted by Section 6.12, the “Commitment Letter”) and (ii) a customarily redacted fee letter dated May 9, 2014 from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC,  pursuant to which, and subject to the terms and conditions of which, the Financing Sources have committed to provide senior secured loans in the amounts set forth therein for the purposes of consummating the transactions contemplated by this Agreement on the Closing Date (as hereinafter defined) and the consummation of the transactions contemplated hereby and thereby (the “Financing”).  The net proceeds from the Financing, together with cash on hand, will be sufficient to consummate the transactions contemplated by this Agreement, including the payment of any fees and expenses of or payable by Purchaser.

(b)           As of the date of this Agreement, the commitments represented by the Commitment Letter are in full force and effect and constitute the valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, subject to the conditions therein and the Equitable Exceptions.  As of the date of this Agreement, (i) the Commitment Letter has not been terminated or amended prior to the date of this Agreement, and (ii) none of the commitments set forth in the Commitment Letter has been withdrawn or rescinded in any respect prior to the date of this Agreement.  As of the date of this Agreement, no Financing Source has notified Purchaser of its intention to terminate the Commitment Letter or not to provide any or all of the Financing covered by the Commitment Letter, or of any event or circumstances that could reasonably be expected to prevent the Financing from being consummated in accordance with the Commitment Letter.  As of the date of this Agreement, Purchaser is not in material breach of any of the terms set forth in the Commitment Letter and, to the Knowledge of Purchaser, no event or circumstances have occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or the Financing Sources under any term of the Commitment Letter.   As of the date of this Agreement, there are no side letters or other Contracts, understandings or agreements to which Purchaser or any of its Affiliates is a party that impose conditions to the funding of the Financing, other than those set forth in the Commitment Letter.  As of the date of this Agreement, Purchaser has no reason to believe that it or any other party thereto will be unable to satisfy or does not intend to satisfy, on a timely basis, any of the conditions to the Financing to be satisfied pursuant to the Commitment Letter on the Closing Date.

Section 5.5        Acquisition Subsidiary.  Acquisition Subsidiary was formed solely for the purposes of engaging in the Merger and the other transactions contemplated hereby, and has not engaged, and prior to the Closing will not engage, in any other business activities and has conducted its operations only as contemplated hereby.

Section 5.6        Brokers and Finders.  No agent, broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, investment banker’s financial advisor’s or other similar fee or commission for which the Company could become liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Acquisition Subsidiary.

Section 5.7        Investigation; Reliance.  In entering into this Agreement and in making its determination to proceed with the Merger and the transactions contemplated by this Agreement, each of Purchaser and Acquisition Subsidiary has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly set forth in this Agreement and of the holders of Company Capital Stock expressly set forth in the Share Letter of Transmittal, and Purchaser and Acquisition Subsidiary are not relying and have not relied on any other representations or warranties, express or implied.  Without limiting the generality of the foregoing, each of Purchaser and Acquisition Subsidiary acknowledges and agrees that: (a) except for the representations and warranties of the Company expressly set forth in this Agreement and of the holders of Company Capital Stock expressly set forth in the Share Letter of Transmittal, none of the Company, the Company Subsidiaries or their respective directors, officers, managers, employees, counsel, financial advisors and other representatives or agents (collectively, the “Company Representatives”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the books, Contracts, commitments, records, materials or information provided or made available to Purchaser, Acquisition Subsidiary or the Purchaser Representatives, including with respect to any projections, estimates or budgets concerning any future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Company Subsidiaries and (b) subject to Section 6.12(b), the Company, the Company Subsidiaries, their respective Company Representatives and the Equityholders shall not have or be subject to any liability to Purchaser, Acquisition Subsidiary or any of the other Purchaser Indemnified Parties for the use of any such books, Contracts, commitments, records, materials or information provided or made available to Purchaser, Acquisition Subsidiary or the Purchaser Representatives.  Except for the representations and warranties made by the Company in this Agreement and by the holders of Company Capital Stock made in the Share Letter of Transmittal, Purchaser and Acquisition Subsidiary acknowledge and agree that no Person has been authorized by the Company or the Company Subsidiaries to make any representation or warranty regarding or relating to the Company or any of the Company Subsidiaries or otherwise in connection with the Merger or the other transactions contemplated by this Agreement and, if made, any such representation or warranty may not be relied upon as having been authorized by the Company or the Company Subsidiaries.

Section 5.8        Solvency.  Immediately after the Effective Time, each of Purchaser and the Surviving Corporation shall be solvent and shall: (a) be able to pay its debts as they become due; (b) hold assets, the sum of which, at fair valuation, exceeds their liabilities; and (c) have adequate capital to carry on its business.  In connection with the transactions contemplated hereby, neither Purchaser nor Acquisition Subsidiary has incurred, or plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1        Conduct of the Company’s Business.  The Company covenants that during the period from the date of this Agreement and continuing until the earlier of the Closing or the  termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), unless Purchaser shall otherwise consent in writing (provided, that, with respect to Sections 6.1(a), 6.1(b)(i), (ii), (ix)(B), (xiv), (xii), (xiv), (xvi), (xvii), (xviii), (xxiii), (xxiv) and (xxv) (but with respect to (xxv), only with respect to those actions listed in the foregoing clauses) such consent shall not be unreasonably withheld, delayed or conditioned), and except to the extent required by Law or disclosed in Section 6.1 of the Disclosure Schedule, and except as otherwise required or permitted by this Agreement:

(a)           the business of the Company shall be, and the Company shall cause the business of the Company Subsidiaries to be, conducted only in the ordinary course of business, the Company shall not, and it shall cause the Company Subsidiaries not to, take any action except in the ordinary course of business, and the Company shall use, and shall cause the Company Subsidiaries to use, commercially reasonable efforts to preserve intact in all material respects its and their present business organization, keep the relationships of the Company and the Company Subsidiaries with clients, customers, contract manufacturers, suppliers, licensors, licensees, distributors and others having business dealings with the Company and the Company Subsidiaries intact in all material respects and its and their goodwill and ongoing business unimpaired in all material respects, keep available the services of the officers and employees listed in Section 6.1(a) of the Disclosure Schedule and maintain in effect all material Permits and Healthcare Regulatory Authorizations; and

(b)           the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i)           modify the terms of, discount, setoff or accelerate the collection of any accounts receivable, except in a manner consistent with the past practices of the Company and the Company Subsidiaries;

(ii)           pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with the past practices of the Company and the Company Subsidiaries;

(iii)           (A) sell, assign, transfer, pledge, lease, sublease, license (other than licenses granted in the ordinary course of business), abandon or otherwise dispose of, permit to lapse, encumber or restrict the use of (including by merger, consolidation or sale of capital stock, other equity interests or assets), any entity, business, real or personal properties (including Intellectual Property), assets or rights of the Company or any of the Company Subsidiaries (including capital stock or other equity interests of the Company Subsidiaries) that are material to the Company’s business (other than Permitted Liens), (B) license out any Products, (C) license in any Products or (D) grant any Lien on any of its material assets;

(iv)           amend or otherwise change its Organizational Documents;

(v)           split, combine, subdivide, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights, warrants or options to acquire any shares of its capital stock;

(vi)           declare, authorize, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares (except for any dividends paid by the Company Subsidiaries to the Company or other Company Subsidiaries and any cash dividends paid by the Company to the Equityholders that are permitted by the DGCL);

(vii)           redeem, purchase, acquire or offer to acquire any shares of its capital stock or other securities of, or other ownership interests in, the Company or the Company Subsidiaries;

(viii)           issue or sell, grant, pledge or otherwise encumber, or agree to sell, grant, pledge or encumber, any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class, whether pursuant to the Company Stock Plans or otherwise (other than pursuant to the exercise of the Company Options in accordance with their terms);

(ix)           acquire or agree to acquire (A) (by merger, consolidation, recapitalization, joint venture or other business combination or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or (B) any assets or properties that, individually, have a purchase price in excess of Five Hundred Thousand Dollars ($500,000) or, in the aggregate, have a purchase price in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (except for acquisitions of inventory, spare parts, office equipment and supplies and of replacements for worn or obsolete items);

(x)           except for borrowings and re-borrowings in the ordinary course under the Senior Debt (including all future renewals, replacements and extensions thereof), incur, create, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or the Company Subsidiaries or guarantee any debt securities of another Person;

(xi)           except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than between the Company and the Company Subsidiaries;

(xii)           enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than Contracts entered into in the ordinary course of business;

(xiii)           terminate, amend, modify, assign, waive, release or relinquish any Material Contract other than in the ordinary course of business;

(xiv)           pay, discharge, settle or compromise any Proceeding pending or threatened against the Company or the Company Subsidiaries resulting in cash payment by the Company or the Company Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

(xv)           (A) grant any current or former director, officer, manager, employee or employee-equivalent consultant of the Company or the Company Subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefits or take any action to accelerate or increase vesting, payment or funding of any compensation arrangement (including equity-based compensation) to any current or former director, officer, manager or employee not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business or as required under the Company Plan in effect as of the date of this Agreement as provided to Purchaser as of the date hereof, (B) enter into or amend any Company Plan or employment, deferred compensation, consulting, severance, change of control, termination, indemnification or other agreement with or involving any current or former director, officer, manager or employee of the Company or the Company Subsidiaries, (C) hire any new employees, unless such hiring is in the ordinary course and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed One Hundred Thousand Dollars ($100,000) or (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, or other service provider of the Company or any of the Company Subsidiaries, whether past or present;

(xvi)           change the accounting principles of the Company or the Company Subsidiaries, except as may be required by applicable Law or GAAP;

(xvii)           make or change any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with any Governmental Authority related to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if such action would reasonably be expected to materially increase the Tax liability of the Company or any Company Subsidiary for any taxable period ending after the Closing Date or materially decrease the Tax attributes of the Company or any Company Subsidiary existing at the close of business on the Closing Date;

(xviii)           cancel or amend any of the Company Insurance Policies or permit any Company Insurance Policy to terminate or lapse without replacing such policy with comparable coverage;

(xix)           except for the transactions contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of the Company Subsidiaries;

(xx)           enter into any Contract pursuant to which the Company or any of the Company Subsidiaries grants any exclusive marketing, sales representative or distribution rights to any third party or grants any non-compete (whether based on geography, products or otherwise) unless the Contract is terminable by the Company or such Company Subsidiary for any reason and without liability on less than 90 days’ notice;

(xxi)           enter into new clinical studies in excess of Five Hundred Thousand Dollars ($500,000) individually or One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate or enter into new milestones in excess of Two Hundred  Fifty Thousand Dollars ($250,000);

(xxii)           enter into new Contracts that provide for royalties, profit share or net share above 30% in favor of other party;

(xxiii)           authorize, or make any commitment with respect to, capital expenditures that are in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

(xxiv)           spend more than Two Hundred Fifty Thousand Dollars ($250,000) on any new lawsuit or more than Five Hundred Thousand ($500,000) in the aggregate on any existing lawsuits or start any new patent lawsuit or dismiss any existing lawsuits; or

(xxv)           agree, in writing or otherwise, to take any of the actions listed in the preceding clauses (i) through (xxiv).

Section 6.2        Control of Operations.  Nothing contained in this Article VI shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries during the Pre-Closing Period.  Subject to compliance with the terms and conditions of this Agreement, during the Pre-Closing Period, the Company and the Company Subsidiaries shall exercise complete control and supervision over their respective operations.

Section 6.3        Reasonable Best Efforts to Consummate.

(a)           General.  During the Pre-Closing Period, subject to the terms and conditions of this Agreement, each of Purchaser and the Company shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable, and assist and cooperate with the other parties in doing all things necessary, proper or advisable, to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to: (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request to that effect; and (ii) after consultation with the other, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company Permits or Material Contracts (other than those set forth in Section 6.3(a) of the Disclosure Schedule) following the Merger and the other transactions contemplated by this Agreement.

(b)           HSR Act.

(i)           Without limiting the generality of anything contained in Section 6.3(a) or elsewhere in this Agreement, each of Purchaser, Acquisition Subsidiary and the Company undertakes and agrees to use its best efforts to file as soon as practicable, and in any event within five (5) Business Days, after the date of this Agreement, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice, Antitrust Division (the “Antitrust Division”) and all other filings required under applicable antitrust or competition Laws, and thereafter each of Purchaser, Acquisition Subsidiary and the Company shall use its best efforts to expeditiously obtain all declarations, registrations, notices, authorizations, consents, Orders or approvals of all Governmental Authorities with jurisdiction over applicable antitrust or competition Laws that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.  Each of Purchaser, Acquisition Subsidiary and the Company shall: (A) respond as expeditiously and diligently as practicable to any inquiries received from the FTC, the Antitrust Division or other applicable Governmental Authorities for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust or competition matters; (B) use its best efforts to avoid any extension of the waiting period under the HSR Act and other applicable antitrust or competition Laws; and (C) refrain from, and cause its Affiliates to refrain from, entering into any agreement with the FTC, the Antitrust Division or other applicable Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties.  Such Notification and Report Form and any such supplemental information shall be in substantial compliance with the requirements of the HSR Act.

(ii)           Subject to applicable Laws relating to the exchange of information, the Company and Purchaser shall each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of the notices and requests referred to in Section 6.3(b)(i) and any filing or approval process that is necessary under the HSR Act and any other applicable antitrust or competition Law.  Except to the extent limited by applicable Law, the Company and Purchaser shall each: (A) keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with this process; (B) provide the other the right to review in advance, and to the extent applicable shall consult with each other on, all the information that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (in exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable); and (C) comply as promptly as reasonably practicable and in any event in accordance with applicable Law with any such inquiry or request.

(iii)           During the Pre-Closing Period, Purchaser shall not, and it shall cause its Affiliates to not, enter into any agreement to acquire, or acquire, directly or indirectly: any business or assets competitive with the Company’s business, where such agreement to acquire or acquisition would reasonably be expected to delay approval of the transactions contemplated by this Agreement under the HSR Act or any other antitrust or competition Laws or any regulatory approval obtained in connection therewith.

Section 6.4        Written Consent of Company Stockholders.  The Company shall use its best efforts to obtain, as soon as practicable, and in any event no later than twenty-four (24) hours, after the execution of this Agreement by each of the parties, approval by written consent adopting this Agreement and approving the Merger executed by the holders of not less than (i) ninety seven percent (97%) of the outstanding shares of Company Capital Stock (on an as-converted-to-Common Stock basis) voting together as a single class, (ii) the holders of at least ninety seven percent (97%) of the outstanding shares of Series A Preferred Stock voting as a single class, (iii) the holders of at least ninety seven percent (97%) of the outstanding shares of Series B Preferred Stock voting as a single class and (iv) the holders of at least ninety seven percent (97%) of the outstanding shares of Series C Preferred Stock voting as a single class.  Such consent shall also include an acknowledgement by each stockholder signing such consent that (A) the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (B) because of its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL.  Under no circumstances shall the Company assert that any approval or consent other than the Company Stockholder Approval is necessary by the holders of any Company Capital Stock to adopt this Agreement or approve the Merger.

Section 6.5        Company Board Recommendation.  The Company agrees that the Company Board shall recommend that the holders of Company Capital Stock vote to adopt this Agreement and approve the Merger and shall use its best efforts to solicit such approval within the time set forth in Section 6.4 (the recommendation of Company Board that the holders of Company Capital Stock vote to adopt this Agreement and approve the Merger is referred to as the “Company Board Recommendation”).

Section 6.6        Public Statements.  Except and solely to the extent otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or permitted by this Section 6.6: (a) neither Purchaser nor Acquisition Subsidiary shall make or permit any public announcement with respect to the existence of or subject matter of this Agreement without the prior written consent of the Company (with prior approval of the Company Board); and (b) neither the Company nor the Equityholder Representative shall make or permit any public announcement with respect to the existence of or subject matter of this Agreement without the prior written consent of Purchaser.  To the extent any such public announcement is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the disclosing party shall provide reasonable advance written notice thereof to the non-disclosing parties and consult with the non-disclosing parties concerning the contents of the public announcement.  The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior written approval of the Company (with prior approval of the Company Board) and Purchaser, if made prior to the Closing, or the Equityholder Representative and Purchaser, if made after the Closing, and any subsequent press releases, similar announcements or other public statements with respect to the Merger or the other transactions contemplated by this Agreement, other than those containing only the information concerning this Agreement and the transactions contemplated hereby contained in the so approved initial press release, shall be made prior to the Closing only upon the prior written approval of the Company (with prior approval of the Company Board) and Purchaser and from and after the Closing only upon the prior written approval of Purchaser and the Equityholder Representative.

Section 6.7        Access to Information.

(a)           During the Pre-Closing Period, subject to the restrictions set forth in the Confidentiality Agreement dated as of March 13, 2013, by and between the Company and Purchaser (the “Confidentiality Agreement”), the Company shall, and shall cause the Company Subsidiaries and each of the Company Representatives to, afford to Purchaser, Acquisition Subsidiary and the Purchaser Representatives reasonable access during normal business hours and after reasonable prior notice to all of the assets, properties, books, Contracts, commitments, records (including Tax Returns and records, but excluding any personnel information and other information protected by applicable privacy Laws) and personnel of the Company and the Company Subsidiaries, and shall furnish promptly to Purchaser and the Purchaser Representatives such information concerning the Company’s business, assets, properties, books, Contracts, commitments, records (including Tax Returns and records), other than any personnel information or other information protected by applicable privacy Laws, and personnel as Purchaser shall reasonably request; provided, however, that any such access by Purchaser, Acquisition Subsidiary or the Purchaser Representatives shall not unreasonably interfere with the conduct of the business of the Company or the Company Subsidiaries.  Purchaser and Acquisition Subsidiary shall hold and shall cause the Purchaser Representatives to hold in strict confidence all nonpublic documents and confidential information furnished to Purchaser, Acquisition Subsidiary and any Purchaser Representative in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

(b)           Notwithstanding anything to the contrary in this Agreement or otherwise, during the Pre-Closing Period, Purchaser, Acquisition Subsidiary and all Purchaser Representatives shall contact and communicate with employees, customers, suppliers and others having any business relationship with the Company and the Company Subsidiaries in connection with the transactions contemplated hereby only in accordance with the procedures set forth in the Confidentiality Agreement.

(c)           For a period of seven (7) years after the Closing Date, Purchaser shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, maintain the books and records in existence as of the Closing Date relating to the Company and the Company Subsidiaries.  Following the Closing, Purchaser shall, and shall cause the Surviving Corporation and each Company Subsidiaries to, afford promptly to the former stockholders of the Company and their respective representatives reasonable access to the assets, properties, books, records, employees and auditors of the Company and any Company Subsidiaries to the extent necessary to permit such former stockholders to determine any matter relating to their rights and obligations hereunder, relating to any period ending on or before the Closing Date or relating to any taxable period beginning on or before the Closing Date; provided, however, that any such access by such holders shall not unreasonably interfere with the conduct of the business of the Surviving Corporation, the Company Subsidiaries or Purchaser.

Section 6.8        No Solicitation.

(a)           During the Pre-Closing Period, the Company shall not, and it shall cause the Company Subsidiaries not to,  and it shall not authorize or permit any of the Company Representatives to, directly or indirectly, initiate, solicit, facilitate, encourage, engage in, continue or otherwise participate in any discussions or negotiations concerning, respond to any inquiry concerning (other than to state that the Company, the Company Subsidiaries or such Company Representative, as applicable, is subject to a confidentiality agreement that precludes a substantive response), furnish to any Person any information with respect to, or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement to effect, encourage or facilitate, any: (i) acquisition or purchase (including by way or license) of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries or assets to which twenty percent (20%) or more of the Company’s and any of the Company Subsidiaries’ revenues net income or earnings before interest expense, taxes, depreciation and amortization on a consolidated basis are attributable; (ii) merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or other similar transaction involving the Company or the Company Subsidiaries; (iii) issuance, acquisition or purchase of twenty percent (20%) or more of the equity securities of the Company or any equity securities of the Company Subsidiaries; or (iv) tender offer (including self-tenders) or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the equity securities of the Company or any equity securities of the Company Subsidiaries (any such transaction, an “Alternative Transaction”).

(b)           During the Pre-Closing Period, neither the Company Board nor any committee thereof shall: (i) withhold or withdraw (or modify or qualify in a manner adverse to Purchaser or Acquisition Subsidiary), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Purchaser or Acquisition Subsidiary), the Company Board Recommendation: (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or authorize or cause the Company to execute or enter into, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement, memorandum of understanding or other similar agreement that is intended to or would reasonably be expected to lead to any proposed Alternative Transaction (each, an “Acquisition Agreement”); or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any proposed Alternative Transaction.

(c)           During the Pre-Closing Period, the Company shall promptly (and in any event within forty eight (48) hours) advise Purchaser in writing of any inquiry, offer or proposal received by the Company or any of the Company Subsidiaries with respect to a proposed Alternative Transaction or which may reasonably be expected to lead to an Alternative Transaction or of any such inquiry, offer or proposal received by any Company Representative of which the Company or any of the Company Subsidiaries becomes aware and, in each case, the material terms and conditions of any such inquiry, offer or proposal, including the identity of the Person making the inquiry, offer or proposal.

(d)           The Company shall, shall cause the Company Subsidiaries to, and shall direct the Company Representatives to, cease immediately any discussions regarding any potential Alternative Transaction that were ongoing as of the date of this Agreement.

Section 6.9        Directors’ and Officers’ Indemnification and Insurance.

(a)           For the period of six (6) years following the Effective Time, Purchaser shall (and shall cause the Surviving Corporation and the Company Subsidiaries to) continue in full force and effect all rights to indemnification and exculpation and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director, officer or limited liability company manager of the Company or the Company Subsidiaries (collectively, the “Indemnified Directors or Officers”), including all such rights existing pursuant to the DGCL, the Organizational Documents of the Company or the Company Subsidiaries, or any written agreement between any Indemnified Director or Officer and the Company or the Company Subsidiaries in effect on the date of this Agreement and set forth on Section 6.9 of the Disclosure Schedule.  Purchaser also shall (and shall cause the Surviving Corporation and the Company Subsidiaries to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each of the Indemnified Director or Officers against any and all Losses in connection with any investigation or Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any actual or alleged acts or omissions prior to the Effective Time occurring in connection with or arising out of such Indemnified Director or Officer’s service, prior to the Effective Time, as directors, officers or managers of the Company or the Company Subsidiaries, as applicable, or as trustees, fiduciaries or administrators of any plan for the benefit of employees of the Company or the Company Subsidiaries (each, a “Covered Proceeding”); provided that if any Covered Proceeding is commenced within such time period, all rights to indemnification in respect of such Covered Proceeding shall continue until final disposition of such Covered Proceeding.  In the event that any Indemnified Director or Officer is named in or otherwise becomes involved in a Covered Proceeding, Purchaser shall (and shall cause the Surviving Corporation and the Company Subsidiaries to), to the fullest extent permitted under applicable Law, pay, as incurred, within twenty (20) Business Days after receipt of such Indemnified Director or Officer’s request and statement therefor from time to time, such Indemnified Director or Officer’s reasonable, out-of-pocket and documented fees and other expenses of counsel selected by such Indemnified Director or Officer incurred in connection therewith, including the cost of any investigation, preparation and settlement; provided, however, that such payments need not be made unless Purchaser shall have received an undertaking from such Indemnified Director or Officer to repay in full such amount to Purchaser (or the Surviving Corporation or the Company Subsidiaries) if it is determined by a court of competent jurisdiction, in a final order or decree not subject to further appeal, that none of Purchaser, the Surviving Corporation or the Company Subsidiaries is legally permitted to indemnify such Indemnified Director or Officer under applicable Law and provided, further, that none of Purchaser, the Surviving Corporation or the Company Subsidiaries, in connection with any one such Covered Proceeding or separate but substantially similar Covered Proceedings arising out of the same general allegations, shall be liable for reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all indemnified persons except to the extent that an Indemnified Director or Officer has been advised by counsel that there are conflicting interests between it and any other Indemnified Director or Officer(s).  Purchaser shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any Indemnified Director or Officer in enforcing the indemnity and other obligations provided for in this Section 6.9.  Purchaser shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by and Indemnified Director or Officer in enforcing the indemnity and other obligations provided for in this Section 6.9.

(b)           Prior to the Effective Time, the Company or the Company Subsidiaries shall, purchase a six (6) year “tail” coverage covering acts or omissions of the Indemnified Directors or Officers prior to the Effective Time on terms no less favorable to the Indemnified Directors and Officers than the coverage described in this Section 6.9(b) to the directors’ and officers’ liability insurance policy or policies maintained by the Company or the Company Subsidiaries at the date of this Agreement (including coverage amounts and limitations).  The cost of such “tail” coverage shall be deemed to be a Company Transaction Expense.

(c)           The covenants set forth in this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors or Officers and their respective heirs, beneficiaries, legatees and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, Contract or otherwise.

(d)           If, after the Closing, Purchaser, the Surviving Corporation, the Company Subsidiaries or any of their respective successors or assigns shall: (i) merge or consolidate with or merge into any other Person, or otherwise engage in any business combination with any other Person, and shall not be the surviving or continuing Person of such consolidation, merger or business combination; or (ii) transfer all or substantially all of their respective assets and properties to any Person, then in each such case, Purchaser shall take all actions reasonably necessary to ensure that the successors or assigns of Purchaser, the Surviving Corporation or the Company Subsidiaries (as applicable) shall assume all of the obligations set forth in this Section 6.9.

Section 6.10      Employee Benefits.

(a)           With respect to each employee of the Company or the Company Subsidiaries as of the Effective Time (each, an “Employee” and, collectively, the “Employees”) who remains employed by Purchaser or any of its Affiliates (including the Surviving Corporation and the Company Subsidiaries) as of the Effective Time, subject to Section 6.10(e) Purchaser shall, and shall cause its Affiliates (including the Surviving Corporation and the Company Subsidiaries) to, for at least one (1) year after the Effective Time (the “Continuation Period”), provide such Employee with (i) base salary or base hourly wage rate that are substantially similar in the aggregate to the base salary or base hourly wage rate provided by the Company or any Company Subsidiary to such Employee immediately prior to the Effective Time, and (ii) annual cash based target bonus opportunities (excluding equity-based compensation), if any, that are substantially similar in the aggregate to such similar target bonus opportunities provided by the Company or any Company Subsidiary to such Employee immediately prior to the Effective Time.

(b)           During the Continuation Period, Purchaser shall, and shall cause its Affiliates (including the Surviving Corporation and the Company Subsidiaries) to provide each Employee who remains employed by Purchaser or any of its Affiliates (including the Surviving Corporation and the Company Subsidiaries) following the Effective Time with employee benefits (but excluding any equity based compensation or benefits, defined benefit plan benefits, retiree medical benefits or non-qualified deferred compensation plan benefits) that are substantially similar in the aggregate to either (i) the employee benefits, including severance, provided by the Company and the Company Subsidiaries to such Employee immediately prior to the Effective Time under the Company Plans or (ii) the employee benefits , including severance, contemporaneously provided by Purchaser or its Affiliates to an employee of Purchaser or any of its Affiliates in a position comparable to such Employee.

(c)           From and after the Effective Time, Purchaser shall cause each employee benefit plan maintained or contributed to by Purchaser or any of its Affiliates (excluding for this purpose any employee benefit plans maintained or contributed to by the Company and the Company Subsidiaries prior to the Effective Time, or any equity based plans) in which an Employee participates or will participate (each, a “Recipient Plan”) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Employee under such Recipient Plans, except to the extent such pre-existing conditions, exclusions or waiting periods under the analogous Company Plan are applicable to such Employee prior to the Effective Time; (ii) provide such Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan applicable to such Employee prior to the Effective Time) for the plan year of the Recipient Plan that includes the Closing Date; and (iii) recognize all service of such Employee (to the same extent such service was recognized under the analogous Company Plan applicable to such Employee prior to the Effective Time) for  purposes of eligibility to participate, vesting and, with respect to vacation, short term disability or severance plan only, benefit accrual in such Recipient Plan; provided, however, that: (x) the foregoing shall not apply to the extent it would result in duplication of benefits; (y) the foregoing shall be subject to any term or condition of any Recipient Plan imposed by a third party insurer or plan administrator to the extent such term or condition is not waived after Purchaser uses reasonable best efforts to acquire such waiver and (z) compliance with the foregoing clauses (i) and (ii) shall be (A) subject to Purchaser’s use of commercially reasonable efforts to cause such compliance and (B) required only to the extent permitted by applicable Law.

(d)           Provided that Purchaser directs Seller or the Company in writing at least ten (10) days prior to the Closing Date, the Company shall cause to be adopted resolutions terminating the VersaPharm Incorporated 401(K) Profit Sharing Plan, effective January 1, 2009, as amended January 1, 2013 (the “Company 401(k) Plan”), effective at least one day prior to the Closing Date, but contingent on the occurrence of the Closing.  The Company shall provide Purchaser with copies of such resolutions.  As of the Closing, Purchaser or one of its Affiliates shall maintain or cause to be maintained a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code, and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Purchaser’s 401(k) Plan”).  In the event that the Company adopts resolutions terminating the Company 401(k) Plan, effective as soon as practicable following the Closing Date, (A) all Employees of the Company who were eligible to participate in the Company 401(k) Plan immediately prior to the Closing shall be eligible to participate in Purchaser’s 401(k) Plan, (B) each Employee of the Company who has an account under the Company 401(k) Plan shall be eligible to receive a distribution from such Company 401(k) Plan following the Closing and (iii) Purchaser shall or shall cause Purchaser’s 401(k) Plan to accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Company’s 401(k) Plan that is in cash, but including plan loans.

(e)           The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 6.10; provided, however, that in the event of a material breach of Purchaser’s obligations under this Section 6.10, which breach affects the Employees generally (as opposed to being specific to a particular Employee), the Equityholder Representative shall, in its discretion, be entitled to enforce this provision on behalf of such Persons and be entitled, on behalf of such Persons, to recoup any Losses to which such Persons would be entitled if they had a direct right to enforce the provisions of this Section 6.10.  In no event shall Section 6.10 or the terms of this Agreement be deemed to (i) establish, amend or modify any Company Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Purchaser, the Surviving Corporation or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser and its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Company Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser, the Surviving Corporation or any of their respective Subsidiaries (including, following the Effective Time, the Surviving Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

Section 6.11      Notification of Breaches.

(a)           During the Pre-Closing Period, (i) Purchaser shall notify the Company (with reasonable detail) as soon as reasonably practicable after becoming aware of any material breach, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which could reasonably be expected to result in a breach, of any of its representations, warranties, covenants or agreements contained in this Agreement or of any fact or condition that would cause or reasonably be expected to cause a condition to the Company’s obligation to consummate the Closing set forth in Article VII to not be satisfied, and (ii) the Company shall notify Purchaser (with reasonable detail) as soon as reasonably practicable after becoming aware of any material breach, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which could reasonably be expected to result in a breach, of any of its representations, warranties, covenants or agreements contained in this Agreement or of any fact or condition that would cause or reasonably be expected to cause a condition to Purchaser’s obligation to consummate the Closing set forth in Article VII to not be satisfied.  Except as provided in Section 6.11(b), such notice shall not be deemed to supplement or amend the Disclosure Schedule or any representation and warranty or covenant and agreement of the Company or Purchaser for the purpose of (A) determining whether any of the conditions set forth in Article VII have been satisfied, (B) affect any party’s right to indemnification pursuant to Article IX or (C) determining whether any breach or inaccuracy of representation or warranty or breach of covenant or agreement set forth in this Agreement has occurred.

(b)           Notwithstanding the provisions of Section 6.11(a): (i) if the Company delivers a notice pursuant to Section 6.11(a) with respect to breaches of representations and warranties of  the Company or Purchaser delivers a notice pursuant to Section 6.11(a) with respect to breaches of representations and warranties of Purchaser and Acquisition Subsidiary, in either case (A) resulting from events occurring after the date of this Agreement and (B) which breaches are material enough to permit the non-breaching party to terminate this Agreement pursuant to Section 8.1, and nonetheless the non-breaching party proceeds with the Closing, then from and after the Closing the non-breaching party shall be deemed to have waived any and all rights it (and, in the case of Purchaser, all other Purchaser Indemnified Parties, and in the case of the Company, all of the Company Indemnified Parties) may have arising from or relating to the breach of the representations and warranties resulting from events occurring after the date of this Agreement to the extent described in such notice (including the right to indemnification pursuant to Article IX); provided, however, no such waiver shall apply if and to the extent the breach described in such notice related to the failure of a representation or warranty of the party who delivered such notice (or, in the case of Purchaser, Acquisition Subsidiary) to be true and correct on and as of the date of this Agreement; and (ii) if the Company delivers a notice pursuant to Section 6.11(a) with respect to breaches of representations and warranties set forth in the first sentence of Section 4.10 (Permits) (except with respect to revoked Company Permits or Permits for which the Company or any of the Company Subsidiaries are required to possess but do not possess), the last sentence of Section 4.14(a) (Employee Benefit Plans; ERISA), the first sentence of Section 4.15 (Employees; Labor Proceedings), Section 4.20(a) (Material Contracts) or the first sentence of Section 4.21 (Insurance), from and after the Closing Purchaser shall be deemed to have waived any and all rights it and all other Purchaser Indemnified Parties may have arising from or relating to a breach of representation or warranty with respect to such section that is described in such notice (including any right to indemnification pursuant to Article IX); provided, however, no such waiver shall apply if and to the extent the breach described in such notice related to the failure of a representation or warranty of the Company be true and correct on and as of the date of this Agreement or resulted from a breach by the Company of any of its covenants and agreements in this Agreement; and (iii) if the Company delivers a notice pursuant to Section 6.11(a) with respect to breaches of representations and warranties of  the Company resulting from events occurring after the date of which all conditions to the Closing under Article VII have been satisfied (other than conditions which by their nature are to be performed at the Closing) except for the completion of the Marketing Period, then from and after the Closing Purchaser shall be deemed to have waived any and all rights it and all other Purchaser Indemnified Parties may have arising from or relating to such breach of the representations and warranties to the extent described in such notice (including the right to indemnification pursuant to Article IX); provided, however, no such waiver shall apply if and to the extent the breach described in such notice related to the failure of a representation or warranty of the Company to be true and correct on and as of the date of this Agreement or on and as of the date on which all such other conditions under Article VII were satisfied or resulted from a breach by the Company of any of its covenants and agreements in this Agreement.

Section 6.12      Financing.

(a)           Purchaser shall use reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter.  In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable (taken as a whole) to Purchaser than the terms and conditions (taken as a whole) set forth in the Commitment Letter (“Alternative Committed Financing”), including from alternative sources, following the occurrence of such event.  Purchaser shall give the Company prompt written notice upon becoming aware of (i) any breach by any party of the Commitment Letter, (ii) any expiration or termination of the Commitment Letter or any Financing Document or (iii) any material dispute or disagreement between or among any parties to the Commitment Letter (excluding ordinary course negotiations with respect to terms of the Financing).  Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing or the Alternative Committed Financing, as the case may be, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter if such amendment, modification or waiver would reasonably be expected to materially impair or delay the ability of Purchaser to receive the full amount of the Financing or the Alternative Committed Financing, as the case may be, at or before the date on which the Closing is to occur pursuant to Section 1.4 or to consummate the transactions contemplated hereby.  Purchaser shall provide written notice to the Company promptly upon receiving the Financing or the Alternative Committed Financing, as the case may be, and shall provide copies of executed counterparts of any Financing Documents that fall within the definition of “Commitment Letter” promptly as they become available (provided that any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms may be redacted so as not to disclose such terms that are confidential).

(b)           Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to provide and or cause its and the Company Representatives to provide to Purchaser, at Purchaser’s sole expense, all cooperation reasonably requested by Purchaser that is customary in connection with the arrangement of the type of Financing contemplated by the Commitment Letter (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries).  Without limiting the foregoing sentence, the Company shall, shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause each of the Company Representatives to (i) (A) furnish Purchaser and its Financing Sources, as promptly as reasonably practicable following Purchaser’s request, with such pertinent and customary information, to the extent reasonably available to the Company or the Company Subsidiaries, regarding the Company and the Company Subsidiaries, and any supplements thereto, as may be reasonably requested by Purchaser to consummate the Financing and (B) furnish Purchaser and its Financing Sources, as promptly as reasonably practicable following Purchaser’s request, with information regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries) reasonable and customary for the arrangement of loans contemplated by the Financing, to the extent reasonably available to the Company, the Company Subsidiaries or the Company Representatives and to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans, (ii) furnish all consolidated financial statements, business and other financial data (other than pro forma financial statements but including, for the avoidance of doubt, any financial information of the Company and the

Company Subsidiaries reasonably necessary to permit the Purchaser to prepare pro forma financial statements required under the Commitment Letter, and excluding textual descriptions of the Company’s business and financial results (other than what is customarily contained in the notes to the Company’s financial statements)), and audit reports of the Company and the Company Subsidiaries, and any supplements thereto required under the Commitment Letter and written financial information reasonably necessary for Purchaser and the Financing Sources to prepare the “Confidential Information Memorandum” referred to in the Commitment Letter (the information referred to in clauses (i) and (ii) being referred to in this Agreement as the “Required Information”), (iii) participate and have one or more members of senior management and the Company Representatives participate in a reasonable number of meetings, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (including customary one-on-one meetings with the Financing Sources), (iv) assist reasonably with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing shall contain disclosure reflecting the Surviving Corporation and/or the Company Subsidiaries as the obligor, (v) take all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Purchaser to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) execute and deliver any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assist in preparing schedules thereto as may be reasonably requested by Purchaser (including delivery of borrowing base certificates and delivery of a solvency certificate of the chief financial officer of the Company, (vii) assist in (A) the preparation, execution and delivery of one or more credit agreements, indentures, currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or the Company Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Purchaser in connection with the Financing; provided that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) in connection with the Financing, provide customary authorization letters to the Financing Sources for the Financing authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources for the Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public-side versions of such documents, if any, consist exclusively of information with respect to the Company, the Company Subsidiaries and/or their respective securities that is either (A) publicly available or (B) not material with respect to the Company, the Company Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws, (ix) use reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Commitment Letter to be paid off, discharged and terminated on the Closing Date, (x) provide at least two (2) Business Days prior to the expected Closing Date all documentation and other information about the Company and each of the Company Subsidiaries as is requested by the Financing Sources for the Financing and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act, (xi) use reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Financing, (xii) assist in obtaining corporate and facilities ratings for the Financing, (xiii) request the Company’s independent auditors to cooperate with Purchaser’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors, (xiv) assist reasonably with the execution, preparing and delivering of original stock certificates and original stock powers to the Financing Sources (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, and (xv) ensure that there are no competing issues of debt securities or syndicated credit facilities of the Company and the Company Subsidiaries being offered or arranged between the execution of this Agreement and the Effective Time.  Purchaser shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.12(b) and shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all direct and actual losses (other than lost profits), damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Purchaser pursuant to this Section 6.12(b) and any information used in connection therewith (except with respect to any information provided in writing by the Company or any of the Company Subsidiaries specifically for use in connection therewith), except, in each case, insofar as such losses, damages, claims, costs or expenses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Company, the Company Subsidiaries or the Company Representatives, (ii) directly resulted from the breach of any of the obligations of the Company under this Agreement or (iii) that were agreed to in a settlement without the written consent of Purchaser.

(c)           Notwithstanding anything to the contrary contained in this Section 6.12, (i) no obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 6.12 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Financing), (ii) none of the Company or any of the Company Subsidiaries or the Company Representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Financing prior to the Effective Time, (iii) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained except such resolutions of the directors, managers and general partners of the Company Subsidiaries as would not become effective until the Effective Time, and (iv) none of the Company or any of the Company Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, or to take any corporate or company actions, that become effective prior to the Effective Time.

(d)           For purposes of this Section 6.12, the term “Financing” shall also be deemed to include any Alternative Committed Financing and the term “Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Committed Financing.

Section 6.13      Tax Matters.

(a)           Each party hereto acknowledges and agrees that (i) the taxable year of the Company and the Company Subsidiaries shall end for federal Income Tax purposes on the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), (ii) the Company and the Company Subsidiaries shall join the Purchaser Group as of the end of the day on the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), and (iii) if any of the Company and the Company Subsidiaries is permitted, but not required, under any applicable Tax Law, to treat the Closing Date as the last day of a taxable period, each party, as applicable, shall, and shall cause its Affiliates to, treat the Closing Date as the last day of that taxable period.  In each case where applicable Tax Law requires or permits the taxable year of the Company and the Company Subsidiaries to end on the Closing Date, the taxable income, gain, loss, deduction and credit of each of the Company and the Company Subsidiaries shall be apportioned between its taxable year ending on the Closing Date and its taxable year beginning on the day after the Closing Date based on a closing of the books of the Company or of such Company Subsidiary as of the close of business on the Closing Date, and no election shall be made to prorate items pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D), provided that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation) shall be allocated between the short taxable year ending on the Closing Date and the short taxable year beginning after the Closing Date in proportion to the number of days in each such short year.  In any case where applicable Tax Law does not permit the Company or any Company Subsidiary to close its taxable year as of the end of the Closing Date or assesses a Tax with respect to a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Taxes with respect to such Straddle Period shall be allocated as follows:

(A)           Taxes based on or measured by income or receipts, and sales and payroll Taxes, shall be allocated to the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on an interim closing of the books of the Company or the Company Subsidiary, as applicable, provided that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period.

(B)           All other Taxes shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period.

Each party hereto shall, and shall cause its Affiliates to, file all Tax Returns so as to effect the provisions of this Section 6.13(a).

(b)           The Equityholders, and not Purchaser or its Affiliates (including, after the Closing Date, the Surviving Company and the Company Subsidiaries), shall be responsible for the payment of, or the non-payment of, and shall timely pay in accordance with Section 6.13(c),  all Income Taxes of the Company and the Company Subsidiaries for any Pre-Closing Tax Period and the portion ending on the Closing Date of any Straddle Period, but excluding any Income Taxes resulting from or relating to (i) an election, if any, made by Purchaser or its Affiliates under Section 338 of the Code with respect to the transactions contemplated by this Agreement, (ii) any transaction occurring on the Closing Date but after Closing outside the ordinary course of business and not contemplated by this Agreement, including any such transaction treated under the Next Day Rule as occurring on the day after the Closing Date, and (iii) any breach by Purchaser or any of its Affiliates of Section 6.13(d)(i), (ii) or (iii).  Income Taxes payable for any Straddle Period shall be allocated between the portion of the Straddle Period ending on and including the Closing Date (for which the Equityholders are responsible) and the portion of the Straddle Period beginning on the day after the Closing Date (for which the Equityholders are not responsible) in accordance with the provisions of Section 6.13(a).

(c)           Purchaser or the Surviving Company shall prepare or cause to be prepared and timely file or cause to be timely filed with the appropriate federal, state, local and foreign Governmental Authorities all Tax Returns of or with respect to the Company and the Company Subsidiaries and their respective operations for all Pre-Closing Tax Periods that are filed after the Closing Date and for all Straddle Periods.  Each such Tax Return shall be completed in substantial compliance with applicable Law and consistent with past practice in all material respects, unless otherwise required by applicable Law.  No later than forty-five (45) days prior to filing any such Tax Return that is an Income Tax Return, Purchaser shall submit such Income Tax Return, together with a calculation of the portion of Taxes shown on such Income Tax Return for which the Equityholders are responsible pursuant to Section 6.13(b), to the Equityholder Representative for its review and consent.  If the Equityholder Representative fails within fifteen (15) days of receipt of any such Income Tax Return and calculation to notify Purchaser of any objection with respect thereto, then the Equityholder Representative shall be deemed to consent to such Income Tax Return and calculation.  If the Equityholder Representative objects to any portion of any such Income Tax Return or calculation, the Equityholder Representative shall provide written notice of such objection to Purchaser no later than fifteen (15) days following the delivery by Purchaser to the Equityholder Representative of the Income Tax Return and calculation, setting forth in reasonable detail those items to which the Equityholder Representative objects, the adjustments proposed by the Equityholder Representative, and the basis for the Equityholder Representative’s suggested adjustments.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Income Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Firm using dispute resolution procedures equivalent to those set forth in Section 1.8(b).  Purchaser shall be reimbursed for any Income Taxes that are required to be paid pursuant to such Income Tax Returns for which the Equityholders are responsible pursuant to Section 6.13(b), to the extent such Income Taxes have not been paid on or prior to the Closing Date, from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement.

(d)           Purchaser shall not, and shall not cause or  permit any of its Affiliates (including, after the Closing, the Surviving Company and the Company Subsidiaries) to (i) make an election under Section 338 of the Code (or any analogous or similar provision of applicable state, local or foreign Tax Law) with respect to any transaction contemplated by this Agreement, (ii) amend any Income Tax Returns of the Company or of any of the Company Subsidiaries filed with respect to any Pre-Closing Tax Period or any Straddle Period, or (iii) make any Income Tax election that affects the Company or any of the Company Subsidiaries and has retroactive effect to any Pre-Closing Tax Period or any Straddle Period (to the extent such election affects the portion of such Straddle Period ending on the Closing Date), in each case without the prior written consent of the Equityholder Representative (not to be unreasonably withheld).

(e)           The Equityholders shall be entitled to any Tax refunds (including interest received thereon) received by Purchaser or any of its Affiliates, and to any amounts credited against Income Tax to which Purchaser or any of its Affiliates becomes entitled, that relate to  any Income Taxes of the Company or the Company Subsidiaries for any Pre-Closing Tax Period or the portion ending on the Closing Date of any Straddle Period for which the Equityholders are responsible pursuant to Section 6.13(b); provided that to the extent any such Tax refund or amount credited against Income Tax would not have been received or available in the absence of the Transaction Tax Deductions, Purchaser or its Affiliates shall be entitled to retain such refund or credit and shall not be required to pay such amount to the Equityholder Representative.  Purchaser shall pay the amount of any such refund or  credit (net of any Income Taxes imposed upon Purchaser or its Affiliates with respect to its receipt of such refund or credit) to the Equityholder Representative within fifteen (15) days after it is received or applied against any Tax liability.

(f)           To the extent that any Company Plan or compensatory arrangement binding upon the Company or any Company Subsidiary provides for payments to be paid to any employee thereof that would not be deductible under Section 280G of the Code, then prior to the Closing Date, the Company shall use reasonable best efforts to take such action as would be necessary to seek shareholder approval of such payments that if obtained, would qualify as “shareholder approval”  within the meaning of Section 280G(b)(5) of the Code and Q&A-7 of Treasury Regulation Section 1.280G-1.

(g)           The Equityholders and Purchaser shall each be responsible for and pay one-half of all Transfer Taxes.

(h)           Subject to the other provisions of this Section 6.13 and to Article IX, Purchaser and the Equityholder Representative shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the preparation and filing of Tax Returns, (ii) any audit or other Proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes.  Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

Section 6.14      R&W Insurance Policy.

(a)           Purchaser shall use its commercially reasonable efforts to acquire, at or prior to the Closing, a transaction representations and warranties insurance policy on terms and conditions substantially similar to those set forth in the Non-Binding Indication Letter dated April 29, 2014 addressed to Purchaser and previously provided to the Company (the “NBIL”) and the sample policy provided to the Company on May 8, 2014, with only such additions, deletions and other changes to such terms and conditions and such policy that are adverse to the Equityholders or the Equityholder Representative or that increase the premium of the policy as Purchaser and the Company (prior to the Effective Time) or the Equityholder Representative (after the Effective Time) may mutually agree (such insurance policy, the “R&W Insurance Policy”).  The R&W Insurance Policy shall: (i) contain a waiver of subrogation by the insurer in favor of the Equityholders, with only an exception for fraud, (ii) contain declarations in accordance with the comparable provisions of the NBIL and (iii) not have any partial cover, no cover or other coverage qualifications on the cover page thereof (except for exclusions set forth in such policy), in any such case set forth in the preceding clause (i), (ii) or (iii) unless mutually agreed by Purchaser and the Company (prior to the Effective Time) or the Equityholder Representative (after the Effective Time).  The Company shall be responsible for one half (1/2) of the premium for the R&W Insurance Policy, which amount shall be characterized as a Company Transaction Expense for purposes of this Agreement, and Purchaser shall be responsible for the remainder of the premium and for all other costs of procuring the R&W Insurance Policy.  Each of the Company and Purchaser shall undertake its commercially reasonable efforts as may be necessary or appropriate to enable Purchaser to procure the R&W Insurance Policy at or prior to the Closing.  From and after the issuance of the R&W Insurance Policy, Purchaser shall not amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner adverse to the Equityholders (in light of the purpose of the R&W Insurance Policy reflected in Article IX) or the Equityholder Representative including with respect to the waiver of subrogation set forth therein, without the prior written consent of the Equityholder Representative.

(b)           If a R&W Insurance Policy is obtained, then from and after the date such R&W Insurance Policy becomes effective: (i) the Escrow Period shall be reduced to the twelve (12) month anniversary of the date of this Agreement, (ii) the provisions of Section 9.6 shall not apply to the R&W Insurance Policy and (iii) notwithstanding the provisions of Section 9.12(a), any valid indemnification claims brought by any of the Purchaser Indemnified Parties pursuant to Section 9.2(a) shall be paid (A) first, from the R&W Insurance Policy, to the extent coverage is available to Purchaser or the other Purchaser Indemnified Parties thereunder (it being agreed that to the extent Losses are below or within the retention amount, or in excess of the policy limit, in respect of the R&W Insurance Policy, coverage shall not be deemed available under the R&W Insurance Policy with respect to such Losses) and (B) any remainder of any such claims shall be paid thereafter in accordance with the provisions of Section 9.12(a).

ARTICLE VII

CLOSING CONDITIONS

Section 7.1        Conditions to the Obligations of Purchaser and Acquisition Subsidiary.  The obligations of Purchaser and Acquisition Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement at or after the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing of each of the following conditions.

(a)           (i) The representations and warranties of the Company contained in Article IV (except for the Fundamental Company Representations) shall be true and correct in all respects (disregarding all materiality or Material Adverse Effect qualifications and exceptions), as if made at and as of the Closing (except that those representations and warranties that are made as of a specific date shall be true and correct only as of such date), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Fundamental Company Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing (except that those Fundamental Company Representations that are made as of a specific date shall be true and correct only as of such date).

(b)           The Company shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed by a senior officer of the Company, as to the fulfillment of the conditions set forth in Section 7.1(a) and (b).

(d)           Any waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

(e)           There shall not be in effect any Order by a court of competent jurisdiction, and no applicable Law, that has the effect of making the Merger illegal or otherwise restraining, preventing or prohibiting the consummation of the Merger.

(f)           The Company and the Company Subsidiaries shall have entered into and delivered to Purchaser one or more agreements with Tailwind and its Affiliates (other than the Company, the Company Subsidiaries and any employees of the Company and the Company Subsidiaries), terminating all agreements by or among them (in form and substance reasonably acceptable to Purchaser) other than (i) this Agreement and any agreements contemplated  hereby and (ii) any rights to indemnification from the Company and the Company Subsidiaries.

(g)           The Company Stockholder Approval shall have been obtained.

(h)           The Company shall have delivered to Purchaser a copy of: (A) the Certificate of Incorporation certified by the Secretary of State of the State of Delaware, (B) the certificate of incorporation, certificate of formation or articles of organization as in effect on the Closing Date for each of the Company Subsidiaries, certified by the secretary of state of the state of formation for such Company Subsidiary, (C) the bylaws of the Company, as in effect on the Closing Date, certified by the secretary of the Company, and (D) the bylaws or limited liability company agreement, for each of the other Company Subsidiaries, as in effect on the Closing Date, certified by the secretary or other appropriate officer of such Company Subsidiary.

(i)           The Company shall have delivered to Purchaser a certificate from the Company, in form and substance as prescribed by Treasury Regulations promulgated under Code Sections 897 and 1445, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(j)           The Company shall have delivered to Purchaser a payoff letter with respect to the Senior Debt, in form and substance reasonably satisfactory to Purchaser (the “Payoff Letter”), together with UCC-3 termination statements or other documents necessary to terminate any Liens in connection with the Senior Debt.

(k)           The Company shall have received the written consents, in form and substance reasonably satisfactory to Purchaser, identified on Section 7.1(k) of the Disclosure Schedule.

(l)           The Equityholder Representative and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement.

(m)           The number of Dissenting Shares (if any) shall represent not more than three percent (3%) of the total number of shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, measured on an “as converted to common stock” basis.

(n)           No Material Adverse Effect on the Company shall have occurred after the date of this Agreement and be continuing.

(o)           The Marketing Period shall have been completed.

Section 7.2        Conditions to the Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement at or after the Closing shall be subject to the satisfaction or waiver by the Company (with prior approval of the Company Board) on or prior to the Closing of each of the following conditions.

(a)           (i) The representations and warranties of Purchaser and Acquisition Subsidiary contained in Article V shall be true and correct in all respects (if qualified by materiality or material adverse effect) and shall be true and correct in all material respects (if not qualified by materiality or material adverse effect), as if made at and as of the Closing (except that those representations and warranties that are made as of a specific date shall be true and correct only as of such date), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Acquisition Subsidiary to consummate the transactions contemplated by this Agreement on the Closing Date.

(b)           Purchaser and Acquisition Subsidiary shall have each performed in all material respects all of the respective agreements, covenants and obligations required to be performed by Purchaser or Acquisition Subsidiary, as applicable, under this Agreement at or prior to the Closing.

(c)           Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a senior officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.2(a) and (b).

(d)           Any waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

(e)           There shall not be in effect any Order by a court of competent jurisdiction, and no applicable Law, that has the effect of making the Merger illegal or otherwise restraining, preventing or prohibiting the consummation of the Merger.

(f)           The Company Stockholder Approval shall have been obtained.

(g)           Purchaser and the Escrow Agent shall have executed and delivered to the Equityholder Representative the Escrow Agreement.

ARTICLE VIII

TERMINATION

Section 8.1        Termination.  This Agreement may be terminated and the Merger may be abandoned at any time before the Closing, whether before or after approval of this Agreement and the Merger by the stockholders of the Company (subject to applicable provisions of the DGCL):

(a)           By the written agreement of the Company (with prior approval of the Company Board) and Purchaser;

(b)           By either the Company (with prior approval of the Company Board) or  Purchaser if the Closing shall not have occurred on or before the day that is one hundred eighty (180) days after the date of this Agreement (or such other date to which the Company (with prior approval of the Company Board) and Purchaser may agree) (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company or Purchaser if its breach (or in the case of Purchaser, Acquisition Subsidiary’s breach) of any provision of this Agreement shall have caused, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, however, that if the failure for the Closing not having occurred by the Termination Date is due solely to a delay in satisfying the conditions set forth in Section 7.1(d) and Section 7.2(d), the date referred to in this Section 8.1(b) as the “Termination Date” shall be the day that is two hundred ten (210) days after the date of this Agreement; or

(c)           By either the Company (with prior approval of the Company Board) or Purchaser if any Law (including any Order) which prohibits or makes the consummation of the Merger illegal shall be enacted, entered or promulgated by any Governmental Authority and shall have become final and non-appealable; provided, however, the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company or Purchaser unless such party shall have complied in all material respects with its obligations under Section 6.3.

(d)           By the Company (with prior approval of the Company Board):

(i)           if (A) there shall have been a breach in any material respect of any representation and warranty in this Agreement of Purchaser or Acquisition Subsidiary or (B) Purchaser or Acquisition Subsidiary shall not have performed or complied in any material respect with any material covenant or material agreement of Purchaser or Acquisition Subsidiary contained in this Agreement, in each case, such that the conditions set forth in Sections 7.2(a) or (b) (as applicable) would be incapable of being satisfied by the Termination Date and is either not capable of being cured, or if capable of being cured, has not been cured by the twentieth (20th) Business Day following written notice to Purchaser from the Company of such breach or, if sooner, the Termination Date; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is in material breach of this Agreement; or

(ii)           if the Marketing Period has been completed and the conditions to closing set forth in Section 7.1 and Sections 7.2(d), 7.2(e) and 7.2(f) are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Purchaser is unable to satisfy its obligation to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.4 because of a Financing Failure; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is in material breach of this Agreement.

(e)           By Purchaser:

(i)           if (A) there shall have been a breach in any material respect of any representation and warranty in this Agreement of the Company or (B) the Company shall not have performed or complied in any material respect with any material covenant or material agreement of the Company contained in this Agreement, in either case such that the conditions set forth in Sections 7.1(a) or (b) (as applicable) would be incapable of being satisfied by the Termination Date and is either not capable of being cured, or if capable of being cured, has not been cured by the twentieth (20th) Business Day following written notice to the Company from Purchaser of such breach or, if sooner, the Termination Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e)(i) if Purchaser is in material breach of this Agreement; or

(ii)           if the Required Written Consents are not delivered to Purchaser within twenty-four (24) hours of the execution of this Agreement.

Section 8.2        Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any party, any Affiliates of such party or any of the directors, officers, managers, partners, employees, equityholders, representatives or agents of such party or its Affiliates in respect hereof, except that:

(i)            any such termination shall not affect the parties’ respective rights and obligations under Section 6.6 (regarding public announcements), this Section 8.2, Section 8.3, Article XII or the Confidentiality Agreement, all of which shall survive such termination; and

(ii)           if such termination results from the: (A) willful and material breach by a party of a covenant or agreement set forth in this Agreement; or (B) willful and material breach by a party of any of its representations and warranties set forth in this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such failure or breach;

provided, however, that no party shall have any liability arising from any failure or breach referred to in the preceding clause (ii) unless such party shall have received written notice of a claim therefor from another party within thirty (30) days after the termination of this Agreement describing in reasonable detail the failure or breach and the Losses resulting therefrom, to the extent known and, thereafter, such liability shall have been either agreed upon in writing by the parties or determined by a court of competent jurisdiction.  For purposes of this Article VIII, the Losses of the Company resulting from a failure or breach by Purchaser or Acquisition Subsidiary referred to in the preceding clause (ii) shall be deemed to include any Losses incurred by the Equityholders in connection with the failure of Purchaser and Acquisition Subsidiary to consummate the Closing.

(b)           If this Agreement is terminated as provided in this Section 8.2: (i) Purchaser and Acquisition Subsidiary shall take the actions set forth in the Confidentiality Agreement with respect to all documents and other materials received from the Company, the Company Subsidiaries, any of their respective Affiliates, any of the Company Representatives or any of the directors, officers, managers, partners, employees, agents or representatives of any such Affiliate (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and (ii) all confidential information received by Purchaser, Acquisition Subsidiary or the Purchaser Representatives with respect to the Company and the Company Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 8.3        Purchaser Termination Fee.

(a)           In the event that this Agreement has been terminated (i) by Purchaser pursuant to Section 8.1(b), if at the time of such termination by Purchaser the Company would have been able, upon notice to Purchaser, to terminate this Agreement pursuant to Section 8.1(d)(ii), or (ii) by the Company pursuant to Section 8.1(d)(ii), then within two (2) Business Days following such termination Purchaser shall pay or cause to be paid to the Company an aggregate amount equal to Twenty Two Million Dollars ($22,000,000) (the “Purchaser Termination Fee”).  The parties understand and agree that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.

(b)           Notwithstanding anything to the contrary in this Agreement, except in the case of intentional fraud or a willful and material breach of this Agreement, if Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.4 or fail to perform hereunder as a result of a Financing Failure, then the Company’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Purchaser, their Affiliates, the Financing Sources and the Purchaser Representatives and assignees for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Purchaser Termination Fee only to the extent provided by Section 8.3(a), and none of Purchaser, its Affiliates, the Financing Sources or the Purchaser Representatives or assignees will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.  The Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are express third party beneficiaries of this Section 8.3(b).

ARTICLE IX

INDEMNIFICATION

Section 9.1        Survival of Representations and Warranties and Covenants and Agreements; Indemnification Claims Period.

(a)           Each of the representations and warranties of the Company and Purchaser contained in this Agreement or in any certificate delivered pursuant hereto at the Closing shall survive until the expiration of the Escrow Period, and shall thereupon expire, except that (i) the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive for a period of four (4) years after the Closing Date and (ii) the representations and warranties set forth in Section 4.13 (Taxes) shall survive until the applicable statute of limitations has run plus sixty (60) days.  Each (i) of the covenants and agreements set forth in this Agreement to be performed on or prior to the Closing shall survive the Closing until the twelve (12) month anniversary of the date of the Closing and shall thereupon expire and (ii) of the other covenants and agreements set forth in this Agreement shall survive the Closing without limitation as to time; provided, that if a covenant or agreement referred to in this clause (ii) specifies a term, in such case the performance obligations under such covenant or agreement shall survive for such specified term and shall thereupon expire, but the right of the Purchaser Indemnified Parties and the Company Indemnified Parties, as applicable, to make a claim for a breach of any such covenant or agreement, which such breach occurred prior to the expiration of the performance obligations pursuant to the terms of such covenant or agreement, shall survive until the sixtieth (60th) day following expiration of the applicable statute of limitations with respect to the subject matter of such covenant and agreement, and shall thereupon expire.

(b)           No claim for indemnification may be asserted against the Equityholders for breach of any representation, warranty, covenant or agreement of the Company or the Equityholder Representative contained in this Agreement unless a Notice of Claim has been received by the Equityholder Representative prior to the date on which such representation, warranty, covenant or agreement expires as set forth in Section 9.1(a); and if a Notice of Claim has been received by the Equityholder Representative prior to such time, then the claim for indemnification with respect to the matters set forth in such Notice of Claim will survive until such later date as such claim for indemnification has been fully and finally resolved in accordance with this Article IX.  No claim for indemnification may be asserted against Purchaser for breach of any representation, warranty, covenant or agreement of Purchaser or Acquisition Subsidiary under this Agreement unless a Notice of Claim has been received by Purchaser prior to the date on which such representation, warranty, covenant or agreement expires as set forth in Section 9.1(a); and if a Notice of Claim has been received by Purchaser prior to the date on which such representation, warranty, covenant or agreement expires as set forth in Section 9.1(a), then the claim for indemnification with respect to the matters set forth in such Notice of Claim will survive until such later date as such claim for indemnification has been fully and finally resolved in accordance with this Article IX.

Section 9.2        Indemnification Obligations.

(a)           Subject to the other provisions of this Article IX, from and after the Closing, the Equityholders shall, severally in accordance with their respective Participation Percentages and not jointly, indemnify Purchaser and each of its Affiliates (which, following the Closing, shall include the Surviving Corporation and the Company Subsidiaries) and its and their respective directors, officers, managers, partners, employees, equityholders, agents, representatives and successors and assigns (each, a “Purchaser Indemnified Party”) for any Losses suffered, sustained or incurred by such Purchaser Indemnified Party as a result of

(i)           the breach of any representation and warranty of the Company set forth in Article IV or any certificate delivered with respect thereto to Purchaser at the Closing;

(ii)           Indemnified Taxes;

(iii)           the breach of any covenant or agreement of the Company contained in this Agreement to be performed at or prior to the Effective Time;

(iv)           any payments paid or owed by the Surviving Corporation to any stockholder of the Company with respect to any Dissenting Shares to the extent that the aggregate amount of such payments, together with the aggregate amount of all Losses with respect thereto, exceeds the consideration that otherwise would have been payable to such stockholder of the Company pursuant to Article I upon the exchange of such Dissenting Shares if such Company stockholder had not exercised his, her or its right to dissent to the Merger pursuant to Section 262 of the DGCL;

(v)           any claim by a former stockholder or optionholder of the Company that the proceeds payable to such stockholder or optionholder in connection with the transactions contemplated by this Agreement, as set forth in the Allocation Schedule, are inadequate;

(vi)           any Actual Company Transaction Expenses that were not taken into account for purposes of calculating the Final Company Transaction Expenses or the Final Working Capital; or

(vii)           the breach of any covenant or agreement of the Equityholder Representative (in its capacity as such) contained in this Agreement.

(b)           Subject to the other provisions of this Article IX, from and after the Closing, Purchaser shall indemnify each Equityholder and each of its Affiliates and its and their respective directors, officers, managers, partners, employees, equityholders, agents, representatives and successors and assigns (each, a “Company Indemnified Party”) for any Losses suffered, sustained or incurred by such Company Indemnified Party as a result of the breach of:

(i)           any representation and warranty of Purchaser and Acquisition Subsidiary set forth in Article V or any certificate with respect thereto delivered to the Company at the Closing; or

(ii)           any covenant or agreement of Purchaser or Acquisition Subsidiary (or, after the Closing, the Company) contained in this Agreement.

(c)           For purposes of determining (i) whether there has been a breach of any representation and warranty of the Company set forth in Article IV or any certificate delivered with respect thereto to Purchaser at the Closing and (ii) the Losses for any such breach, (A) each representation and warranty made in this Agreement is made without any qualification or limitations as to materiality or Material Adverse Effect and (B) without limiting the foregoing, the word “material”, “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation or warranty; provided, however, that materiality qualifications shall not be disregarded for purposes of (I) the definition of Permitted Liens, Company Permits, Material Contracts, Company Licensed Intellectual Property Rights or Company Intellectual Property Rights, and any use of such terms in this Agreement, and (II) Sections 4.7(a)(i), 4.7(b) (including references to materiality in Section 6.1(b) for the purposes of applying 4.7(b)), the last sentence of 4.14(a) and 4.18(e).

(d)           To the extent any claim for indemnification could be brought by a Purchaser Indemnified Party pursuant to Section 9.2(a)(i) and any other provision of Section 9.2(a), for this purpose without giving effect to the survival periods referred to in Section 9.1 or the limitations on indemnification set forth in Section 9.3(a), such claim for indemnification may only be brought pursuant to Section 9.2(a)(i), for this purpose giving effect to the survival periods referred to in Section 9.1 and the limitations on indemnification set forth in Section 9.3(a); provided, however, this Section 9.2(d) shall not apply with respect to the covenants and agreements set forth in Section 1.8.

Section 9.3        Limitations on Indemnification Amounts.  The rights of the Purchaser Indemnified Parties and the Company Indemnified Parties to indemnification pursuant to the provisions of this Article IX are subject to the following limitations:

(a)           In no event shall (i) the Equityholders be required to provide indemnification to any of the Purchaser Indemnified Parties with respect to any claim for indemnification made pursuant to Section 9.2(a)(i): (A) if the Losses associated with such claim (or group of related claims arising out of the same or similar circumstances) are less than Fifty Thousand Dollars ($50,000) (the “De Minimis Claim Amount”); or (B) unless and until the Losses associated with all claims for indemnification made pursuant to Section 9.2(a)(i) incurred by the Purchaser Indemnified Parties aggregate at least Four Million Four Hundred Thousand Dollars ($4,400,000) (the “Indemnification Deductible”), after which point the Equityholders shall only be required to provide indemnification with respect to indemnifiable Losses with respect to any such claim for indemnification made pursuant to Section 9.2(a)(i) in excess of the Indemnification Deductible (for the avoidance of doubt, Losses associated with any claim for which indemnification is unavailable hereunder solely by reason of the limitation described in foregoing clause (i)(A) will not be counted towards determining if the Indemnification Deductible has been reached); provided, however, that, notwithstanding anything to the contrary contained herein, the De Minimis Claim Amount and the Indemnification Deductible shall not apply to any indemnification claims made with respect to the Fundamental Company Representations, the representations set forth in Section 4.13 (Taxes), indemnification claims made pursuant to Sections 9.2(a)(ii) through 9.2(a)(vii) or any claim based on intentional fraud; (ii) the Equityholders be required to provide indemnification to the Purchaser Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Sections 9.2(a)(i) in an aggregate amount in excess of amount of the Escrow Deposit then remaining in the Escrow Account (the “Indemnification Cap”) except with respect to claims made with respect to the Fundamental Company Representations or any claim based on intentional fraud; and (iii) the Equityholders be required to provide indemnification to the Purchaser Indemnified Parties for indemnifiable Losses with respect to Section 9.2(a) in an aggregate amount in excess of the Merger Consideration.

(b)           Notwithstanding anything to the contrary in this Article IX: (i) in no event shall Purchaser be required to provide indemnification to any of the Company Indemnified Parties with respect to any claim for indemnification made pursuant to Section 9.2(b)(i): (A) if the Losses associated with such claim are less than the De Minimis Claim Amount; or (B) unless and until the Losses associated with such claim incurred by the Company Indemnified Parties aggregate at the Indemnification Deductible, after which point Purchaser shall only be required to provide indemnification with respect to indemnifiable Losses with respect to any such claim for indemnification made pursuant to Section 9.2(b)(i) in excess of the Indemnification Deductible (for the avoidance of doubt, Losses associated with any claim for which indemnification is unavailable hereunder solely by reason of the limitation described in foregoing clause (i)(A) will not be counted towards determining if the Indemnification Deductible has been reached); provided, however, that the De Minimis Claim Amount and the Indemnification Deductible shall not apply to any indemnification claims made with respect to the Fundamental Purchaser Representations or any claim based on intentional fraud; (ii) in no event shall Purchaser be required to provide indemnification to the Company Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Section 9.2(b)(i) in an aggregate amount in excess of the Indemnification Cap except with respect to claims based on intentional fraud; and (iii) in no event shall Purchaser be required to provide indemnification to the Company Indemnified Parties for indemnifiable Losses with respect to Section 9.2(b) in an aggregate amount in excess of the Merger Consideration.

(c)           To the extent that any Loss that is otherwise indemnifiable pursuant to this Article IX has been included in the calculation of Final Working Capital, Final Cash or Final Company Transaction Expenses pursuant to Section 1.8(b), the Purchaser Indemnified Parties shall not be entitled to indemnification for such Loss pursuant to this Article IX, and such Loss shall not apply against the De Minimis Claim Amount or the Indemnification Deductible.  Conversely, to the extent any Loss has been incurred that has been applied against the Indemnification Deductible or is subject to a claim for indemnification by the Purchaser Indemnified Parties pursuant to this Article IX, the effect of such Loss shall not be included in the determination of Final Working Capital, Final Cash or Final Company Transaction Expenses for purposes of any adjustment pursuant to Section 1.8 with respect to Working Capital, Available Cash, Indebtedness or Company Transaction Expenses, as applicable.

Section 9.4        Indemnification Claim Procedure.

(a)           Promptly after obtaining knowledge of any matter that a Purchaser Indemnified Party or a Company Indemnified Party, acting in good faith, reasonably believes will entitle such Purchaser Indemnified Party or Company Indemnified Party (in such capacity, an “Indemnified Party”) to indemnification under this Article IX from any Person who would be obligated to indemnify such Indemnified Party if the claim is indemnifiable hereunder (such obligated Person, the “Indemnifying Party”), such Indemnified Party shall promptly provide to the Equityholder Representative, if the Indemnified Party is a Purchaser Indemnified Party, or to Purchaser, if the Indemnified Party is a Company Indemnified Party (in this capacity, the “Indemnifying Party Representative”), notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the Losses resulting therefrom (a “Notice of Claim”); provided, however, that the failure to timely provide a Notice of Claim hereunder shall not relieve any Indemnifying Party of the obligation to indemnify such Indemnified Party except to the extent that such Indemnified Party’s failure to provide or delay in providing a Notice of Claim actually prejudices the Indemnifying Party’s ability to defend against or contest or resolve such matter.

(b)           For claims for indemnification under this Article IX other than those relating to Third Party Claims, during the period of thirty (30) Business Days after delivery of the Notice of Claim, the Indemnifying Party Representative may deliver to the Indemnified Party who delivered such Notice of Claim a response (a “Response Notice”) in which the Indemnifying Party Representative (i) agrees that the full amount of Losses stated in the Notice of Claim is owed to such Indemnified Party, (ii) agrees that part (but not all) of the amount of Losses stated in the Notice of Claim is owed to such Indemnified Party or (iii) asserts that no part of the amount of Losses stated in the Notice of Claim is owed to such Indemnified Party.  Unless the Indemnifying Party Representative agrees in such Response Notice that the full amount of Losses stated in the Notice of Claim is owed to such Indemnified Party, such Response Notice shall set forth, in reasonable detail, the Indemnifying Party Representative’s objections to the claims and its basis for such objections.  If the Indemnifying Party Representative fails to provide such a Response Notice to the Indemnified Party who delivered the related Notice of Claim within such thirty (30) Business Day period, the Indemnifying Parties shall be deemed to have objected to all of the claims set forth in the Notice of Claim and the Indemnifying Party Representative or the Indemnified Party may thereafter pursue any legal remedies available to it with respect to the claims set forth in such Notice of Claim, subject, to the extent applicable, to the De Minimis Claim Amount, the Indemnification Deductible, the Indemnification Cap and the other provisions of this Article IX.  If the Indemnifying Party Representative provides a Response Notice within such thirty (30) Business Day period and such Response Notice objects to any of the claims set forth in the Notice of Claim, the Indemnified Party and the Indemnifying Party Representative, as the case may be, shall negotiate the resolution of the claim(s) for a period of not less than thirty (30) Business Days after such Response Notice is delivered to such Indemnified Party.  If the Indemnified Party and the Indemnifying Party Representative are unable to resolve all such claims within such time period, the Indemnified Party or Indemnifying Party Representative may thereafter pursue any legal remedies available to it with respect solely to the unresolved claims, subject, to the extent applicable, to the De Minimis Claim Amount, the Indemnification Deductible, the Indemnification Cap and the other provisions of this Article IX.

Section 9.5        Third Party Claims.

(a)           The Indemnifying Party Representative shall have the right to assume and pursue the defense of any claim or Proceeding by a third party (a “Third Party Claim”), with legal counsel reasonably selected by it, upon notification thereof to the Indemnified Party within sixty (60) days after the Notice of Claim has been delivered to the Indemnifying Party Representative.  Notwithstanding the foregoing sentence, the Indemnifying Party Representative shall not have the right to assume or pursue the defense of a Third Party Claim if (i) such Third Party Claim relates to a Proceeding that is reasonably expected to result in imprisonment or any criminal action; (ii) such Third Party Claim involves a request exclusively for equitable relief or any other non-monetary relief against the Indemnified Party; (iii) such third party claim involves or is reasonably expected to involve a request for monetary relief and also equitable relief or any other non-monetary relief against the Indemnified Party or any of its Affiliates which, if granted, would materially and adversely impact the current or future business operations, assets or properties, liabilities, condition (financial or otherwise) of the Indemnified Party or any of its Affiliates; (iv) such Third Party Claim involves a Proceeding in which an Indemnifying Party and the Indemnified Party are both named parties to the applicable Proceeding and the Indemnified Party shall have reasonably concluded based on the written advice of counsel (other than internal counsel of any of the Purchaser Indemnified Parties) that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party Representative, would be result in a conflict of interest; (v) the Losses claimed or likely to be claimed in such Third Party Claim will exceed one hundred fifty percent (150%) of the amount such Indemnified Party will be entitled to recover as a result of the limitations on indemnification contained herein (including the Deductible and the Indemnification Cap); or (vi) such Third Party Claim involves any Governmental Authority as a party thereto, and, in each such case, the Indemnified Party shall be indemnified for the reasonable fees and expenses of its counsel (limited to one firm for all Indemnified Parties and, if applicable, one local counsel in each applicable jurisdiction for all Indemnified Parties) if such Indemnified Party is entitled to indemnification with respect to such Third Party Claim pursuant to this Article IX.

(b)           Unless and until the Indemnified Party receives such notification from the Indemnifying Party Representative within such sixty (60) day period that it will assume the defense of a Third Party Claim, if the Indemnifying Party does not have the right to assume and pursue the defense of such Third Party Claim pursuant to Section 9.5(a) or, at any time after the Indemnifying Party Representative has assumed the defense of such Third Party Claim if: (i) a court of competent jurisdiction rules that the Indemnifying Party Representative has failed to or is failing to vigorously prosecute and defend such Third Party Claim or (ii) such Third Party Claim involves a Proceeding in which an Indemnifying Party and the Indemnified Party are both named parties and the Indemnified Party shall have reasonably concluded based on the written advice of counsel (other than internal counsel of any of the Purchaser Indemnified Parties) that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party Representative, would be result in a conflict of interest, the Indemnified Party shall thereafter fully assume, commence and pursue its defense or settlement of such Third Party Claim on a timely and prudent basis in its sole discretion (without waiving any rights against the Indemnifying Parties) and promptly inform the Indemnifying Party Representative of all material developments related thereto.

(c)           During the sixty (60) day period referred to in Section 9.5(a), the Indemnified Party shall, and shall cause its Affiliates to, provide such information to Indemnifying Party Representative as the Indemnifying Party Representative may reasonably request in connection with its evaluation of whether a Third Party Claim is an indemnifiable claim under this Article IX.  If during such sixty (60) day period the Indemnifying Party Representative fails to acknowledge to the Indemnified Party that any Losses resulting from such Third Party Claim are indemnifiable Losses for which the Indemnified Party is entitled to indemnification under this Article IX, subject to the limitations set forth in Section 9.3, Section 9.13 and the other provisions of this Article IX, the Indemnified Party may at any time after such sixty (60) day period assume the defense of such Third Party Claim upon notice to that effect to the Indemnifying Party Representative.  For the avoidance of doubt, the Indemnifying Party Representative’s election to assume the defense of any Third Party Claim during such sixty (60) day period shall not constitute an admission that any Losses resulting from such Third Party Claim are indemnifiable Losses under this Article IX or in any way prejudice or limit the Indemnifying Party Representative’s ability to dispute any determination of whether or not any such Losses are indemnifiable Losses under this Article IX.

(d)           If the Indemnifying Party Representative assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto.  With respect to any Third Party Claim for which the Indemnifying Party Representative has assumed the defense, the Indemnified Party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such Third Party Claim through legal counsel reasonably selected by it and, except to the extent provided in Section 9.5(b), at its own cost and expense.  The Indemnified Party shall, and shall cause its Affiliates to, during normal business hours, upon reasonable notice, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party Representative.

(e)           If the Indemnifying Party Representative (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 9.5) proposes to settle or compromise such Third Party Claim, the Indemnifying Party Representative and the Indemnified Party, as applicable,  shall provide notice to that effect (together with a reasonably detailed statement of the terms and conditions of such settlement or compromise) to the  Indemnified Party or Indemnifying Party Representative, as applicable, which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and shall not affect any such settlement or compromise without the prior consent of the Indemnified Party or the Indemnifying Party Representative, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned.  If: (i) the Indemnifying Party Representative provides any such notice; (ii) the related settlement or compromise offer provides for (A) the full release of the Indemnified Party from any and all liability in respect of such Third Party Claim, (B) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, (C) excludes any non-monetary relief that would limit or restrict the business or operations of the Indemnified Party or its Affiliates and (D) the monetary relief contemplated by such settlement is fully covered by the Equityholders’ or Purchaser’s, as the case may be, indemnification payments pursuant to this Article IX; and (iii) the Indemnified Party fails to provide, in a reasonably timely manner, its consent to such settlement or compromise, then notwithstanding anything to the contrary in this Article IX, the Indemnifying Party’s indemnification obligation under this Article IX with respect to such Third Party Claim will not exceed the amount of such settlement or compromise offer and the Indemnified Party will be required to pay the excess of the amount necessary to settle or compromise such Third Party Claim over the amount of such settlement or compromise offer.

Section 9.6        Recourse Against Insurance.  The amount of any claim for indemnification by any Purchaser Indemnified Party pursuant to this Article IX shall be reduced to reflect any insurance proceeds recoverable by and paid to any Purchaser Indemnified Party with respect to the matter giving rise to such claim (net of reasonable out-of-pocket expenses for collection); provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such insurance proceeds.  Purchaser shall, and shall cause its Affiliates (including the Surviving Corporation and the Company Subsidiaries, following the Effective Time) to, in good faith, diligently seek recovery, at its or their own expense (which shall be a Loss), of all insurance proceeds from insurers with respect to all Losses with respect to which any Purchaser Indemnified Party makes a claim for indemnification under this Article IX; provided that nothing in this sentence shall require Purchaser or its Affiliates (including the Surviving Corporation and the Company Subsidiaries, following the Effective Time) to seek recovery of insurance proceeds prior to pursuing indemnification pursuant to this Article IX.  To the extent that Purchaser or any of its Affiliates (including the Surviving Corporation and the Company Subsidiaries, following the Effective Time) receives any amount under insurance coverage with respect to a matter for which it has previously received payment in indemnification pursuant to this Article IX, Purchaser shall, as soon as reasonably practicable after the receipt of such insurance proceeds, pay and reimburse to the Escrow Agent (if such reimbursement is to be delivered during the Escrow Period) or to the Equityholder Representative (if such reimbursement is to be delivered after the end of the Escrow Period), for any prior indemnification payment (up to the amount of such insurance proceeds, less any retroactive premium adjustments directly attributable thereto, and net of out-of-pocket expenses for collection).

Section 9.7        Recourse Against Third Parties.  The amount of any claim for indemnification by any Purchaser Indemnified Party pursuant to this Article IX shall be reduced to reflect any amounts recoverable by and paid to any Purchaser Indemnified Party from any third party (other than an insurer, which shall be governed by Section 9.6) with respect to the matter giving rise to such claim (net of reasonable out-of-pocket expenses for collection); provided, that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such amounts.  To the extent that Purchaser or any of its Affiliates (including the Surviving Corporation and the Company Subsidiaries, following the Effective Time) receives any amount from a third party with respect to a matter for which it has previously received payment in indemnification pursuant to this Article IX, Purchaser shall, as soon as reasonably practicable after the receipt of such amounts, reimburse to the Escrow Agent (if such reimbursement is to be delivered during the Escrow Period) or to the Equityholder Representative (if such reimbursement is to be delivered after the Escrow Period), for any prior indemnification payment (up to the amount of such recovered amounts and net of out-of-pocket expenses for collection).

Section 9.8        Mitigation of Damages.  Each Indemnified Party shall be required to use commercially reasonable efforts to mitigate the amount of any Losses for which a claim for indemnification is or can be made by such Indemnified Party pursuant to this Article IX.

Section 9.9        Tax Offset.  Notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement, (a) any indemnification payment to be made to any Indemnified Party with respect to any Losses hereunder shall be reduced by the value of any Tax benefit available to any Indemnified Party relating to such Losses in any Tax year in which or prior to which such Losses were incurred, and (b) to the extent any Indemnified Party realizes a Tax benefit relating to such Losses in either of the two (2) Tax years immediately succeeding the Tax year in which such Losses were incurred, the Indemnified Party shall pay the amount of such Tax benefit (but not in excess of the indemnification payments actually received from the Indemnifying Party with respect to such Losses) to Purchaser, if Purchaser is the party providing such indemnification, or the Equityholder Representative, if the Equityholders are the party providing such indemnification.

Section 9.10      Waiver of Certain Damages.  Notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement, in no event shall any Indemnified Party be entitled to receive indemnification under this Article IX for exemplary or punitive damages or duplicative Losses; provided, however, that this limitation shall not apply if, and solely to the extent that, such Indemnified Party is seeking to obtain through indemnification reimbursement of Losses resulting from an award in a Third Party Claim against such Indemnified Party of consequential, special, incidental, indirect, exemplary or punitive damages, loss of future revenue, income or profits, loss of benefit of the bargain or similar items.

Section 9.11      Tax Treatment of Indemnification Payments.  Any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as adjustments to the Merger Consideration paid for the Company Capital Stock outstanding immediately prior to the Effective Time and for cancellation of the Participating Options, which adjustment shall be calculated for each share of Company Capital Stock and each Participating Option as if the dollar amount set forth in Section 1.6(a)(i) had been, at the Effective Time, reduced by the amount of such indemnification payment (if made to a Purchaser Indemnified Party) or increased by the amount of such indemnification payment (if made to an Equityholder Indemnified Party) and the Per Share Series A Merger Consideration, Per Share Series B Merger Consideration, Per Share Series C Merger Consideration, Per Share Common Merger Consideration and the Option Payments were calculated in accordance with the terms and conditions of this Agreement based upon such adjusted amount.

Section 9.12      Source of Recovery.

(a)           Any valid indemnification claims brought by any of the Purchaser Indemnified Parties pursuant to Section 9.2(a) shall be paid: (i) first, from the Escrow Deposit (to the extent of the Escrow Deposit, if any, then remaining in the Escrow Account), in accordance with the Escrow Agreement, and Purchaser and the Equityholder Representative shall promptly cause such payment to be delivered to Purchaser under the terms of the Escrow Agreement; and (ii) if such payment is not satisfied by the preceding clause (i) and this Agreement contemplates recovery in excess of the Escrow Deposit with respect to such claim, by payment by each Equityholder to the Purchaser Indemnified Parties of such Equityholder’s pro rata share (based on the respective Participation Percentages of the Equityholders) of the excess.  From and after the time a R&W Insurance Policy is obtained, the provisions of Section 6.14(b)(iii) shall apply to this Section 9.12(a).

(b)           Any valid indemnification claims brought by any of the Company Indemnified Parties pursuant to Section 9.2(b) shall be paid by Purchaser by wire transfer of immediately available funds within fifteen (15) Business Days after it is determined pursuant to this Article IX that any amount is due to any Company Indemnified Parties hereunder to such account as the Company Indemnified Parties may designate reasonably in advance of such payment.

Section 9.13      Exclusive Remedy.

(a)           Except as set forth in Section 9.13(b), notwithstanding anything to the contrary in this Agreement or otherwise: (i) following the Effective Time, none of the Equityholders or any of the directors, officers, managers, partners, employees, equityholders, agents or representatives of the Company or its Affiliates as of immediately prior to the Closing shall have any liability of any kind to Purchaser or any other Purchaser Indemnified Party, subject only to the Purchaser Indemnified Parties’ ability to bring indemnification claims pursuant to this Article IX; and (ii) Purchaser, on behalf of itself and all other Purchaser Indemnified Parties, hereby irrevocably waives any right to any other remedy following the Closing, whether for any breach of any representations and warranties and covenants and agreements of the Company contained in this Agreement or otherwise with respect to this Agreement, the Merger or the other transactions contemplated hereby.  Without limiting the generality of the preceding sentence of this Section 9.13, the rights and claims waived by Purchaser and the other Purchaser Indemnified Parties under this Section 9.13 include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for fraud (whether intentional, reckless, negligent, constructive or otherwise, except for intentional fraud as expressly provided for in, and as limited by, Section 9.13(b)), breach of contract, breach of representations and warranties, misrepresentation (whether intentional, reckless, negligent or otherwise), negligence, gross negligence, willful misconduct and all other claims, whether based in in contract, tort, breach of duty or otherwise.  Purchaser hereby unconditionally and irrevocably waives, for itself and for each of the other Purchaser Indemnified Parties, any rights of set off, netting, offset, recoupment or similar rights that any of the Purchaser Indemnified Parties has or may have with respect to any payments to be made by Purchaser of any other Purchaser Indemnified Party pursuant to this Agreement or any other document or instrument delivered by Purchaser or Acquisition Subsidiary in connection herewith, except with respect to any claims they may have under this Agreement which are not limited to the Escrow Deposit (but, in such case, solely with respect to amounts in excess of the Escrow Deposit then remaining).

(b)            Section 9.13(a) shall not apply to: (i) any liability to pay adjustments to Available Cash or Working Capital under Section 1.8; (ii) specific performance or injunctive relief for post-Closing covenants in accordance with Section 12.13; or (iii) any claim in a Proceeding against the Equityholders that the Company has committed intentional fraud with respect to any representation and warranty of the Company set forth in Article IV; provided, however, that: (A) the maximum amount of Losses with respect to any and all such claims of intentional fraud payable by each Person who was an Equityholder of the Company immediately prior to the Effective Time shall not exceed the aggregate portion of the Merger Consideration received by such Person; and (B) if a claim for intentional fraud is made, then the party prevailing with respect to such claim shall be entitled to reimbursement from the other party for all fees and expenses (including reasonable attorneys’ and accountants’ fees and court costs) incurred by such prevailing party with respect to such claim and any Proceeding with respect thereto.  With respect to the preceding clause (B), the party alleging intentional fraud shall be deemed to prevail with respect to such claim if a court of competent jurisdiction under Section 12.11 determines by a final non-appealable Order of such court that the party defending such claim has committed intentional fraud and the party defending such claim shall be deemed to prevail in all other circumstances.

(c)           Purchaser and Acquisition Subsidiary acknowledge that the agreements contained in this Section 9.13 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

ARTICLE X

EQUITYHOLDER REPRESENTATIVE

Section 10.1      Appointment of the Equityholder Representative; Duties; and Power of Attorney.  By voting in favor of or consenting to the Merger, by virtue of the approval of the Merger or by accepting consideration in respect of the Merger, each Equityholder, without any further action on the part of any Person, shall be deemed to have agreed to each of the provisions of this Section 10.1:

(a)           Tailwind is designated to serve as the Equityholder Representative, and in such capacity to act as the representative, agent and attorney-in-fact for and on behalf of the Equityholders and their respective heirs, beneficiaries, legatees, legal representatives, successors and assigns, with full power and authority to act (including by executing, delivering and filing Contracts and other documents) in the name of, for and on behalf of the Equityholders with respect to all matters arising in connection with this Agreement and the Merger and other transactions contemplated hereby, including full power and authority to take all actions and make all decisions the Equityholder Representative deems necessary or appropriate relating to:

(i)           the settlement of the post-Closing adjustments pursuant to Section 1.8;

(ii)           the Escrow Deposit, the Escrow Account and the Escrow Agreement;

(iii)           the Adjustment Escrow Deposit and the Adjustment Escrow Account;

(iv)           the prosecution, defense, settlement or other handling of any claims for which any Purchaser Indemnified Party or Equityholder Indemnified Party may claim to be entitled to indemnification pursuant to Article IX;

(v)           the giving and receipt of notices, requests, demands, waivers and other communications on behalf of each Equityholder for matters related to this Agreement and the Escrow Agreement; and

(vi)           any amendment, modification or waiver with respect to any provision of this Agreement; provided, however, that the Equityholder Representative will have no obligation to act except as expressly required by this Agreement.  All decisions and actions by the Equityholder Representative shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same.  Each Equityholder waives any and all defenses that may be available to object to, dissent from, protest, negate or otherwise contest, any action of the Equityholder Representative taken pursuant to the authority granted in this Article X.

(b)           The power of attorney granted in this Article X and all power and authority hereby conferred is coupled with an interest and is irrevocable by the Equityholders and shall not be terminated by any act of the Equityholders or by operation of Law.  The Equityholders hereby confirm each and every action to be taken by the Equityholder Representative pursuant to this power of attorney as if it were such Equityholder’s own and waives any right to make any claim against the Equityholder Representative that may arise, directly or indirectly, as a result of the Equityholder Representative’s actions or inactions by virtue of this power of attorney.

Section 10.2      Reliance.  Any notice, request, demand, waiver or other communication delivered by Purchaser to the Equityholder Representative in the Equityholder Representative’s capacity as representative of one or more of the Equityholders shall, as between Purchaser, on the one hand, and the Equityholders, on the other hand, be deemed to have been delivered to such Equityholder or Equityholders.  Purchaser shall be entitled to rely conclusively upon any notice, request, demand, waiver or other communication given, executed or delivered by the Equityholder Representative in connection with any of the matters referred to in Section 10.1 as those of the Equityholders and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or notice, request, demand, waiver or other communication given, executed or delivered by the Equityholder Representative.  Purchaser shall be entitled to disregard any notice, request, demand, waiver or other communication given, made or delivered by the Equityholders in connection with any claims for indemnification pursuant to Article IX unless given, executed or delivered by the Equityholder Representative.

Section 10.3      Replacement of the Equityholder Representative.  If the Equityholder Representative is dissolved, resigns from such position, files for bankruptcy or is the subject of an involuntary bankruptcy petition that is not dismissed within thirty (30) days after filing, it shall designate a replacement Equityholder Representative prior to such dissolution, resignation or bankruptcy or, if the Equityholder Representative shall fail to do so, a replacement Equityholder Representative shall be appointed by Tailwind; provided that the resignation of the Equityholder Representative shall become effective only upon the appointment of a replacement Equityholder Representative.  If the Equityholder Representative fails to so appoint a successor Equityholder Representative in the manner described above and Tailwind also fails to appoint a successor Equityholder Representative within ten (10) days after the dissolution, resignation or bankruptcy of the Equityholder Representative, the Persons who beneficially owned a majority of the Common Stock that was outstanding immediately prior to the Effective Time (for this purpose, each share of Preferred Stock shall be deemed to represent the aggregate number of shares of Common Stock into which such share of Preferred Stock was convertible immediately prior to the Effective Time and each Company Option shall be deemed to represent the aggregate number of shares of Common Stock for which such Company Option was exercisable immediately prior to the Effective Time) shall have the right to appoint a successor Equityholder Representative.

ARTICLE XI

DEFINITIONS

Section 11.1      Definition of Terms.  The terms defined in this Article XI, whenever used in this Agreement (including in the Disclosure Schedule), shall have the respective meanings indicated below for all purposes of this Agreement.

“409A Plan” has the meaning set forth in Section 4.14(i).

“Accounting Arbitrator” has the meaning set forth in Section 1.8(b).

“Acquisition Agreement” has the meaning set forth in Section 6.8(b).

“Acquisition Subsidiary” has the meaning set forth in the preamble.

“Actual Cash” has the meaning set forth in Section 1.8(a).

“Actual Company Transaction Expenses” has the meaning set forth in Section 1.8(a).

“Actual Funded Indebtedness” has the meaning set forth in Section 1.8(a).

“Actual Working Capital” has the meaning set forth in Section 1.8(a).

“Advisor” means any broker, finder, financial advisor, consultant, accountant or legal counsel retained by or on behalf of the Company or the Company Subsidiaries prior to the Closing in connection with this Agreement and the transactions contemplated hereby.

“Advisor Fees” means the aggregate amount of: (a) all fees, expenses, costs, commissions and disbursements of any Advisor incurred by or on behalf of the Company or the Company Subsidiaries prior to the Closing in connection with this Agreement and the transactions contemplated hereby; and (b) any amounts payable in connection with the termination of the Management Agreement.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, with “control” (including the terms “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise.

“Affiliated Group” means an affiliated group within the meaning of Section 1504 of the Code or any similar or analogous group defined under a similar or analogous provision of applicable state, local or foreign Tax Law.

“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Participating Options had such Participating Options been exercised (and assuming concurrent payment in full of the exercise price of each such Participating Option solely in cash) immediately prior to the Effective Time in accordance with the terms and conditions of the applicable option agreement with the Company pursuant to which such Participating Option was issued.

“Aggregate Preference Amount” means the sum, in dollars, of (a) the product obtained by multiplying the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock required to be cancelled pursuant to Section 3.2(d)) by the Liquidation Preference per share of Series A Preferred Stock, (b) the product obtained by multiplying the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock required to be cancelled pursuant to Section 3.2(d)) by the Liquidation Preference per share of Series B Preferred Stock and (c) the product obtained by multiplying the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock required to be cancelled pursuant to Section 3.2(d)) by the Liquidation Preference per share of Series C Preferred Stock.

“Agreement” means this Agreement and Plan of Merger, including the exhibits and Disclosure Schedule, as amended and modified from time to time in accordance with its provisions.

“Agreement Among Holders” means the agreement by and among the Equityholder Representative and the Equityholders, dated concurrently herewith.

“Allocation Schedule” means a schedule included in the Closing Statement and prepared by the Company stating: (a) the name of each registered holder of Series A Preferred Stock and the number of shares of Series A Preferred Stock held of record by such Person; (b) the name of each registered holder of Series B Preferred Stock and the number of shares of Series B Preferred Stock held of record by such Person; (c) the name of each registered holder of Series C Preferred Stock and the number of shares of Series C Preferred Stock held of record by such Person; (d) the name of each registered holder of Common Stock and the number of shares of Common Stock held of record by such Person; (e) the name of each holder of a Participating Option, the number of Participating Option Shares underlying such Participating Option and the exercise price of such Participating Option; (f) the aggregate Initial Per Share Merger Consideration to be paid to each holder of shares of Company Capital Stock (assuming there are no Dissenting Shares); (g) the aggregate Initial Option Payment to be paid to each holder of Participating Options; and (h) the Participation Percentage of each Equityholder.

“Alternative Committed Financing” has the meaning set forth in Section 6.12(a).

“Alternative Transaction” has the meaning set forth in Section 6.8(a).

“ANDAs” has the meaning set forth in Section 4.11(m).

“Antitrust Division” has the meaning set forth in Section 6.3(b)(i).

“Available Cash” means, as of any time of determination, all cash and cash equivalents of the Company and the Company Subsidiaries as of such time plus deposits in transit and minus issued but uncleared checks, drafts and wire transfers.

“Bribery Act” has the meaning set forth in Section 4.29.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions are authorized or obligated by Law or executive order to be closed in the State of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may be amended or modified from time to time.

“Certificates” has the meaning set forth in Section 3.7(a).

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Statement” has the meaning set forth in Section 1.7.

“Clover” has the meaning set forth in Section 4.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning, subject to Section 6.12(e), set forth in Section 5.4(a).

“Common Stock” has the meaning set forth in Section 4.2(a).

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.10(d).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 5.4(b).

“Company Capital Stock” means the Preferred Stock and the Common Stock, collectively.

“Company Financial Statements” has the meaning set forth in Section 9.2(b).

“Company Indemnified Party” has the meaning set forth in Section 4.21.

“Company Insurance Policies” has the meaning set forth in Section 4.21.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.19(a).

“Company Option” means any option to acquire one or more shares of Common Stock granted under any Company Stock Plan.

“Company Permits” has the meaning set forth in Section 4.10.

“Company Plan” means: (a) each Pension Plan; (b) each Welfare Plan; and (c) each other employee benefit plan, program, agreement or arrangement (including, without limitation, any stock option, stock purchase, stock appreciation right and other equity-based plan and each deferred compensation, employment, severance, change in control, retention, incentive, bonus, medical, fringe benefit, life insurance, disability, vacation, layoff, dependent care, leave of absence, legal services, cafeteria plan, agreement, arrangement, policy or program maintained or contributed to by the Company or the Company Subsidiaries for the benefit of current or former employees, consultants or independent contractors, current or former directors or other current or former service providers of the Company or the Company Subsidiaries, whether written or oral, and whether or not subject to ERISA or to which the Company or any Company Subsidiary has any liability or potential liability.

“Company Registered Intellectual Property Rights” has the meaning set forth in Section 4.19(a).

“Company Representatives” has the meaning set forth in Section 5.7.

“Company Stock Plan” means any stock option, restricted stock or other equity-based compensation plan or arrangement of the Company or of any of the Company Subsidiaries.

“Company Stockholder Approval” means approval by written consent adopting this Agreement and approving the Merger executed by the holders of not less than (i) a majority of the outstanding shares of Company Capital Stock (on an as-converted-to-Common Stock basis) voting together as a single class, (ii) the holders of at least a majority of the outstanding shares of Series A Preferred Stock voting as a single class, (iii) the holders of at least a majority of the outstanding shares of Series B Preferred Stock voting as a single class and (iv) the holders of at least a majority of the outstanding shares of Series C Preferred Stock voting as a single class.

“Company Subsidiaries” has the meaning set forth in Section 4.3(a).

“Company Systems” has the meaning set forth in Section 4.19(f).

“Company Transaction Expenses” means all costs, fees and expenses incurred by the Company and Company Subsidiaries or the Equityholders (to the extent the Company or any Company Subsidiary has a liability therefor) to the extent based on arrangements entered into by the Company or the Company Subsidiaries (or the stockholders of the Company) prior to the Effective Time related to this Agreement and the transactions contemplated hereby, including the Advisors Fees.

“Confidentiality Agreement” has the meaning set forth in Section 6.7(a).

“Continuation Period” has the meaning set forth in Section 6.10(a).

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement that is binding upon the parties thereto.

“Covenant Pharma” has the meaning set forth in Section 4.3(a).

“Covered Proceeding” has the meaning set forth in Section 6.9(a).

“De Minimis Claim Amount” has the meaning set forth in Section 9.3(a).

“DEA” means the United States Drug Enforcement Administration.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” means the disclosure schedule to this Agreement, which is incorporated by reference into and made a part of this Agreement.

“Dispute Notice” has the meaning set forth in Section 1.8(b).

“Dissenting Shares” has the meaning set forth in Section 3.5(a).

“Dissenting Stockholders” has the meaning set forth in Section 3.5(a).

“Effective Time” has the meaning set forth in Section 1.2.

“EMEA” means the European Medicines Agency.

“Employee” has the meaning set forth in Section 6.10(a).

“Environment” has the meaning set forth in CERCLA.

“Environmental Event” has the meaning set forth in Section 4.18(a).

“Environmental Law” means any federal, state, local, municipal or foreign Law relating to pollution, or the protection of the public, workers or environmental media (such as air, soil and water) against exposure to hazardous substances, hazardous materials, wastes, pollutants or contaminants, as in effect on or prior to the Effective Time, including any of the foregoing pertaining to: (a) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid hazardous waste; (b) soil, air and water pollution; (c) surface water, groundwater and soil contamination; (d) the Release or threatened Release into the environment of waste, toxic or hazardous substances, or solid or hazardous waste or petroleum, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; and (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Governmental Authority before which any Proceeding therefor may be brought (regardless of whether enforcement is sought in a Proceeding at law or in equity).

“Equityholder Deposit” has the meaning set forth in Section 1.5(d).

“Equityholder Representative” has the meaning set forth in the preamble.

“Equityholders” means the Persons who held shares of Company Capital Stock (other than Dissenting Shares) or Participating Options immediately prior to the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company or any Company Subsidiary (or their respective successors), is or would have been at any date of determination occurring since the formation of the Company and the Company Subsidiaries, treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.9.

“Escrow Agent” means JP Morgan Chase Bank, NA.

“Escrow Agreement” has the meaning set forth in Section 1.9.

“Escrow Deposit” has the meaning set forth in Section 1.9.

“Escrow Period” has the meaning set forth in Section 1.9.

“Estimated Cash” has the meaning set forth in Section 1.7.

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.7.

“Estimated Funded Indebtedness” has the meaning set forth in Section 1.7.

“Estimated Working Capital” has the meaning set forth in Section 1.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 4.29.

“FDA” means the United States Food and Drug Administration.

“Final Cash” shall mean the amount finally determined to be the Actual Cash pursuant to Section 1.8(b).

“Final Closing Statement” has the meaning set forth in Section 1.8(a).

“Final Company Transaction Expenses” shall mean the amount finally determined to be the Actual Company Transaction Expenses pursuant to Section 1.8(b).

“Final Working Capital” shall mean (a) the final calculation of Working Capital pursuant to Section 1.8(b), if the difference between the final calculation of Actual Working Capital pursuant to Section 1.8(b) and the Estimated Working Capital is equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) and (b) and the Estimated Working Capital, if such difference is less than Two Hundred Fifty Thousand Dollars ($250,000).

“Final Policy” has the meaning set forth in Section 4.11(l).

“Financing” has the meaning, subject to Section 6.12(e), set forth in Section 5.4(a).

“Financing Document” means any agreements or documents relating to or entered into in connection with the Financing or the Commitment Letter.

“Financing Failure” means (i) the Financing is not available or (ii) Purchaser has not received aggregate proceeds from the Financing or any Alternative Committed Financing in an amount equal to or greater than the amount of the Financing contemplated by the Commitment Letter.

“Financing Sources” means JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, any Person that signs a joinder to the Commitment Letter or otherwise provides or agrees to provide a portion of the Financing or any financial institution that becomes party to any Financing Document.

“FTC” has the meaning set forth in Section 6.3(b)(i).

“Fundamental Company Representations” means the representations and warranties of the Company set forth in Sections 4.1 (but not the second sentence thereof), 4.2(a), 4.2(c), 4.2(d) (but not the last sentence thereof), 4.2(e), 4.3 (but not the fourth sentence thereof), 4.4(a) (but only the first and third sentences thereof), 4.22, 4.23 and 4.26.

“Fundamental Purchaser Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2(a) (but only the first and third sentences thereof) and 5.5.

“Funded Indebtedness” means with respect to the Company and any of the Company Subsidiaries (a) any indebtedness for borrowed money of such Person, or indebtedness issued or incurred by such Person in substitution or exchange for indebtedness for borrowed money, (b) any liability or obligation of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security and (c) any obligation of such Person under any interest rate, currency or other hedging or swap agreement.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“Governmental Authority” means any: (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, including courts, public utilities, sewer authorities and any supra-national organization, state, county, city or other political subdivision; or (c) other Person exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Official” has the meaning set forth in Section 4.29.

“Healthcare Regulatory Authority” means the FDA, the DEA or any other federal, state, local or foreign Governmental Authority (such as EMEA and Health Canada) that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Income Tax” means any federal, state, local or foreign Tax measured by or based upon income or receipts, including any interest, penalty or addition thereto.

“Income Tax Return” mean a Tax Return relating to Income Taxes.

“Indebtedness” means with respect to the Company and any of the Company Subsidiaries (a) any indebtedness for borrowed money of such Person, or indebtedness issued or incurred by such Person in substitution or exchange for indebtedness for borrowed money, (b) any liability or obligation of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any obligation under capitalized leases with respect to which such Person is liable, (d) any obligation of such Person for the payment of deferred purchase price, “earnout” or similar consideration in respect of property or services, (e) any liability or obligation of such Person under conditional sale or other title retention agreements,  (f) any obligation of such Person with respect to vendor advances or any other advances made to such Person, (g) indebtedness secured by a Lien (other than Permitted Liens) on any assets and properties of such Person, (h) any obligation of such Person under any interest rate, currency or other hedging or swap agreement and (i) any obligation of such Person for guarantees (or other assurance against Losses or Liens against the assets of such Person) of another Person with respect to any obligation of a type described in clauses (a) through (h).  Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business, shall not include the endorsement of negotiable instruments for collection in the ordinary course of business and, for the avoidance of doubt, shall not include royalty payments or milestone payments subject to contingencies.

“Indemnification Cap” has the meaning set forth in Section 9.3(a).

“Indemnification Deductible” has the meaning set forth in Section 9.3(a).

“Indemnified Directors or Officers” has the meaning set forth in Section 6.9(a).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party Representative” has the meaning set forth in Section 9.4(a).

“Indemnified Taxes” means (a) all Taxes of the Company and the Company Subsidiaries for which the Equityholders are responsible pursuant to Section 6.13(b); (b) all Income Taxes of any member (other than the Company or any Company Subsidiary) of an Affiliated Group of which the Company or any of the Company Subsidiaries is or was a member at any time prior to the close of business on the Closing Date for which the Company or any of the Company Subsidiaries is liable under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Tax Law and (c) any [Income] Taxes of any Person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or otherwise, which [Income] Taxes are so imposed solely as a result of an event or transaction occurring on or before the Closing Date.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Initial Option Payment” has the meaning set forth in Section 3.4.

“Initial Per Share Common Merger Consideration” means an amount equal to (a) the quotient obtained by dividing (i) the amount equal to the estimated Merger Consideration set forth in the Closing Statement minus the Aggregate Preference Amount by (ii) the sum of (A) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time (other than shares of Common Stock required to be cancelled pursuant to Section 3.3(b)), (B) the aggregate number of Participating Option Shares and (C) the aggregate number of shares of Common Stock issuable upon conversion, in accordance with the terms and conditions of the Certificate of Incorporation, of all of the Preferred Stock outstanding as of immediately prior to the Effective Time (other than shares of Preferred Stock required to be cancelled pursuant to Section 3.2(d)) minus (b) the quotient obtained by dividing (I) the sum of the Escrow Deposit and the Equityholder Deposit required to be paid by Purchaser pursuant to Section 1.6 by (II) the sum of (x) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time (other than shares of Common Stock required to be cancelled pursuant to Section 3.3(b) and any shares of Common Stock that are Dissenting Shares immediately prior to the Effective Time), (y) the aggregate number of Participating Option Shares and (z) the aggregate number of shares of Common Stock issuable upon conversion, in accordance with the terms and conditions of the Certificate of Incorporation, of all of the Preferred Stock outstanding as of immediately prior to the Effective Time (other than shares of Preferred Stock required to be cancelled pursuant to Section 3.2(d) and any shares of Preferred Stock that are Dissenting Shares immediately prior to the Effective Time).

“Initial Per Share Merger Consideration” means (a) with respect to any share of Preferred Stock, the sum of the Liquidation Preference for such share of Preferred Stock and (b) the Initial Per Share Common Merger Consideration and (b) with respect to any share of Common Stock, the Initial Per Share Common Merger Consideration.

 “Intellectual Property” means any and all of the following in any jurisdiction in the world:  (i) works of authorship (whether or not copyrightable) and copyrights (in both published and unpublished works), and all registrations, applications and renewals in connection therewith, and all other rights corresponding thereto; (ii) patents, patent applications, and industrial design rights (including utility model rights, design rights and industrial property rights); (iii) trademarks, service marks, service names, fictional business names, corporate names, trade dress, designs, logos, slogans, trade names, designs, logos, slogans, Internet domain names, and all other designations of origin and rights therein, together with all registrations and applications for registration thereof and all goodwill associated with any of the foregoing; (iv) rights in computer programs and software (including any and all software implementations of algorithms, models and methodologies), data, databases and compilations; (v) trade secrets, know-how and inventions (whether or not patentable or reduced to practice); and (vi) all other intellectual property and any similar, corresponding or equivalent rights (including moral rights).

“IRS” has the meaning set forth in Section 4.14(a).

“Isotretinoin 30mg” means the product of the Company commonly referred to as Isotretinoin in 30mg dose.

“Kelley Drye” has the meaning set forth in Section 1.4.

“Knowledge of Purchaser” means the actual knowledge of the Chief Financial Officer or General Counsel of Purchaser, in each case after due inquiry.

“Knowledge of the Company” means the actual knowledge of Kevin Connelly, Joseph W. Leary, Stephen M. McCune, John Franolic and Raju V.K. Vegesna, in each case after due inquiry of his direct reports.

“Law” means any treaty, statute, law, common law, determination, ordinance, regulation, judgment, decree, injunction, ruling, enactment, permit, bylaw, Order or rule issued, promulgated or entered by or with or enforceable by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.16(a).

“Leases” means each lease and sublease (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any Company Subsidiary holds any Leased Real Property.

“Liens” means any mortgage, pledge, deed of trust, hypothecation, security interest, title defect or other similar restriction, title retention agreement, option, easement, encroachment, charge, conditional sales contract, claim, right of way, title defect, lien or other similar encumbrance.

“Liquidation Preference” means, with respect to any share of Preferred Stock, the amount that would be the Liquidation Preference (as defined in, and calculated in accordance with, the Certificate of Incorporation) for such share of Preferred Stock as of immediately prior to the Effective Time.

“Loss” means any claim, demand, liability, obligation, shortage, damage, judgment, settlement, deficiency, penalty, fine, award, interest, fee, cost, expense (including reasonable attorneys’ and accountants’ fees), assessment, Tax or loss of any kind.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date hereof throughout which: (i) Purchaser shall have the Required Information that the Company is required to provide to Purchaser pursuant to Section 6.12(b) in connection with any portion of the Financing to be consummated on the Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Information, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Purchaser in good faith reasonably believes the Company has not completed delivery of the Required Information and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Information the Company has not delivered) (and for the avoidance of doubt, it is agreed that if the Required Information has, in fact, been delivered to Purchaser, the Marketing Period shall commence on the date of such delivery); and (ii) the conditions set forth in Section 7.1 and Sections 7.2(d), 7.2(e) and 7.2(f) shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Sections 7.2(d), 7.2(e) and 7.2(f) (other than those conditions that by their nature can only be satisfied at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business Day period; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-Business-Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Company Financial Statements, in which case the Marketing Period shall be deemed not to commence unless and until a new audit opinion is issued with respect thereto by the Company’s auditor or another independent public accounting firm, (B) the Company shall have determined that it is necessary to restate any material financial information included in the Required Information or that it is considering any such restatement, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required, or (C) the Required Information contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company and the Company Subsidiaries, necessary in order to make the statements contained in such Required information, in the context in which they were made, not materially misleading, in which case the Marketing Period will not be deemed to commence until all such Required Information has been corrected or disclosed; provided, further, that (I) July 3, 2014 shall be deemed not to be a Business Day and (II) the Marketing Period shall either end prior to August 15, 2014 or commence after September 2, 2014; and provided, further, that the Marketing Period shall end on any earlier date on which the entire Financing is consummated.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, assets or properties, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any effect resulting from the occurrence of any of the following be considered a Material Adverse Effect: (a) any change in general economic or political conditions or changes affecting the industry generally in which the Company or any Company Subsidiary operates, so long as such change does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole; (b) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof so long as such event does not have  a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole; (c) any adverse change arising from or relating to any change in accounting requirements applicable to the Company or any Company Subsidiary (including GAAP) or to any change in Laws or Orders applicable to the Company or any Company Subsidiary or, in each case, in the interpretation thereof; (d) the announcement of this Agreement or the transactions contemplated by this Agreement or other communication by Purchaser of its plans or intentions with respect to the Company or any Company Subsidiary; (e) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser, Acquisition Subsidiary, the Company or any Company Subsidiary taken pursuant to this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with other Persons, including Governmental Authorities, customers, suppliers, officers or employees (provided that this clause (e) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Sections 4.4(b) and 4.4(c)); (f) any failure by the Company to meet any internal, published or analysts’ projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred); (g) any adverse change arising from or relating to the approval or launch of, or any change in the pricing of, any pharmaceutical product; or (h) any matter disclosed on the Disclosure Schedule; or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.

“Material Contracts” has the meaning set forth in Section 4.20(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“Merger Filing” has the meaning set forth in Section 1.2.

“NBIL” has the meaning set forth in Section 6.14(a).

“NDAs” has the meaning set forth in Section 4.11(m).

“New York Courts” has the meaning set forth in Section 12.11(a).

“Next Day Rule” means the “next day rule” described in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

“NWC Escrow Account” has the meaning set forth in Section 1.9(b).

“NWC Escrow Deposit” has the meaning set forth in Section 1.9(b).

“NWC Escrow Period” has the meaning set forth in Section 1.9(b).

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Objection” has the meaning set forth in Section 1.8(b).

“Olta” has the meaning set forth in Section 4.3(a).

“Option Termination Agreement” has the meaning set forth in Section 3.7(a).

“Option Payments” has the meaning set forth in Section 3.4(a).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority.

“Organizational Documents” of a Person means: (a) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Authority, which filing forms or organizes such Person; and (b) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Authority, which organize or govern the internal affairs of such Person.

“Other Anticorruption Laws” has the meaning set forth in Section 4.29.

“Participating Option” has the meaning set forth in Section 3.4.

“Participating Option Share” means a share of Common Stock issuable upon exercise of a Participating Option in accordance with its terms.

“Participation Percentage” for each Equityholder means the percentage set forth across from such Equityholder’s name in the column labeled “Participation Percentage” in the Allocation Schedule.

“Participation Right” means the right to participate in payments and distributions, if any, made to the Equityholders from: (i) Purchaser in respect of the calculation of the Merger Consideration as finally determined pursuant to Section 1.8(b); (ii) the Escrow Account in accordance with the Escrow Agreement; and (iii) the Equityholder Deposit in accordance with the terms and conditions of the Agreement Among Holders.

“Payoff Letter” has the meaning set forth in Section 7.1(j).

“Pension Plan” means each employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) maintained by the Company or any of its ERISA Affiliates.

“Per Share Common Merger Consideration” has the meaning set forth in Section 1.6(b)(iv).

“Per Share Series A Merger Consideration” has the meaning set forth in Section 1.6(b)(i).

“Per Share Series B Merger Consideration” has the meaning set forth in Section 1.6(b)(ii).

“Per Share Series C Merger Consideration” has the meaning set forth in Section 1.6(b)(iii).

“Permitted Liens” means: (a) Liens expressly disclosed in the Company Financial Statements, including the notes thereto; (b) Liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements or that are not yet due; (c) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith; (f) easements, rights of way, encroachments and restrictions, zoning ordinances and other similar encumbrances affecting the Leased Real Property that, individually or in the aggregate, do not materially interfere with the use or possession by the Company or any Company Subsidiary of the Leased Real Property; (g) statutory Liens in favor of lessors arising in connection with any Leased Real Property that, individually or in the aggregate, are not material and do not materially interfere with the use or possession by the Company or any Company Subsidiary of the Leased Real Property; (h) other Liens arising not in connection with the borrowing of money, which are not material to the business of the Company or any Company Subsidiary; (i) Liens set forth on Section 11.1 (Permitted Liens) of the Disclosure Schedule.

“Person” means any natural person and any firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Privileged Property” has the meaning set forth in Section 12.14(b).

“Proceeding” means any action, suit, arbitration, mediation, litigation, hearing, audit or administrative proceeding involving any Governmental Authority.

“Products” means the products of the Company and the Company Subsidiaries sold, licensed, marketed, developed, produced or distributed, as applicable, by the Company and the Company Subsidiaries and products and product candidates being evaluated by the Company or the Company Subsidiaries in clinical trials as to which the Company or the Company Subsidiaries holds the applicable investigational new drug applications.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Representatives” means each of Purchaser, Acquisition Subsidiary and, collectively, their respective directors, officers, managers, partners, employees, counsel, financial advisors and other representatives and agents.

“Purchaser Termination Fee” has the meaning set forth in Section 8.3(a).

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 6.10(d).

“R&W Insurance Policy” has the meaning set forth in Section 6.14.

“Recipient Plan” has the meaning set forth in Section 6.10(c).

“Release” has the meaning set forth in CERCLA.

“Required Consents” means, collectively, the filings by the Company required under the HSR Act, the Merger Filing, the Company Stockholder Approval and the filings, approvals, consents and notices set forth in Section 4.4(b)(iii) and Section 4.4(c) of the Disclosure Schedule.

“Required Information” has the meaning set forth in Section 6.12(b).

“Required Written Consents” means the written consents of the stockholders of the Company representing not less than (i) ninety seven percent (97%) of the outstanding shares of Company Capital Stock (on an as-converted-to-Common Stock basis) voting together as a single class, (ii) the holders of at least ninety seven percent (97%)  of the outstanding shares of Series A Preferred Stock voting as a single class, (iii) the holders of at least ninety seven percent (97%) of the outstanding shares of Series B Preferred Stock voting as a single class and (iv) the holders of at least ninety seven percent (97%)  of the outstanding shares of Series C Preferred Stock voting as a single class, in each case delivered no later than twenty four (24) hours after the execution of this Agreement.

“Response Notice” has the meaning set forth in Section 9.4(b).

“Restricted Stock” means any Company Capital Stock granted, subject to vesting requirements, under any Company Stock Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series B Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series C Preferred Stock” has the meaning set forth in Section 4.2(a).

“Senior Debt” means the Company’s indebtedness pursuant to the Amended and Restated Credit Agreement, dated as of December 17, 2012 and as amended and currently in effect, among the Company, the Company Subsidiaries, the lenders party thereto, and Madison Capital Funding LLC, as Agent thereunder, and the other documents executed and delivered pursuant thereto or filed in connection therewith.

“Senior Debt Payoff Amount” has the meaning set forth in Section 1.5(c).

“Share Letter of Transmittal” has the meaning set forth in Section 3.7(a).

“Significant Customer” means the ten (10) largest clients and customers of the Company and the Company Subsidiaries for each of the most recent fiscal year.

“Significant Vendor” means the ten (10) largest vendors, service providers and suppliers of the Company and the Company Subsidiaries for each of the most recent fiscal year.

“Sponsor” has the meaning set forth in Section 4.19(d).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the first Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tailwind” means Tailwind Management LP, a Delaware limited partnership.

“Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment,  including any interest, penalties or additions thereto, imposed by any Governmental Authority.

“Tax Returns” means all returns, reports, forms, declarations, statements, estimated returns, claims for refund and information returns supplied or required to be supplied to a Governmental Authority relating to Taxes, including any amendments or attachments thereto.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction Bonuses” means any and all transaction bonuses payable to employees of the Company or any Company Subsidiary pursuant to the 2014 Sale Bonus Plan of VersaPharm Incorporated and the 2014 Management Sale Bonus Plan of VersaPharm Incorporated.

“Transaction Tax Deductions” means any and all items of Tax deduction of the Company and the Company Subsidiaries with respect to: (a) Option Payments, (b) Transaction Bonuses and (c) Advisor Fees and other Company Transaction Expenses paid pursuant to Section 1.5(b).

“Transfer Taxes” means all sales, use, transfer, documentary, stamp, registration and other similar Taxes, and all conveyance, recording and other similar fees, incurred in connection with the consummation of the transactions contemplated by this Agreement.

“VersaPharm” has the meaning set forth in Section 4.3(a).

“VPI Holdings Sub” has the meaning set forth in Section 4.3(a).

“Welfare Plan” means each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) maintained by the Company or any of its ERISA Affiliates.

“Working Capital” means, as of any time, the aggregate amount of current assets of the Company and the Company Subsidiaries as of such time minus the aggregate amount of current liabilities of the Company and the Company Subsidiaries as of such time, in each case, determined on a consolidated basis in accordance with Section 1.8(e).  Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amount with respect to (a) Taxes (including current and deferred Tax assets and liabilities), (b) Available Cash or (c) the current maturities of long term debt.

Section 11.2      Disclosure Schedule.  The parties acknowledge and agree that any exception to a representation and warranty of the Company contained in this Agreement that is disclosed in any section of the Disclosure Schedule under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty of the Company contained in this Agreement to the extent that it is reasonably apparent that such exception is applicable to such other representation and warranty.  Certain information set forth in the Disclosure Schedule is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment or admission that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1      Expenses.  Except as otherwise specifically provided for in this Agreement, Purchaser and Acquisition Subsidiary, on the one hand, and the Company and the Equityholder Representative, on the other hand, shall each bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, regardless of whether or not the Closing is consummated.

Section 12.2      Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed using certified or registered mail with postage prepaid, return receipt requested; or (c) sent by next day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

if to Purchaser or Acquisition Subsidiary:

Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, IL 60045
Attention:  Joseph Bonaccorsi

with a copy (which shall not constitute notice, request, demand, waiver or other communication to Purchaser or Acquisition Subsidiary) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Keith S. Crow P.C.

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua Zachariah

if to the Company:

VPI Holdings Corp.
1775 West Oak Parkway Suite 800
Marietta, GA 30062
Attention: Kevin Connelly

with copies (which shall not constitute notice, request, demand, waiver or other communication to the Company) to:

Tailwind Management LP
485 Lexington Avenue, 23rd Floor
New York, NY 10017
Attention:  Geoffrey S. Raker

and to:

Kelley Drye & Warren LLP
400 Atlantic Street
Stamford, CT 06901
Attention: John T. Capetta

if to the Equityholder Representative:

c/o Tailwind Management LP
485 Lexington Avenue, 23rd Floor
New York, NY 10017
Attention: Geoffrey S. Raker

with a copy (which shall not constitute notice, request, demand, waiver or other communication to the Equityholder Representative) to:

Kelley Drye & Warren LLP
400 Atlantic Street
Stamford, CT  06901
Attention:  John T. Capetta

A party may designate a new address to which to which notices, requests, demands, waivers and other communications shall thereafter be transmitted by providing written notice to that effect to the other parties.  Each notice, request, demand, waiver or other communication transmitted in the manner described in this Section 12.2 shall be deemed to have been provided, received and become effective for all purposes: (i) on the date of delivery if delivered personally; (ii) on the fifth Business Day following the date of mailing if mailed using certified or registered mail with postage prepaid, return receipt requested; (iii) on the first Business Day following the date of dispatch if delivered using a nationally recognized overnight courier service and (iii) when presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

Section 12.3      Assignment; Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, (i) by Purchaser or Acquisition Subsidiary without the prior written consent of the Company (with prior approval of the Company Board) and the Equityholder Representative, except that Purchaser may assign in its sole discretion and without the consent of the Company and the Equityholder Representative any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned Subsidiaries of Purchaser (each an “Assignee”); provided, however, that (A) no such assignment shall relieve Purchaser of any of its obligations under this Agreement and (B) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (1) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (2) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL; or (ii) by the Company or the Equityholder Representative without the prior written consent of Purchaser.  Any purported assignment or delegation by any party of this Agreement or any of the rights or obligations hereunder in violation of this Section 12.3 will be null and void.

Section 12.4      Amendment.  No purported amendment or modification to any provision of this Agreement shall be binding upon the parties unless (a) the Company (with prior approval of the Company Board), (b) the Equityholder Representative and (c) Purchaser (on behalf of itself and Acquisition Subsidiary) have each duly executed and delivered to the others a written instrument which states that it constitutes an amendment or modification (as applicable) to this Agreement and specifies the provision(s) that are being amended or modified (as applicable); provided, however, that after the Company Stockholder Approval is obtained, no such amendment may be made that would require the approval of the holders of the Preferred Stock and the Common Stock under the DGCL unless such approval is so obtained.  Notwithstanding anything to the contrary in this Agreement, Section 8.3(b), this Section 12.4, Section 12.5, Section 12.11 and Section 12.15 (including the related definitions) may not be amended or modified in a manner that would be adverse to the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives (or any of their respective successors or assigns)) without the prior written consent of the Financing Sources.

Section 12.5      Waiver.  During the Pre-Closing Period, no purported waiver of any provision of this Agreement shall be binding upon Purchaser, Acquisition Subsidiary, the Company or the Equityholder Representative unless Purchaser (with respect to waivers by Purchaser or Acquisition Subsidiary), the Company (with prior approval of the Company Board) and the Equityholder Representative has duly executed and delivered to the other parties a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived.  From and after the Closing, no purported waiver of any provision of this Agreement shall be binding upon Purchaser, Acquisition Subsidiary, the Company or the Equityholder Representative unless Purchaser (with respect to waivers by Purchaser or Acquisition Subsidiary) and the Equityholder Representative (with respect to waivers by the Company or the Equityholder Representative) has duly executed and delivered to the other parties a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived.  Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.  After the Closing, no purported waiver of any provision of Sections 3.5, 3.7, 6.7(c), 6.9, or 8.3(b) shall be effective against a Person who is an intended third party beneficiary of such provision, as described in Section 12.15, unless such Person has duly executed and delivered to Purchaser a written instrument which states that it constitutes a waiver of one or more provisions of Sections 3.5, 3.7, 6.7(c), 6.9, or 8.3(b), as applicable, and specifies the provision(s) that are being waived, which waiver shall be effective only to the extent specifically set forth in such written instrument. Notwithstanding anything to the contrary in this Agreement, compliance with this Section 12.5, Section 8.3(b), this Section 12.4, Section 12.11 and Section 12.15 (including the related definitions) may not be waived if such wavier would be adverse to the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives (or any of their respective successors or assigns)) without the prior written consent of the Financing Sources.

Section 12.6      Entire Agreement.  This Agreement (including the exhibits and schedules referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all of the previous or contemporaneous Contracts, representations, warranties and understandings (whether oral or written), by or among the parties with respect to the subject matter hereof, including any letter of intent, exclusivity agreement, term sheet or memorandum of terms entered into or exchanged by the parties.  The exhibits and schedules specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

Section 12.7      Severability.  If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

Section 12.8      Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.9      Counterparts.  This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective and be deemed to have been executed and delivered by each of the parties at such time as counterparts hereto shall have been executed and delivered by all of the parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission (including pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 12.10    Governing Law.  THIS AGREEMENT, ALL TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS HEREUNDER AND ALL DISPUTES AND PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, THE MERGER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 12.11    Consent to Jurisdiction, etc.

(a)           EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS ASSETS AND PROPERTIES, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW YORK, STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY, THE “NEW YORK COURTS”), IN ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING SHALL BE HEARD AND DETERMINED IN THE NEW YORK COURTS.  EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)           EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING IN ANY OF THE NEW YORK COURTS.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE NEW YORK COURTS.

(c)           EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES:  (I) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY PERSON IN ANY ACTION, SUIT, PROCEEDING, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING SOURCES (OR SUCH FINANCING SOURCE’S AFFILIATES, EQUITYHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES (OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS)) FOR ANY PORTION OF THE FINANCING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT LETTER, THE FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK AND ANY APPELLATE COURT THEREOF; (II) AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE COMMITMENT LETTER OR THE FINANCING DOCUMENTS, ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) AGAINST ANY OF THE FINANCING SOURCES (OR SUCH FINANCING SOURCE’S AFFILIATES, EQUITYHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS)  IN ANY WAY RELATING TO THE COMMITMENT LETTER OR THE FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, SHALL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION; AND (III) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR CLAIM (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE

COMMITMENT LETTER OR THE FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, (A)  NONE OF THE COMPANY OR THE EQUITYHOLDER REPRESENTATIVE OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS OR AFFILIATES SHALL HAVE ANY RIGHTS OR CLAIMS AGAINST ANY FINANCING SOURCE (OR SUCH FINANCING SOURCE’S AFFILIATES, EQUITYHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS)) IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE COMMITMENT LETTER OR FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, WHETHER AT LAW OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS CLAUSE (A) SHALL NOT AFFECT THE RIGHTS OF PURCHASER OR ANY OF ITS SUBSIDIARIES UNDER THE COMMITMENT LETTER OR ANY OF THE FINANCING DOCUMENTS AND (B) NO FINANCING SOURCE (OR SUCH FINANCING SOURCE’S AFFILIATES, EQUITYHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS) SHALL HAVE ANY LIABILITY (WHETHER IN CONTRACT, IN TORT OR OTHERWISE) TO ANY OF THE COMPANY OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS OR AFFILIATES FOR ANY OBLIGATIONS OR LIABILITIES OF ANY PARTY HERETO UNDER THIS AGREEMENT OR FOR ANY CLAIM BASED ON, IN RESPECT OF, OR BY REASON OF, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR IN RESPECT OF ANY ORAL REPRESENTATIONS MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH OR THEREWITH, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE COMMITMENT LETTER OR THE FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, WHETHER AT LAW OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS CLAUSE (B) SHALL NOT AFFECT THE RIGHTS OF PURCHASER OR ANY OF ITS SUBSIDIARIES UNDER THE COMMITMENT LETTER OR ANY OF THE FINANCING DOCUMENTS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE FINANCING SOURCES (AND SUCH FINANCING SOURCE’S AFFILIATES, EQUITYHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES (AND ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS)) ARE INTENDED THIRD-PARTY BENEFICIARIES OF, AND SHALL BE ENTITLED TO THE PROTECTIONS OF THIS SECTION 12.11(d) AND THIS SECTION 12.11(d) SHALL NOT BE AMENDED, MODIFIED OR CHANGED WITHOUT THE PRIOR WRITTEN CONSENT OF THE FINANCING SOURCES.  FOR THE AVOIDANCE OF ANY DOUBT, THIS SECTION 12.11(d) DOES NOT ALTER, MODIFY, SUPPLEMENT OR CHANGE, IN ANY RESPECT, THE RIGHTS AND OBLIGATIONS OF ANY FINANCING SOURCE TO PARENT AND ITS SUBSIDIARIES AS SET FORTH IN THE COMMITMENT LETTER.

Section 12.12    Waiver of Jury Trial.

(a)           EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER, THE FINANCING DOCUMENTS THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, THIS AGREEMENT, THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, ADVISOR OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION IN THIS SECTION 12.12.

Section 12.13    Remedies.  Except as otherwise provided in Section 9.13, each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement.  Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irrevocable harm and without regard to the adequacy of any remedy at law.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser or the Surviving Corporation, after consummation of the Merger, to rescind this Agreement, the Merger or any of the other transactions contemplated hereby.  The parties further agree that (i) by seeking the remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (ii) nothing contained in this Section 12.13 shall require any party to initiate any claim for (or limit any party’s right to institute any claim for) specific performance under this Section 12.13 before exercising any initiate right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any claim pursuant to this Section 12.13 or anything contained in this Section 12.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.  Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Purchaser’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 and Sections 7.2(d), 7.2(e) and 7.2(f) have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.4, (iii) there has not been a Financing Failure, and (iv) the Company has confirmed in a written notice delivered to Purchaser that if specific performance is granted and the Financing is funded, then the Closing will occur.  For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 12.13 and the payment of the Purchaser Termination Fee (only to the extent expressly permitted by Section 8.3), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Purchaser Termination Fee. Subject to the other provisions of this Section 12.13 and Section 9.13, a party’s right to specific performance or injunctive relief shall be in addition to all other legal or equitable remedies available to such party.

Section 12.14    Privileged Property; Representation by Kelley Drye.

(a)           Purchaser acknowledges that Kelley Drye has served as legal counsel to each of the Company and the Company Subsidiaries historically, including in connection with this Agreement, the Merger and the transactions contemplated hereby, and that Kelley Drye also serves as legal counsel to Tailwind and certain of the Equityholders.  The parties understand and agree that the Equityholders, or any of them, and Tailwind shall be entitled to retain Kelley Drye as their counsel in any dispute between Purchaser, the Surviving Corporation or any of the Company Subsidiaries, on the one hand, and any of the Equityholders or Tailwind, on the other hand, arising from or related to the Agreement, the Merger or the transactions contemplated hereby, notwithstanding Kelley Drye’s prior or potential ongoing representation of the Company, the Surviving Corporation or the Company Subsidiaries, and notwithstanding that the interests of any of the Equityholders and Tailwind, on the one hand, and Purchaser, the Surviving Corporation and the Company Subsidiaries, on the other hand, could be directly adverse to one another.  Purchaser waives and shall not assert, and agrees to cause the Surviving Corporation and the Company Subsidiaries to waive and to not assert after the Effective Time, any conflict of interest arising out of the representation by Kelley Drye, after the Effective Time, of any of the Equityholders, Tailwind or any director, officer, manager, partner, employee or equityholder of any of them in any matter arising out of or relating to this Agreement, the Merger or the transactions contemplated hereby.

(b)           From and after the Effective Time only the Equityholder Representative shall have the right to control, assert and waive the attorney-client privilege with respect to any attorney-client communications made at any time prior to the Effective Time between or among the Company, the Company Subsidiaries, Tailwind, any of the Equityholders and Kelley Drye relating to this Agreement, the Merger and the transactions contemplated hereby or any attorney work-product documentation prepared by Kelley Drye relating to this Agreement, the Merger and the transactions contemplated hereby (collectively, the “Privileged Property”).  Immediately prior to the Effective Time, all Privileged Property in the possession of the Company or any of the Company Subsidiaries shall become the exclusive property of the Equityholder Representative, as representative of the Equityholders, notwithstanding that some of the Privileged Property may inadvertently have come or come into the possession of Purchaser or any of the Purchaser Representatives or remain in the possession of the Surviving Corporation or the Company Subsidiaries.  In the event that a dispute arises between Purchaser, the Company or any of the Company Subsidiaries and a third party other than Tailwind or any of the Equityholders, the Company or the applicable Company Subsidiary shall assert the attorney-client privilege on behalf of Tailwind and the Equityholders in order to prevent disclosure of Privileged Property to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Equityholder Representative.

(c)           Nothing in this Agreement, including Sections 12.14(a) and (b) shall be deemed to be a waiver of any applicable attorney-client privilege.  Each party understands and agrees that notwithstanding the reasonable efforts of the parties to prevent the disclosure of Privileged Property, the consummation of the Merger and the transactions contemplated by this Agreement may result in the inadvertent disclosure of Privileged Property and that any such disclosure shall not prejudice or otherwise constitute a waiver of any claim of privilege with respect to any of the Privileged Property.  Purchaser shall, and from and after the Effective Time Purchaser shall cause the Surviving Corporation and the Company Subsidiaries to, deliver to the Equityholder Representative any inadvertently disclosed or retained Privileged Property promptly upon becoming aware of the existence thereof.

Section 12.15    Third Party Beneficiaries.  No Person other than Purchaser, Acquisition Subsidiary, the Company and the Equityholder Representative is, is intended to be, or shall be a beneficiary of this Agreement, other than (a) any successors and permitted assigns of the parties under Section 12.3 (who are intended third party beneficiaries of this Agreement), (b) the then former stockholders of the Company and their respective successors, assigns, heirs, beneficiaries, legatees and legal representatives (who are intended third party beneficiaries of Section 6.7(c) and shall have the right to enforce Section 6.7(c) in accordance with its terms), (c) the Indemnified Directors or Officers and their respective successors, assigns, heirs, beneficiaries, legatees and legal representatives (who are intended third party beneficiaries of Section 6.9 and shall have the right to enforce Section 6.9 in accordance with its terms), (d) the Equityholders and their respective successors, assigns, heirs, beneficiaries, legatees and legal representatives (who are intended beneficiaries of Section 3.5, Section 3.7 and Article IX and shall have the right to enforce Section 3.5, Section 3.7 and Article IX, but if and only if the Closing shall have occurred) and (f) the Financing Sources (who are intended beneficiaries of Sections 8.3(b), 12.4, 12.5, 12.11 and this 12.15 and shall have the right to enforce Sections 8.3(b), 12.4, 12.5, 12.11 and this 12.15).

Section 12.16    No Plan Amendments.  Nothing in this Agreement shall be deemed to constitute an amendment to any Company Plan or to any employee benefit plan of Purchaser or any of its Affiliates.

Section 12.17    Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party based on any claim that such party or counsel to such party drafted this Agreement or any provision hereof.  Unless otherwise expressly specified in this Agreement:

(a)           the words “hereof”, “hereby”, “herein” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)           the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)           the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)           references in this Agreement to a “party” means Purchaser, Acquisition Subsidiary, the Company or the Equityholder Representative and to the “parties” means Purchaser, Acquisition Subsidiary, the Company and the Equityholder Representative;

(e)           the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(f)           references in this Agreement to a Person shall include the successors and assigns thereof;

(g)           references in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement;

(h)           references to any Contract in this Agreement are to that Contract as amended and modified from time to time in accordance with the terms and conditions thereof;

(i)           all references to payments in this Agreement shall be payments in U.S. dollars;

(j)           all references to materials in this Agreement, including any report, record, file or other document, shall, in each case, include any form or medium of such materials (including electronic form);

(k)           the phrase “in the ordinary course of business” is deemed to be followed by the phrase “consistent with past practice”; and

(l)           any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement.

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IN WITNESS WHEREOF, Purchaser, Acquisition Subsidiary, the Company and the Equityholder Representative (solely in its capacity as Equityholder Representative) have entered into this Agreement as of the date first written above.

PURCHASER:

AKORN, INC.

By: /s/ Raj Rai
Name: Raj Rai
Title: Chief Executive Officer

ACQUISITION SUBSIDIARY:

AKORN ENTERPRISES II, INC.

By: /s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi
Title: Secretary

THE COMPANY:

VPI HOLDINGS CORP.

By: /s/ Kevin Connelly
Name: Kevin Connelly
Title: Chief Executive Officer

EQUITYHOLDER REPRESENTATIVE
(solely in such capacity):

TAILWIND MANAGEMENT LP
By: Tailwind Capital Group LLC, as general partner

By: /s/ Geoffrey S. Raker
Name: Geoffrey S. Raker
Title: Managing Director

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